Exhibit 10.1

Form Version

STOCK AND ASSET PURCHASE AGREEMENT

between

BRISTOL-MYERS SQUIBB COMPANY

and

CIDRON HEALTHCARE LIMITED

Dated as of May 2, 2008

i

Exhibit A	Form of International Asset Purchase Agreement
Exhibit B	Form of International Stock Purchase Agreement
Exhibit C	Form of Transitional Services Agreement
Exhibit D	Form of Technology License Agreement
Exhibit E	2007 Balance Sheet Working Capital Amount
Exhibit F	Form of Plastibase License Agreement
Exhibit G	Form of Plastibase Supply Agreement
Exhibit H	Form of Plastibase Trademark License Agreement
Exhibit I	Form of ITO Services Agreement

v

STOCK AND ASSET PURCHASE AGREEMENT dated as of May 2, 2008 (this “Agreement”), between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“Seller”), and CIDRON HEALTHCARE LIMITED, a Jersey limited company (“Purchaser”).

Seller desires to sell, and Purchaser desires to purchase, the ConvaTec business of Seller, the Selling Affiliates (such term and each other defined term used but not otherwise defined in this Agreement having the meaning given it in Section 12.07(b)) and the Transferred Entities, as conducted on the date hereof consisting of (i) the manufacture, distribution, marketing and sale of the Products (and any other products resulting from the research, development, products design and related activities described in clause (ii) below) and (ii) the research, development, products design and related activities of Seller, the Selling Affiliates and the Transferred Entities to the extent related solely to the Products and such other wound and professional skin care products for wound care (excluding any pharmaceutical, over-the-counter or other dermatological or skin care products manufactured, distributed, marketed or sold in connection with any business of Seller and its controlled Affiliates other than the ConvaTec business) and related supplies and accessories, ostomy systems and devices and related supplies and accessories and acute fecal incontinence systems and devices and related supplies and accessories (including, in each case, any adjacent technologies) as are in development as of the date hereof or on the Closing Date (the “Business”).

Seller or a Selling Affiliate is the direct owner of the equity interests set forth opposite its name in each of the entities set forth above Seller or such Selling Affiliate’s name in Section B of the Seller Disclosure Schedule (such entities are collectively referred to as the “Purchased Companies” and such equity interests are collectively referred to as the “Purchased Companies’ Equity Interests”).

Each applicable Purchased Company is directly the owner of the equity interests set forth opposite its name in each of the entities listed above such Purchased Company’s name in Section B of the Seller Disclosure Schedule (such entities are collectively referred to as the “Purchased Company Subsidiaries” and such equity interests are collectively referred to as the “Purchased Company Subsidiaries’ Equity Interests”).

Seller, the Selling Affiliates, the Purchased Companies and the Purchased Company Subsidiaries conduct the Business (the Purchased Companies and the Purchased Company Subsidiaries are collectively referred to as the “Transferred Entities”).

At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller and each of the Selling Affiliates desire to sell and transfer to Purchaser, and Purchaser desires to purchase and accept from Seller and the Selling Affiliates, the Purchased Companies’ Equity Interests, the Acquired Assets and the Acquired Liabilities (the “Acquisition”).

Immediately after the Closing, Purchaser will (a) directly or indirectly own the Purchased Companies’ Equity Interests and the Acquired Assets, (b) be responsible for the Assumed Liabilities and (c) indirectly own the Purchased Company Subsidiaries’ Equity Interests (the Purchased Companies’ Equity Interests and the Purchased Company Subsidiaries’ Equity Interests are collectively referred to as the “Transferred Equity Interests”).

Accordingly, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of the Purchased Companies’ Equity Interests and the Acquired Assets

SECTION 1.01. Purchase and Sale. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause the Selling Affiliates to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and the Selling Affiliates all the right, title and interest of Seller and the Selling Affiliates in, to and under the Purchased Companies’ Equity Interests and the Acquired Assets for (i) the Purchase Price, payable and subject to adjustment as set forth in Article II, and (ii) Purchaser’s assumption of the Acquired Liabilities and its agreement to cause all Assumed Liabilities (including Assumed Liabilities that are not Acquired Liabilities) to be paid, performed and discharged when due, in each case in a manner consistent with Section 1.03 and without further recourse to Seller or its Affiliates (other than the Transferred Entities).

(b) The sale, transfer, assignment and delivery of the International Acquired Assets and the assumption of the International Assumed Liabilities of each International Selling Affiliate will be effected pursuant to a short-form asset purchase agreement (each, an “International Asset Purchase Agreement”). Each International Asset Purchase Agreement shall be in substantially the same form as the form of International Asset Purchase Agreement attached as Exhibit A, except (as Purchaser and Seller shall reasonably agree) for (i) the deletion of provisions which are inapplicable to such Selling Affiliate, or the International Acquired Assets and the International Assumed Liabilities covered by such International Asset Purchase Agreement, (ii) such changes as may be necessary to satisfy the requirements of applicable local Law, (iii) such changes as may be reasonably agreed upon by Seller and Purchaser regarding employees and employee benefits matters in order to adapt such International Asset Purchase Agreement to the particular circumstances of the relevant Selling Affiliate and country; provided that such changes shall be consistent with the principles underlying the corresponding provisions of this Agreement and (iv) such other changes as may be reasonably agreed by Seller and Purchaser.

(c) The purchase and sale of the International Transferred Shares of each International Purchased Company will be effected, if required under applicable Law, pursuant to a short-form stock purchase agreement (each, an “International Stock Purchase Agreement”) in substantially the same form as the form of International Stock Purchase Agreement attached as Exhibit B, except (as Purchaser and Seller shall reasonably agree) for (i) the deletion of provisions which are inapplicable to the relevant Selling Affiliate or Transferred Equity Interests, (ii) such changes as may be necessary to satisfy the requirements of applicable local Law, (iii) such changes as may be reasonably agreed upon by Seller and Purchaser regarding employees and employee benefits matters in order to adapt such agreement to the particular circumstances of the relevant Selling Affiliate, Transferred Entity and country or countries in which they operate; provided that such changes shall be consistent with the principles underlying the corresponding provisions of this Agreement and (iv) such other changes as may be reasonably agreed by Seller and Purchaser.

(d) Upon the terms and subject to the conditions set forth in this Agreement, between the date hereof and immediately prior to the Closing, at Seller’s sole cost and expense, Seller shall, and shall cause its Affiliates (including the Transferred Entities) to, make such contributions, transfers, assignments and acceptances, such that, upon the consummation of such contributions, transfers, assignments and acceptances, Seller or its designees shall own the Excluded Assets and shall be solely responsible for the Excluded Liabilities, without further recourse to or any Liability of Purchaser or its Affiliates (including any Transferred Entity); provided that Seller shall provide Purchaser with notice and a description with reasonable particularity of any material contributions, transfers, assignments and acceptances. In furtherance of the foregoing, (i) Seller shall retain, and neither Purchaser nor any of its Affiliates (including any Transferred Entity) shall acquire, and no Transferred Entity shall retain, any interest in the Excluded Assets and (ii) Seller shall retain, and neither Purchaser nor any of its Affiliates (including any Transferred Entity) shall assume, and no Transferred Entity shall retain, any Excluded Liability.

SECTION 1.02. Acquired Assets. (a) The term “Acquired Assets” means all of Seller’s and the Selling Affiliates’ right, title and interest in, to and under those certain assets set forth below:

(i) (A) the fee-owned real property, leaseholds, subleaseholds and other interests in real property of Seller and the Selling Affiliates that are used solely in, or that relate solely to, the operation or conduct of the Business, including the real property, leaseholds, sublease holds and other interests listed in Section 1.02(a)(i)(A) of the Seller Disclosure Schedule, in each case together with the right, title and interest in all buildings, improvements and fixtures thereon and all other appurtenances thereto (the “Transferred Real Property”) and (B) all Contracts (including any options to purchase or renew any Transferred Real Property) relating solely to the Transferred Real Property to which Seller or any such Selling Affiliate is a party or by which the Transferred Real Property is bound, including those set forth in Section 1.02(a)(i)(B) of the Seller Disclosure Schedule (the “Transferred Real Property Contracts”);

(ii) all tangible personal property and interests therein, including machinery, equipment, furnishings and vehicles (“Personal Property”), of Seller and the Selling Affiliates listed in Section 1.02(a)(ii) of the Seller Disclosure Schedule and all other Personal Property that on the Closing Date is located on the Transferred Real Property (including all laptops, desktops and associated computer hardware, including any external storage devices and storage media, held by Seller or the Selling Affiliates that on the Closing Date are used solely in the operation or conduct of the Business), and all other Personal Property of Seller and the Selling Affiliates that on the Closing Date is used or held for use solely in the operation or conduct of the Business, in each case excluding the Excluded Personal Property (the “Transferred Personal Property”);

(iii) the following Intellectual Property (the “Transferred Intellectual Property”):

(A) the Patents of Seller and the Selling Affiliates used solely in the operation or conduct of the Business, including those identified in Section 1.02(a)(iii)(A) of the Seller Disclosure Schedule;

(B) the Trademarks of Seller and the Selling Affiliates used solely in the operation or conduct of the Business, including those identified in Section 1.02(a)(iii)(B) of the Seller Disclosure Schedule;

(C) the Copyrights of Seller and the Selling Affiliates used solely in the operation or conduct of the Business, including those identified in Section 1.02(a)(iii)(C) of the Seller Disclosure Schedule;

(D) all Unregistered Intellectual Property of Seller and the Selling Affiliates that is used solely in the operation or conduct of the Business; and

(E) all Technology of Seller and the Selling Affiliates that is used solely in, or that arises solely out of, the operation or conduct of the Business, including the Technology identified in Section 1.02(a)(iii)(E) of the Seller Disclosure Schedule, to the extent transferable in light of practical (but not legal or contractual) considerations;

(iv) all Inventory of Seller and the Selling Affiliates that is used or held for use solely in, or that arises solely out of, the operation or conduct of the Business (collectively, the “Transferred Inventory”);

(v) all Accounts Receivable of Seller and the Selling Affiliates to the extent arising solely out of the operation or conduct of the Business (the “Transferred Accounts Receivable”);

(vi) all credits, prepaid expenses, deferred charges, deposits and prepaid items (including any prepaid rents and security deposits related to Transferred Real Property) (“Miscellaneous Rights”) of Seller and the Selling Affiliates that are used solely in, or that arise solely out of, the operation or conduct of the Business (the “Transferred Miscellaneous Rights”);

(vii) all contracts, leases or subleases, indentures, licenses, agreements, commitments, and all other legally binding arrangements, whether written or oral (each, a “Contract”), other than Transferred Real Property Contracts, to which Seller or any of the Selling Affiliates is a party or by which any Acquired Asset is bound that are used solely in, or that relate solely to, the operation or conduct of the Business, including the Contracts set forth in Section 4.11(a) of the Seller Disclosure Schedule (the “Transferred Contracts”);

(viii) the Cash and other assets of the Benefit Plans expressly required to be transferred to Purchaser pursuant to Article IX, or of the Benefit Plans sponsored or maintained by any Transferred Entity and whose assets are held by such Transferred Entity (the “Transferred Plan Assets”);

(ix) all Permits of Seller and the Selling Affiliates that are used solely in the operation or conduct of the Business (the “Transferred Permits”);

(x) all Environmental Permits of Seller and the Selling Affiliates that are used solely in the operation or conduct of the Business (other than the Excluded Environmental Permits listed on Section 4.17(ii) of the Seller Disclosure Schedule and identified under the heading “Excluded Environmental Permits”) (the “Transferred Environmental Permits”);

(xi) all rights, claims, counter-claims, defenses and credits, including and in respect of all guarantees, warranties, indemnities and similar rights (“Other Rights”), in favor of Seller and the Selling Affiliates, to the extent relating solely to the Business or solely to any Assumed Liability (the “Transferred Other Rights”);

(xii) all books of account, ledgers, general, financial and accounting records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals, laboratory books, batch records and stability studies, preclinical, clinical and marketing studies and customer and supplier correspondence and all other historical records and data (in all cases, in any form or medium) (“Records”) of Seller and the Selling Affiliates that are used solely in, or that arise solely out of, the operation or conduct of the Business in each case to the extent transferable in light of legal and practical considerations (the “Transferred Records”);

(xiii) all goodwill to the extent solely related to the Business, the Acquired Assets, the Transferred Entities, the Brands and the Products;

(xiv) to the fullest extent permitted by applicable Law, all Personnel Records (or copies of Personnel Records) of the Transferred Employees; and

(xv) all other assets used solely in the operation or conduct of the Business and not enumerated in clauses (i) through (xiv) above.

Notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include (i) any properties, assets, goodwill and rights of Seller and its Affiliates of whatever kind and nature, real, personal or mixed, tangible or intangible that are not used solely in, or that do not arise solely out of, the operation or conduct of the Business, including the BMS Names or (ii) any Excluded Assets.

(b) The term “Excluded Assets” means:

(i) all Cash of Seller and its Affiliates (other than the Transferred Entities);

(ii) all Accounts Receivable other than the Transferred Accounts Receivable;

(iii) all Cash and other assets of or relating to any employee benefit plan, program or arrangement or related trust in which any employees of Seller or its Affiliates participate (including the Benefit Plans and related trusts), other than the Transferred Plan Assets;

(iv) all Other Rights of Seller or any of its Affiliates to the extent relating to any Excluded Asset or any Excluded Liability, including any such Other Rights arising under insurance policies in favor of Seller and its Affiliates in respect of any other Excluded Asset or any Excluded Liability;

(v) any refund or credit of Taxes attributable to any Pre-Closing Tax Period;

(vi) all insurance policies and insurance contracts insuring the Business, the Acquired Assets or the Transferred Entities, together with any claim, action or other right Seller or any of its Affiliates may have for insurance coverage under any past and present policies and insurance contracts insuring the Business, the Acquired Assets or the Transferred Entities, in each case including any proceeds received from any such policy or contract prior to, on or after the Closing Date;

(vii) any assets used by Seller or any of its Affiliates (other than those owned by the Transferred Entities) to provide services to Purchaser and its Affiliates pursuant to the Transitional Services Agreement; provided that following the termination of the Transitional Services Agreement, any such assets that would be Acquired Assets but for this Section 1.02(b)(vii) shall be deemed thereafter to be Acquired Assets and shall be transferred to Purchaser;

(viii) all rights of Seller and its Affiliates under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement;

(ix) the Personal Property listed on Section 1.02(b)(ix) of the Seller Disclosure Schedule (the “Excluded Personal Property”);

(x) all proprietary materials used for Seller’s and its Affiliates’ human resource program and supporting documentation thereto; and

(xi) the following Records:

(A) Records to the extent relating to any Excluded Asset or Excluded Liability;

(B) original Tax Returns or work papers relating to Tax;

(C) copies of Tax Returns or work papers relating to Tax to the extent they do not relate to the Acquired Assets or the Assumed Liabilities;

(D) Records prepared in connection with the transactions contemplated by this Agreement, including bids received from other parties and analyses relating to the Business; and

(E) file copies of the Records retained by Seller.

(c) To the extent that (i) Technology of Seller and the Selling Affiliates is not Transferred Intellectual Property solely to the extent it is not transferred to Purchaser pursuant to

Section 1.02(a)(iii)(E) due to practical considerations, Seller shall not, and shall cause its Affiliates not to, object to Purchaser or its Affiliates use of such Technology or (ii) Records of Seller and the Selling Affiliates are not Transferred Records solely to the extent it is not transferred to Purchaser pursuant to Section 1.02(a)(xii) due to legal or practical considerations, upon Purchaser’s request, Seller shall, or shall cause its Affiliates to, provide Purchaser reasonable access to such Records to the extent permitted under applicable Law.

SECTION 1.03. Assumed Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall (i) from and after the Closing cause the Transferred Entities to pay, perform and discharge when due, any and all of their liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued (collectively, “Liabilities”) and (ii) assume, effective as of the Closing, and from and after the Closing Purchaser shall pay, perform and discharge, or cause to be paid, performed and discharged when due, all of the following Liabilities of Seller and its Affiliates (other than the Transferred Entities), excluding the Excluded Liabilities (all the foregoing, collectively, the “Assumed Liabilities”), in each case, except to the extent (and only to the extent) provided in Article X, without further recourse to Seller or its Affiliates (other than the Transferred Entities):

(i) all Liabilities to the extent (and only to the extent) arising out of or relating to Seller and its Affiliates (including the Transferred Entities) at any time being the owner or occupant of, or the operator of the activities conducted at, any Owned Property or any Leased Property, whether arising prior to, on or after the Closing Date;

(ii) all Environmental Liabilities to the extent (and only to the extent) arising out of or relating to the operation or conduct of the Business, the Transferred Entities or the Acquired Assets or the ownership, sale or lease of any of the Acquired Assets or the ownership or sale of the Transferred Entities, whether arising prior to, on or after the Closing Date;

(iii) all Liabilities under or otherwise to the extent (and only to the extent) arising out of or relating to the Transferred Real Property Contracts or the Transferred Contracts or any Contract to which a Transferred Entity is a party or by which its assets are bound (including all Liabilities arising out of or relating to any termination or announcement or notification of an intent to terminate any such Contract), whether arising prior to, on or after the Closing Date;

(iv) all Accounts Payable to the extent (and only to the extent) arising out of or relating to the operation or conduct of the Business, the Transferred Entities or the Acquired Assets or the ownership, sale or lease of any of the Acquired Assets or the ownership or sale of the Transferred Entities, whether arising prior to, on or after the Closing Date (the “Assumed Accounts Payable”);

(v) all Liabilities under or otherwise to the extent (and only to the extent) arising out of or relating to the Transferred Permits, the Transferred Environmental Permits or any Permit or Environmental Permit held by a Transferred Entity, whether arising prior to, on or after the Closing Date;

(vi) all Liabilities in respect of any lawsuits, claims, actions or proceedings to the extent (and only to the extent) arising out of or relating to the operation or conduct of the Business, the Transferred Entities or the Acquired Assets or the ownership, sale or lease of any of the Acquired Assets or the ownership or sale of the Transferred Entities, whether arising prior to, on or after the Closing Date (including any Liabilities to the extent (and only to the extent) relating to any product liability, consumer protection, consumer fraud, breach of warranty or similar claim for injury to person or property, but excluding the Retained Litigation Liabilities);

(vii) all Liabilities to the extent (and only to the extent) arising out of or relating to the return (including any return based on breach of warranty) of, or refund, adjustment, allowance, rebate or exchange in respect of, the Products or any other products marketed and/or sold under the Brands, whether arising prior to, on or after the Closing Date;

(viii) all Taxes to the extent (and only to the extent) arising out of, relating to or in respect of the Acquired Assets for any Post-Closing Tax Period other than Taxes for which Seller is liable under Section 10.03(a);

(ix) all Liabilities (other than any Liabilities to the extent (and only to the extent) arising out of or relating to exposure prior to, on or after the Closing of any Business Employee, Former Business Employee, Transferred Employee or former employee or independent contractor of the Transferred Entities or the Business to Hazardous Materials) to the extent (and only to the extent) arising out of or relating to employment, compensation, employee benefits, severance or termination of any Business Employee, Former Business Employee or Transferred Employee and their respective dependents and beneficiaries, whether arising prior to, on or after the Closing Date and including any Liabilities that Purchaser is expressly required to assume under Article IX, except any Liabilities that Seller is expressly required to retain under Article IX;

(x) all Liabilities to the extent (and only to the extent) arising from the sale from and after the Closing of (i) Products or (ii) any other products incorporating the Brands, in each case as a result of such Products or other products bearing the Seller’s National Drug Code number; and

(xi) all other Liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, to the extent (and only to the extent) arising out of or relating to the operation or conduct of the Business, the Transferred Entities or the Acquired Assets or the ownership, sale or lease of any of the Acquired Assets or the ownership or sale of the Transferred Entities, whether arising prior to, on or after the Closing Date, including any Liabilities arising out of or relating to any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

(b) Notwithstanding any other provision of this Agreement, Purchaser shall not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by Seller and its Affiliates (other than the Transferred Entities). The term “Excluded Liability” means the following Liabilities of Seller and its Affiliates (other than the Transferred Entities):

(i) all Liabilities to the extent (and only to the extent) arising out of or relating to any Excluded Asset;

(ii) any Tax (A) to the extent (and only to the extent) arising out of, relating to or in respect of the Acquired Assets for any Pre-Closing Tax Period or (B) of Seller or any Selling Affiliates, other than any Tax for which Purchaser is responsible pursuant to Section 10.03(b);

(iii) any Liabilities to the extent (and only to the extent) arising out of or relating to the litigation identified on Section 1.03(b)(iii) of the Seller Disclosure Schedule (the “Retained Litigation Liabilities”);

(iv) any Indebtedness of Seller or any Selling Affiliate; and

(v) all Liabilities that Seller is expressly required to retain under Article IX.

(c) Each of Purchaser’s and Seller’s obligations under this Section 1.03 (and related rights to indemnification under Article X) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Other Transaction Document or any right or alleged right to indemnification hereunder. It is expressly understood and agreed that notwithstanding the foregoing or anything in this Agreement or in any Other Transaction Document to the contrary, the parties’ right to indemnification under Article X or elsewhere in this Agreement or in any Other Transaction Document shall in no way be limited, impaired or superceded because a Liability that gives rise to a claim for indemnification under Article X or elsewhere in this Agreement or in any Other Transaction Document may otherwise constitute an Assumed Liability or a Retained Liability, as the case may be, and that Purchaser or Seller, as the case may be, shall be entitled to pursue all rights and remedies in respect of any such Liability as set forth in this Agreement or any applicable Other Transaction Document.

SECTION 1.04. Risk of Loss. Until the Closing, any loss of or damage to the assets of the Transferred Entities or the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller or the Selling Affiliates, as applicable. At the Closing, title to the Purchased Companies’ Equity Interests and the Acquired Assets shall be transferred to Purchaser, and Purchaser shall thereafter bear all risk of loss associated with the assets of the Transferred Entities and the Acquired Assets and be solely responsible for procuring adequate insurance to protect the assets of the Transferred Entities and the Acquired Assets against any such loss.

SECTION 1.05. Consents of Third Parties. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, directly or indirectly, any asset (including any Contract, Permit or Environmental Permit), claim or right, or any benefit arising under or resulting from such asset, claim or right, if an attempted direct or indirect assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, claim or right or would in any way adversely affect the contractual rights of Seller, any Selling Affiliate or the Transferred Entities or, upon transfer, Purchaser under such asset, claim or right. If any direct or indirect transfer or assignment by Seller, any Selling Affiliate or any Transferred Entity to, or any direct or indirect assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset, claim or right requires the consent of a third party, then such transfer, assignment or assumption shall be made subject to such consent being obtained.

(b) If any such consent referred to in Section 1.05(a) (including any such consent necessary or required in order for Seller and its Affiliates to comply with and be able to perform in accordance with the terms of the Transitional Services Agreement and any consent required by any Governmental Entity to the transfer of Business Employees to Purchaser or an Affiliate of Purchaser) is not obtained prior to the Closing, the Closing shall nonetheless take place and, thereafter, Seller and the Selling Affiliates, on the one hand, and Purchaser, on the other hand, shall cooperate in any lawful and reasonable arrangement reasonably proposed by Purchaser (not including the payment of any consideration) under which Purchaser shall obtain the economic claims, rights and benefits under, and shall bear all the costs, liabilities and burdens with respect to, the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement; provided that Purchaser shall pay or satisfy all the costs, expenses, obligations and liabilities incurred by Seller or the Selling Affiliates in connection with any such alternative arrangements (other than legal fees incurred by Seller and the Selling Affiliates in connection with documenting and negotiating such arrangement, which shall be borne by Seller). This Section 1.05(b) does not relate to the transfer of Permits and Environmental Permits, which are addressed solely by Section 8.02(c).

SECTION 1.06. Refunds and Remittances. (a) Received by Seller or the Selling Affiliates. After the Closing, if Seller or any of its Affiliates receives (i) any refund or other amount which is an Acquired Asset or is otherwise properly due and owing to Purchaser or any of its Affiliates (including the Transferred Entities) in accordance with the terms of this Agreement or (ii) any refund or other amount which is related to claims or other matters for which Purchaser or any of its Affiliates (including the Transferred Entities) is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser or any of its Affiliates (including the Transferred Entities) in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 12.06(a).

(b) Received by Purchaser or its Affiliates. After the Closing, if Purchaser or any of its Affiliates receives (i) any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of the Selling Affiliates in accordance with the terms of this Agreement or (ii) any refund or other amount which is related to claims or other matters for which Seller is responsible hereunder, and which amount is not an Acquired Asset, or is otherwise properly due and owing to Seller or any of the Selling Affiliates in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to Seller at the address set forth in Section 12.06(b).

ARTICLE II

Closing; Purchase Price Adjustment

SECTION 2.01. Closing. (a) The closing of the Acquisition (the “Closing”) shall be held at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York, at 10:00 a.m., New York City time, on the date specified by the parties, which shall be no later than the third (3rd) business day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article III (other than satisfaction or, to the extent permitted by applicable Law, waiver of conditions that by their nature are to be satisfied at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), or at such other place, time and date as shall be agreed between Purchaser and Seller. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date”. The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date; provided that with respect to determining Closing Working Capital, Retained Cash and Closing Indebtedness, the Closing in each legal jurisdiction shall be deemed to be effective as of 12:01 a.m. in such jurisdiction on the Closing Date.

(b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i) a certificate or certificates representing the Purchased Companies’ Equity Interests, duly endorsed by Seller or the applicable Selling Affiliate for transfer to Purchaser (or one or more wholly-owned subsidiaries of Purchaser), with appropriate transfer stamps, if any, affixed, and its counterpart of each International Stock Purchase Agreement for each International Purchased Company, duly executed by an authorized officer of Seller or the applicable Selling Affiliate;

(ii) such instruments of sale, assignment, transfer and conveyance (including a counterpart of each International Asset Purchase Agreement) as may be reasonably requested by Purchaser (or one or more wholly-owned subsidiaries of Purchaser) to effect or evidence the transfer of the Acquired Assets and the Assumed Liabilities to Purchaser, in each case duly executed by an authorized officer of Seller or the applicable Selling Affiliate;

(iii) a counterpart of each IP Assignment Document, duly executed by an authorized officer of Seller or the applicable Selling Affiliate;

(iv) a counterpart of the Transitional Services Agreement, duly executed by an authorized officer of Seller;

(v) a counterpart of the Technology License Agreement, duly executed by an authorized officer of Seller;

(vi) a counterpart of the Plastibase License Agreement, duly executed by an authorized officer of Seller;

(vii) a counterpart of the Plastibase Supply Agreement, duly executed by an authorized officer of Seller;

(viii) a counterpart of the Plastibase Trademark License Agreement, duly executed by an authorized officer of Seller;

(ix) a counterpart of the ITO Services Agreement, duly executed by an authorized officer of Seller; and

(x) the certificate required to be delivered under Section 3.01(a); and

(xi) all stock record books and minute books of each of the Transferred Entities to the extent not in the possession of any such Transferred Entity.

(c) At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(i) by wire transfer to a bank account or accounts designated in writing by Seller at least two (2) business days prior to the Closing Date, immediately available funds in an amount equal to the Purchase Price plus or minus an estimate, prepared by Seller in good faith and delivered to Purchaser at least two (2) business days prior to the Closing Date, of any adjustment to the Purchase Price under Section 2.02(c) (the Purchase Price plus or minus such estimate of any such adjustment under Section 2.02(c) is hereinafter referred to as the “Closing Date Amount”);

(ii) a counterpart of each International Stock Purchase Agreement, duly executed by an authorized officer of Purchaser;

(iii) such instruments of sale, assignment, transfer and conveyance (including its counterpart of each applicable International Asset Purchase Agreement) as Seller or the Selling Affiliates may reasonably request to effect or evidence the purchase of the Acquired Assets and the assumption of the Acquired Liabilities by Purchaser, in each case duly executed by an authorized officer of Purchaser;

(iv) a counterpart of each IP Assignment Document, duly executed by an authorized officer of Purchaser;

(v) a counterpart of the Transitional Services Agreement, duly executed by an authorized officer of Purchaser;

(vi) a counterpart of the Technology License Agreement, duly executed by an authorized officer of Purchaser;

(vii) a counterpart of the Plastibase License Agreement, duly executed by an authorized officer of Purchaser;

(viii) a counterpart of the Plastibase Supply Agreement, duly executed by an authorized officer of Purchaser;

(ix) a counterpart of the Plastibase Trademark License Agreement, duly executed by an authorized officer of Purchaser;

(x) a counterpart of the ITO Services Agreement, duly executed by an authorized officer of Purchaser; and

(xi) the certificate required to be delivered under Section 3.02(a).

SECTION 2.02. Post-Closing Purchase Price Adjustment. (a) Within ninety (90) days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Statement”) setting forth (i) Working Capital as of the effective time of the Closing on the Closing Date (“Closing Working Capital”) determined in a manner consistent and in accordance with the Working Capital Principles, (ii) Retained Cash and (iii) Indebtedness of the Transferred Entities as of the effective time of the Closing on the Closing Date (“Closing Indebtedness”). For purposes of preparing the Statement, the determination of Inventory shall be based on the amounts recorded in the books and records of the Business as of such time in accordance with the Working Capital Principles.

(b) During the forty-five (45)-day period following Purchaser’s receipt of the Statement, Purchaser and its independent auditors shall be permitted to review the working papers of Seller relating to the Statement. The Statement shall become final and binding upon the parties on the forty-fifth (45th) day following delivery thereof, unless Purchaser gives written notice to Seller of its disagreement with the Statement (a “Notice of Disagreement”) prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) include only disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 2.02 or Retained Cash or Closing Indebtedness not being calculated in accordance with the provisions of this Agreement and (iii) specify the amount that Purchaser reasonably believes is the correct amount of the Closing Working Capital, Retained Cash and/or Closing Indebtedness based on the disagreements set forth in the Notice of Disagreement, including a reasonably detailed description of the adjustments applied to the Statement in calculating such amount. If the Notice of Disagreement is received by Seller in a timely manner, then the Statement (as revised in accordance with this Section 2.02) shall become final and binding on the parties on the earlier of (i) the date Seller and Purchaser resolve in writing all differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date all disputed matters are finally resolved in writing by the Accounting Firm. During the forty-five (45)-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement and agree on a final determination of Closing Working Capital, Retained Cash and/or Closing Indebtedness. During such period, Seller and its independent auditors shall be permitted to review the working papers of Purchaser and its independent auditors relating to the Notice of Disagreement; provided that Seller and its advisors, including its independent auditors, shall have executed all release letters reasonably requested by Purchaser’s independent auditors in connection therewith. At the end of such forty-five (45)-day period, if no agreement on Closing Working Capital, Retained Cash and Closing Indebtedness has been reached, Seller and Purchaser shall submit to a nationally recognized independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. The Accounting Firm shall be the New York office of Ernst & Young LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing or, if the parties are unable to so agree in writing within ten (10) days after the end of such forty-five (45)-day period, then Purchaser and Seller shall each select such a firm and such firms shall jointly select a third nationally recognized independent public accounting firm to resolve the disputed matters. The parties shall jointly instruct the Accounting Firm that it (i) shall review only the matters that were properly included in the Notice of Disagreement and which remain in dispute, (ii) shall make its determination in accordance with the requirements of this Section 2.02 and (iii) shall render its written decision as promptly as practicable but in no event later than forty-five (45) days after submission to the Accounting Firm of all matters in dispute. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 2.02(b). The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.02 shall be borne by Purchaser and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees, costs and expenses of Seller incurred in connection with its preparation of the Statement, its review of any Notice of Disagreement and its preparation of its written brief submitted to the Accounting Firm shall be borne by Seller, and the fees, costs and expenses of Purchaser incurred in connection with its review of the Statement, its preparation, review and certification of the Notice of Disagreement and its preparation of its written brief submitted to the Accounting Firm shall be borne by Purchaser.

(c) The Purchase Price shall be (i) increased by the amount by which (A) Closing Working Capital exceeds (B) the sum of $156,900,000 (the “2007 Balance Sheet Working Capital Amount”) and $40,000,000 (such sum, the “Target Working Capital”), and the Purchase Price shall be decreased by the amount by which Closing Working Capital is less than the Target Working Capital, (ii) increased by the amount of Retained Cash, if any, and (iii) decreased by the amount of the Closing Indebtedness, if any. Notwithstanding the foregoing provisions of this Section 2.02(c), no adjustment to the Purchase Price pursuant to this Section 2.02(c) shall be made unless such adjustment would exceed $1,000,000; provided, however, that if such payment would exceed $1,000,000, then the full amount of such adjustment shall be made. The Purchase Price as adjusted pursuant to this Section 2.02(c) shall hereinafter be referred to as the “Final Purchase Price”. If the Closing Date Amount is less than the Final Purchase Price, Purchaser shall, and if the Final Purchase Price is less than the Closing Date Amount, Seller shall, within ten (10) business days after the Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the Prime Rate from (and including) the Closing Date to (but not including) the date of payment.

(d) The term “Working Capital” means Current Assets minus Current Liabilities. The term “Current Assets” means without duplication (i) the receivables (net of allowances), net inventories, prepaid expenses and other current assets of the Transferred Entities and (ii)(A) the receivables, net of allowances, of Seller and its Affiliates arising out of or related to the Business (but only to the extent included in the Transferred Accounts Receivable), (B) the inventories, net of reserves of Seller and its Affiliates arising out of or related to the Business (but only to the extent included in Transferred Inventory), (C) the prepaid expenses of Seller and its Affiliates arising out of or related to the Business (but only to the extent included in the Transferred Miscellaneous Rights) and (D) the other current assets of Seller and its Affiliates arising out of or related to the Business (but only to the extent included in the Acquired Assets), in each case calculated in the same manner, using the same methods and, to the extent applicable, the same foreign currency exchange rates, as the corresponding line item from the 2007 Balance Sheet Working Capital Amount set forth on Exhibit E hereto. The term “Current Liabilities” means (i) the accounts payable, accrued expenses, accrued compensation, and accrued rebates and returns of the Transferred Entities, and (ii)(A) the accounts payable of Seller and its Affiliates arising out of or related to the Business (but only to the extent included in the Assumed Accounts Payable), (B) the accrued expenses of Seller and its Affiliates arising out of or related to the Business (but only to the extent included in the Assumed Liabilities), (C) the accrued compensation of Seller and its Affiliates arising out of or related to the Business (but only to the extent included in the Assumed Liabilities), and (D) the accrued rebates and returns of Seller and its Affiliates arising out of or related to the Business (but only to the extent included in the Assumed Liabilities), in each case calculated in the same manner, using the same methods and, to the extent applicable, the same foreign currency exchange rates, as the corresponding line item from the 2007 Balance Sheet Working Capital Amount set forth on Exhibit E hereto. For the avoidance of doubt, (i) current assets and current liabilities relating to Cash other than Retained Cash, (ii) any assets or liabilities related to Taxes, (iii) any assets or liabilities to the extent related to intercompany receivables or payables, including intercompany interest, and (iv) any liabilities related to accrued restructuring expenses shall not be taken into account in determining Working Capital.

(e) Each line item of the Closing Working Capital (including any items excluded from Closing Working Capital) shall be calculated in the same manner, using the same methods and, to the extent applicable, the same foreign currency exchange rates, as the corresponding line item of the calculation of 2007 Balance Sheet Working Capital Amount (or item excluded from 2007 Balance Sheet Working Capital Amount) set forth on Exhibit E hereto was calculated, whether or not doing so is in accordance with U.S. GAAP, except as otherwise provided in Exhibit E hereto. The foregoing principles are referred to in this Agreement as the “Working Capital Principles”. The Purchase Price adjustment contemplated by this Section 2.02 can only be effected as intended by the parties if the calculation of the 2007 Balance Sheet Working Capital Amount and the Closing Working Capital is done in the same manner, using the same methods and, to the extent applicable, the same foreign currency exchange rates, except as otherwise provided in Exhibit E hereto. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether there were mathematical errors in the Statement, whether the calculation of the Closing Working Capital was done in accordance with the Working Capital Principles and whether Retained Cash or Closing Indebtedness were determined in accordance with their respective definitions, and the Accounting Firm is not to make any other determination, including any determination as to whether U.S. GAAP was followed in calculating the 2007 Balance Sheet Working Capital Amount, the Closing Working Capital, Retained Cash, Closing Indebtedness or the Statement or as to whether the 2007 Balance Sheet Working Capital Amount is correct. Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm in connection with its resolution of any dispute under this Section 2.02 shall not be admissible in evidence in any suit, action or other proceeding between the parties, other than to the extent necessary to enforce payment obligations under Section 2.02(c). Any items on or omissions from the 2007 Balance Sheet Working Capital Amount that are based upon errors of fact or mathematical errors shall be carried forward for purposes of calculating Closing Working Capital.

(f) Until the date on which the Statement shall become final and binding on the parties pursuant to Section 2.02(b), Purchaser agrees that following the Closing it shall preserve the accounting books and records of the Business on which the Statement is to be based and shall not take any actions with respect to such books and records that would obstruct, prevent or otherwise affect the procedures or the results of the procedures set forth in this Section 2.02 (including the amount of Closing Working Capital, Retained Cash or Closing Indebtedness or any amount included in the 2007 Balance Sheet Working Capital Amount or the Statement or the preparation of the Statement). Without limiting the generality of the foregoing no changes shall be made during such period in any reserve or other account existing as of the date of the Financial Statements, except as a result of events occurring after the date of the Financial Statements and, in such event, only in a manner consistent with the past practice of the Business.

(g) Until the date on which the Statement shall become final and binding on the parties pursuant to Section 2.02(b), Purchaser agrees that following the Closing it shall afford and cause to be afforded to Seller and any accountants, counsel or financial advisors retained by Seller in connection with the preparation of the Statement and any adjustment to the Purchase Price contemplated by this Section 2.02, access upon reasonable notice during normal business hours to the properties, books, contracts, personnel and records of the Business and Purchaser’s and its accountant’s work papers (provided that Seller and its advisors, including its independent auditors, have executed all release letters reasonably requested by Purchaser’s independent auditors in connection therewith) relevant to the preparation of the Statement and the adjustment contemplated by this Section 2.02, including any Notice of Disagreement, and shall provide Seller, upon Seller’s reasonable request and at Seller’s expense, with copies of any such books, contracts, records and work papers; provided, however, that such access shall not unreasonably disrupt the normal operations of Purchaser, its Affiliates, the Transferred Entities or the Business.

ARTICLE III

Conditions to Closing

SECTION 3.01. Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser) as of the Closing of the following conditions:

(a) Representations and Warranties; Covenants. (i) Each of the Fundamental Representations (other than the representations and warranties contained in Section 4.05(a)) and the representations and warranties contained in Section 4.15(a) to the extent not qualified as to “materiality” or “Seller Material Adverse Effect” shall be true and correct in all material respects and each of the Fundamental Representations to the extent so qualified by “materiality” or “Seller Material Adverse Effect” or contained in Section 4.05(a) shall be true and correct, in each case as of the effective time of the Closing as though made as of such time except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects or true and correct, as applicable, as of such earlier date) and (ii) all other representations and warranties of Seller made in this Agreement shall be true and correct (without giving effect to any “materiality”, “Seller Material Adverse Effect” or similar qualification) as of the effective time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), except for breaches as to matters that, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing. Seller shall have delivered to Purchaser a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing.

(b) No Injunctions or Restraints. No law (including common law), statute, rule, ordinance or regulation of a Governmental Entity (each, a “Law”), or judgment, executive order, stipulation, decree, legally binding agreement, temporary restraining order, preliminary or permanent injunction or other order (each, an “Injunction”) enacted, entered, promulgated, enforced or issued by, or executed with, any Federal, state, foreign, province, prefect, municipal or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority, subdivision, or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other regulatory, governmental or quasi-governmental authority (each, a “Governmental Entity”), or other legal restraint or prohibition preventing the Acquisition shall be in effect.

(c) Antitrust Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have expired or been terminated, the European Commission shall have issued a decision under Article 6(1)(b) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) of the EC Merger Regulation) declaring the Acquisition compatible with the EC Common Market and all other material filings and approvals under applicable foreign merger control or competition Laws shall have been made or obtained; provided that Seller and Purchaser agree that the approvals listed on Schedule 3.01(c) are not material.

(d) Other Transaction Documents. Seller shall have executed and delivered to Purchaser the Other Transaction Documents to which Seller is a party and each Affiliate of Seller shall have executed and delivered to Purchaser the Other Transaction Documents to which such Affiliate is specified to be a party.

(e) Withholding Tax Certificate. Seller and each Selling Affiliate shall have delivered to Purchaser a certificate in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code.

SECTION 3.02. Conditions to Obligation of Seller. The obligation of Seller to, or to cause its Affiliates to, effect the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller) as of the Closing of the following conditions:

(a) Representations and Warranties; Covenants. The representations and warranties of Purchaser made in this Agreement shall be true and correct (without giving effect to any “materiality”, “Purchaser Material Adverse Effect” or similar qualification) as of the effective time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, would not be reasonably likely to have a Purchaser Material Adverse Effect. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing. Purchaser shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Purchaser confirming the foregoing.

(b) No Injunctions or Restraints. No Law or Injunction enacted, entered, promulgated, enforced or issued by, or executed with, any Governmental Entity, or other legal restraint or prohibition preventing the Acquisition, shall be in effect.

(c) Antitrust Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated, the European Commission shall have issued a decision under Article 6(1)(b) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) of the EC Merger Regulation) declaring the Acquisition compatible with the EC Common Market and all other material filings and approvals under applicable foreign merger control or competition Laws shall have been made or obtained; provided that Seller and Purchaser agree that the approvals listed on Schedule 3.01(c) are not material.

(d) Other Transaction Documents. Purchaser shall have executed and delivered to Seller the Other Transaction Documents to which Purchaser is a party.

SECTION 3.03. Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article III to be satisfied if such failure was caused by such party’s material breach of this Agreement or such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 8.04.

ARTICLE IV

Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule attached hereto (the “Seller Disclosure Schedule”) (provided that the disclosure of an item in one section of the Seller Disclosure Schedule shall be deemed to be a disclosure in each section of the Seller Disclosure

Schedule and to apply to any other representation and warranty of Seller contained in this Agreement to the extent the relevance and applicability of such disclosure to such other section of the Seller Disclosure Schedule is reasonably apparent), Seller hereby represents and warrants to Purchaser as follows:

SECTION 4.01. Organization, Standing and Authority; Execution and Delivery; Enforceability. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Selling Affiliate is a legal entity, duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Seller has all requisite corporate and/or shareholder power and authority to (i) enter into this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby and (ii) cause the Selling Affiliates to convey the Transferred Equity Interests and Acquired Assets, as applicable. Each Selling Affiliate has all requisite corporate power and authority to enter into this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereby have been, and all corporate acts and other proceedings required to be taken by Seller and each of the Selling Affiliates to authorize the execution, delivery and performance of the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated thereby will be, prior to Closing, duly and properly taken.

(b) This Agreement has been duly executed and delivered by Seller and, prior to Closing, Seller and the Selling Affiliates will have duly executed and delivered each Other Transaction Document to which it is, or is specified to be, a party. Assuming that this Agreement has been duly authorized, executed and delivered by Purchaser, this Agreement constitutes, and, upon the due authorization, execution and delivery of the Other Transaction Documents by Purchaser, each Other Transaction Document will constitute, a legal, valid and binding obligation of Seller or the Selling Affiliates, as the case may be, enforceable against such person in accordance with its terms.

SECTION 4.02. No Conflicts; Consents. (a) The execution and delivery of this Agreement by Seller do not, and the execution and delivery of the Other Transaction Documents by Seller and the Selling Affiliates specified to be parties thereto will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Seller and the Selling Affiliates with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of, breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation, payment or acceleration of any obligation or to loss of a benefit under, or result in the creation of any liens, claims, encumbrances, security interests, options, charges, right of first refusal, easements, mortgages, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties or other restrictions of any kind (“Liens”) (other than Permitted Liens or Liens arising from acts of Purchaser or its Affiliates) upon any of the Acquired Assets or any properties or assets of any of the Transferred Entities under, any provision of (i) the Certificate of Incorporation or By-laws (or the comparable governing instruments) of Seller, any Selling Affiliate or any of the Transferred Entities, (ii) any Transferred Contract, Transferred Real Property Contract,

Transferred Entity Contract or any Contract set forth on Section 4.11 of the Seller Disclosure Schedule or (iii) any Injunction, or, subject to the matters referred to in paragraph (b) below, applicable Law, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect (without giving effect to clause (vii) of the definition thereof).

(b) No consent, waiver, approval, license, Permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller, any Selling Affiliate or any Transferred Entity in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings under the HSR Act and compliance with and filings and approvals under applicable foreign merger control or competition Laws, (ii) compliance with and such filings and notifications as may be required under applicable state property transfer Laws or Environmental Laws, including the New Jersey Industrial Site Recovery Act, (iii) those that may be required solely by reason of Purchaser’s or any Affiliate of Purchaser’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents, (iv) compliance with and filings under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, (v) compliance with and filings or notices required by the rules and regulations of the New York Stock Exchange and (vi) such consents, waivers, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect (without giving effect to clause (vii) of the definition thereof).

SECTION 4.03. Transferred Equity Interests. Seller or a Selling Affiliate has good and valid title to the applicable Purchased Companies’ Equity Interests set forth opposite Seller’s or such Selling Affiliate’s name in Section B of the Seller Disclosure Schedule, in each case free and clear of any Liens, and is the record and beneficial owner thereof. Each Purchased Company has good and valid title to the Purchased Company Subsidiaries’ Equity Interests set forth opposite such Purchased Company’s name in Section B of the Seller Disclosure Schedule, free and clear of all Liens, and is the record and beneficial owner thereof. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Purchased Companies’ Equity Interests, upon delivery to Purchaser at the Closing of certificates representing the Purchased Companies’ Equity Interests, duly endorsed by Seller or the applicable Selling Affiliate for transfer to Purchaser, and upon Seller’s receipt of the Closing Date Amount, good and valid title to the Purchased Companies’ Equity Interests will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its Affiliates.

SECTION 4.04. Organization, Standing and Documents of Transferred Entities. Section 4.04 of the Seller Disclosure Schedule sets forth the name and the jurisdiction of organization of each Transferred Entity. Each Transferred Entity is a legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization. Each Transferred Entity has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect. Each Transferred Entity is in good standing and duly qualified to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be in good standing or so qualified, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect. Seller has, prior to the date hereof, delivered or otherwise made available to Purchaser true and complete copies of the certificate of incorporation or bylaws (or similar organizational documents), each as amended to the date hereof, of each Transferred Entity. As of the Closing, none of the Fundamental Transferred Entities is in violation of the provisions of its certificate of incorporation or bylaws (or similar organizational documents). Any copies of minutes of meetings or written consents of stockholders (or other equityholders), board of directors (or similar body) and any committee thereof of each Fundamental Transferred Entity that has been provided by or on behalf of Seller to Purchaser accurately reflect in all material respects the substance of the applicable meetings or consents.

SECTION 4.05. Equity Interests in the Transferred Entities. (a) As of the date of this Agreement, there are not any outstanding bonds, debentures, notes or other indebtedness of any Transferred Entity having the right to vote (or that are convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of the Transferred Equity Interests may vote (“Transferred Entity Voting Debt”). As of the date of this Agreement, there are not any outstanding (i) warrants, options, convertible or exchangeable securities or other commitments or undertakings (other than this Agreement) (x) pursuant to which Seller, any Selling Affiliate or any Transferred Entity is or may become obligated to issue, deliver or sell any additional units of its equity interests or any security convertible into, or exchangeable for, any equity interest in any Transferred Entity or any Transferred Entity Voting Debt, or (y) pursuant to which Seller, any Selling Affiliate or any Transferred Entity is or may become obligated to issue, grant, extend or enter into any such warrant, option, right, unit, security, arrangement, commitment or undertaking.

(b) Section 4.05(b) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement and for each Transferred Entity, the number of authorized equity interests in such Transferred Entity, the number of outstanding equity interests in such Transferred Entity and the record and beneficial owners thereof. Except for the Transferred Equity Interests, as of the date of this Agreement, there are no shares of capital stock or other equity securities of the applicable Transferred Entity issued, reserved for issuance or outstanding. The Transferred Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. The Transferred Equity Interests have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights under any provision of applicable Law, the Certificate of Incorporation or By-Laws (or comparable governing instruments) of the applicable Transferred Entity, or any Contract to which the applicable Transferred Entity is subject, bound or a party or otherwise. As of the date of this Agreement, there are not any outstanding “phantom” stock rights, stock appreciation rights, stock based performance units or arrangements or commitments that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of the Transferred Equity Interests.

(c) Except for equity interests in another Transferred Entity, as of the date of this Agreement, no Transferred Entity owns, directly or indirectly, any equity interests in any other person.

(d) Other than this Agreement, the Transferred Equity Interests are not subject to any voting trust agreement or other Contract, including any such Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Transferred Equity Interests.

SECTION 4.06. Financial Statements. (a) Section 4.06(a) of the Seller Disclosure Schedule sets forth complete and correct copies of the following financial statements of the Business: (i) the audited carve-out Balance Sheets as of December 31, 2006 and 2005, the audited carve-out Statements of Earnings for the years ended December 31, 2006, 2005 and 2004, the audited carve-out Statements of Changes in Divisional Equity for the years ended December 31, 2006, 2005 and 2004 and the audited carve-out Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004 (collectively, the “Audited 2004-2006 Financial Statements”) and (ii) the unaudited carve-out Balance Sheets as of December 31, 2007 and 2006, the unaudited carve-out Statements of Earnings for the years ended December 31, 2007, 2006 and 2005, the unaudited carve-out Statements of Changes in Divisional Equity for the years ended December 31, 2007, 2006 and 2005 and the unaudited carve-out Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005 (collectively, the “Unaudited 2007 Financial Statements”); provided that the Unaudited 2007 Financial Statements do not include final amounts or any amounts related to Taxes (including the Excluded Tax Items).

(b) The Audited 2004-2006 Financial Statements and the Unaudited 2007 Financial Statements have been prepared in accordance with U.S. GAAP consistently applied (except that the Unaudited 2007 Financial Statements do not include the Excluded Tax Items) and on that basis present fairly in all material respects the net assets of the Business as of the respective dates thereof and the results of operations, changes in divisional equity and cash flows of the Business for the respective periods indicated therein (except, in the case of the Unaudited 2007 Financial Statements, for the Excluded Tax Items). The Audited 2007 Financial Statements, when delivered pursuant to Section 5.08, will be prepared in accordance with U.S. GAAP consistently applied and on that basis will present fairly in all material respects the net assets of the Business as of the respective dates thereof and the results of operations, changes in divisional equity and cash flows of the Business for the respective periods indicated therein.

(c) Neither the Business nor any Transferred Entity has any liability or obligation of any nature (whether accrued, absolute, contingent, unasserted or otherwise) required by U.S. GAAP to be reflected on a carve-out balance sheet of the Business or in the notes thereto, except (i) as disclosed or reserved against on the face of the Balance Sheet and the notes thereto, (ii) for liabilities and obligations relating to Taxes, (iii) for liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, (iv) for future executory liabilities or obligations arising under any Transferred Real Property Contract, Transferred Contract or any Transferred Entity Contract, (v) for Excluded Liabilities and (vi) other liabilities and obligations incurred in the ordinary course of business since the date of the Balance Sheet which, individually and in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect.

(d) Except as set forth in Section 4.06(d) of the Seller Disclosure Schedule, the assets reflected on the Balance Sheet are either Acquired Assets or assets of the Transferred Entities, except for any such assets reflected on the Balance Sheet that are not, in the aggregate, material to the Business.

SECTION 4.07. Taxes. (a) For purposes of this Agreement, (i) “Taxes” means all Federal, state, local and foreign taxes, charges, duties, fees, levies and similar assessments imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), (ii) “Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and with respect to a Straddle Period, the portion of such taxable year or period ending on and including the Closing Date, (iii) “Post-Closing Tax Period” means all taxable periods beginning after the Closing Date and with respect to a Straddle Period, the portion of such taxable year or period beginning after the Closing Date, (iv) “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date, (v) “Code” means the U.S. Internal Revenue Code of 1986, as amended, (vi) “Tax Return” means all returns, reports, elections, forms or similar statements required to be filed with any Government Entity with respect to Taxes (including any estimated Tax Returns, schedules or attachments thereto and amendments thereof) and (v) “Transfer Taxes” means all transfer, documentary, stamp duty, sales, use, registration, commodities and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Other Transaction Documents, the Acquisition and the other transactions contemplated hereby and thereby.

(b) All material Tax Returns required to be filed by or with respect to the Transferred Entities or any Acquired Assets have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects.

(c) All material amounts of Taxes required to be paid by or with respect to the income, assets or operations of the Transferred Entities or any Acquired Assets have been timely paid.

(d) There are no material Tax Liens on the Transferred Equity Interests, any of the assets of the Transferred Entities or the Acquired Assets, except for Liens described in clause (iii) of Section 4.08.

(e) The Transferred Entities do not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(f) There are no pending or active audits or written proposed deficiencies or other written claims, actions, assessments or proceedings for a material amount of unpaid Taxes asserted against the Transferred Entities or with respect to the Acquired Assets.

(g) None of the Transferred Entities has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(h) None of the Transferred Entities has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) For any period of time during which a Transferred Entity was owned by Seller or a Selling Affiliate, none of the Transferred Entities is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group of which they are currently members and the common parent of which is Seller).

(j) For all taxable periods for which the statute of limitations has not expired, all Taxes which any Transferred Entity is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(k) No written claim has ever been made by any taxing authority in a jurisdiction where Seller or any Selling Affiliate (with respect to the Business and the Acquired Assets) or any Transferred Entity does not file Tax Returns that any of the Transferred Entities is or may become subject to taxation by that jurisdiction.

(l) There are no tax sharing, allocation, indemnification or similar agreements in effect as between any Transferred Entity or any predecessor or Affiliate thereof and any other party (including Seller, any Selling Affiliate or any predecessors or Affiliates thereof) under which Purchaser or any Transferred Entity could be liable for any Taxes or other claims of any party after the Closing Date.

(m) ConvaTec Dominican Republic, Inc. has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the date hereof and no Acquired Asset has been a “United States Real Property Interest” within the meaning of Section 897(c)(1) of the Code.

(n) None of the Transferred Entities will be required to include amounts in income, or exclude material items of deduction, in a taxable period beginning after the Closing Date as a result of a: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale, (iii) open transaction or (iv) closing agreement pursuant to Section 7121 of the Code (or similar provisions of state, local or foreign Tax Law) executed on or prior to the Closing Date.

SECTION 4.08. Good and Valid Title to Assets Other Than Transferred Equity Interests, Real Property and Intellectual Property. Seller or a Selling Affiliate, as applicable, has, or, in the case of assets acquired, leased or licensed after the date of this Agreement not in violation of this Agreement, as of the Closing Date will have, good and valid title to, or a valid leasehold interest in, or a valid license to use, all material Acquired Assets, and the Transferred Entities have, or, in the case of assets acquired, lease or licensed after the date of this Agreement not in violation of this Agreement, as of the Closing Date will have, good and valid title to, or a valid leasehold interest in, or a valid license to use, their respective material assets reflected on the audited carve-out balance sheet of the Business as of December 31, 2007 or thereafter acquired by such Transferred Entity (except, in the case of each of Seller, such Selling Affiliate and such Transferred Entity, those sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the Balance Sheet), in each case free and clear of all Liens, except (i) such as are set forth in Section 4.08 of the Seller Disclosure Schedule, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges which are not yet due and payable or which may thereafter be paid without penalty and (v) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the Acquired Assets or such assets of the Transferred Entities to which they relate in the conduct of the Business as presently conducted (the Liens described in clauses (i) through (v) above, together with the Liens referred to in clauses (ii) through (viii) of Section 4.09(c), are hereinafter referred to collectively as “Permitted Liens”). This Section 4.08 does not relate to the Transferred Equity Interests, real property or interests in real property, Intellectual Property or Contracts, such items being the subjects of Section 4.03, Section 4.09, Section 4.10 and Section 4.11, respectively.

SECTION 4.09. Real Property. (a) Section 4.09(a) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of (i) all real property and interests in real property owned by Seller or any Affiliate of Seller (other than a Transferred Entity) and used solely in the operation or conduct of the Business or otherwise included in the Acquired Assets, (ii) all real property and interests in real property owned by a Transferred Entity and (iii) the name of the record title holder and a list of all Indebtedness secured by a Lien on each such real property or interest in real property in clause (i) or (ii) above (each such real property or interest in real property in clause (i) or (ii), individually, an “Owned Property”), except for such Owned Property that would not, in the aggregate, be material to the Business.

(b) Section 4.09(b) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of (i) all material real property and material interests in real property in which Seller or any Affiliate of Seller (other than a Transferred Entity) is a lessee, sublessee, licensee or occupant and that are used solely in the operation or conduct of the Business or otherwise included in the Acquired Assets and (ii) all material real property and material interests in real property leased by a Transferred Entity (each such real property or interest in real property in clause (i) or (ii), individually, a “Leased Property”), except for such Leased Property that would not, in the aggregate, be material to the Business.

(c) Seller, a Selling Affiliate or a Transferred Entity has good and insurable fee title to all Owned Property and good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens, except (i) Liens described in clauses (ii) through (iv) of Section 4.08, (ii) such Liens as are identified in Section 4.09(c) of the Seller Disclosure Schedule, (iii) leases, subleases and similar agreements set forth in Section 4.11(a)(v)(B) of the Seller Disclosure Schedule, (iv) Liens that may have been placed by any developer or other third party on Leased Property or on property over which Seller, a Selling Affiliate or a Transferred Entity has easement rights, together with any subordination or similar agreements relating thereto, (v) zoning and building codes and other similar Laws, orders, rules and regulations, (vi) any conditions that would be shown by a current, accurate survey, previously made available to Purchaser, of any Owned Property, (vii) recorded and/or unrecorded easements, covenants, rights-of-way and other similar restrictions and (viii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the Transferred Real Property to which they relate as currently used or operated. None of the items set forth in clause (iii), (iv), (v) or (vi), individually or in the aggregate, materially impairs the continued use and operation of the Owned Property to which they relate in the operation or conduct of the Business as presently conducted.

(d) Seller has made available to Purchaser for review true and complete copies of each written lease, sublease, license or occupancy agreement in respect of a Leased Property (each, a “Lease”). Except for subleases or similar agreements identified in Section 4.11(a)(v)(B) of the Seller Disclosure Schedule, none of Seller, any Selling Affiliate or any Transferred Entity has subleased or granted any right to use and occupy all or any portion of the premises demised by any Lease to a third party. None of Seller, any Selling Affiliate or any Transferred Entity has collaterally assigned or granted a Lien (other than a Permitted Lien) in any Lease.

SECTION 4.10. Intellectual Property. (a) Seller or a Selling Affiliate owns, or as of the Closing Date will own, free and clear of all Liens (in each case, except to the extent the Transferred Intellectual Property may be licensed from third parties), all right, title and interest in and to the material Transferred Intellectual Property, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights in any material respect. The Transferred Intellectual Property constitutes all material Intellectual Property owned by Seller or any Affiliate of Seller (other than a Transferred Entity) and used in the operation or conduct of the Business.

(b) The Transferred Entities own, or as of the Closing Date will own, free and clear of all Liens (in each case, except to the extent the Transferred Intellectual Property may be licensed from third parties), all right, title and interest in and to all material Intellectual Property owned, used, filed by or licensed to the Transferred Entities with respect to the Business (the “Transferred Entity Intellectual Property”), and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights in any material respect. Section 4.10(b) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all registered or filed, as applicable, Transferred Entity Intellectual Property.

(c) As of the date of this Agreement, no claims are currently pending or, to the knowledge of Seller, the subject of a written threat received since January 1, 2007, against Seller or any of its Affiliates by any person (i) with respect to the ownership, validity, enforceability, effectiveness or use of any material Transferred Intellectual Property or Transferred Entity Intellectual Property or (ii) with respect to infringement, misappropriation, violation or misuse of any third-party Intellectual Property in the operation or conduct of the Business other than as disclosed in Section 4.10(c) of the Seller Disclosure Schedule.

(d) None of Seller, any Selling Affiliate or any Transferred Entity has granted any material options, licenses or agreements relating to the Transferred Intellectual Property or Transferred Entity Intellectual Property, except non-exclusive implied licenses to end-users in the ordinary course of business. As of the date of this Agreement, none of Seller, any Selling Affiliate or any Transferred Entity is bound by or a party to any material options, licenses or agreements of any kind relating to the Intellectual Property of any other person, except for Transferred Intellectual Property that may be licensed from third parties and agreements relating to computer software licensed to Seller or its Affiliates in the ordinary course of business.

(e) For purposes of this Agreement, “Intellectual Property” means, without any geographic limitation, collectively:

(i) patents, patent applications and statutory invention registrations, together with all counterparts, reissues, divisions/divisionals, continuations, continuations-in-part, extensions, provisional or supplemental protection certificates, renewals and reexaminations thereof (collectively, “Patents”);

(ii) trademark registrations, trademark applications, servicemark registrations, servicemark applications and domain name registrations, together with all extensions and renewals thereof and all goodwill associated therewith (collectively, “Trademarks”);

(iii) copyright registrations and copyright applications, together with all extensions and renewals thereof (collectively, “Copyrights”);

(iv) unregistered service marks, brand names, trade names, trade dress, copyrights, logos, slogans, trade secrets and other proprietary information (collectively, “Unregistered Intellectual Property”); and

(v) Product Formulae, Manufacturing Knowhow and packaging specifications (collectively, the “Technology”);

provided that “Intellectual Property” shall not include the BMS Names.

SECTION 4.11. Contracts. (a) Section 4.11(a) of the Disclosure Schedule sets forth each Transferred Real Property Contract, each Transferred Contract and each Contract to which a Transferred Entity is a party or by which its assets or properties are bound, including Leases (a “Transferred Entity Contract”), in each case as of the date of this Agreement, that is:

(i) an employment agreement or employment contract that has an aggregate future liability in excess of $250,000 and is not terminable by Seller, such Selling Affiliate or such Transferred Entity, as applicable, by notice of not more than one hundred and eighty (180) days for a cost of less than $250,000 (excluding, for this purpose, any such employment agreement or contract which is required to be provided or is imposed under applicable Law);

(ii) an employee collective bargaining agreement or a written works council agreement, trade union agreement or other Contract with any labor organization, union or association;

(iii) following Closing, (A) restrictive of the ability of the Business to engage in any line of business or to compete in any business or with any person in any geographic area, (B) a Contract that contains a provision for exclusivity or any similar requirement, (C) a Contract that contains a requirement of the Business to grant “most favored nation” pricing or terms or (D) restrictive of the ability of the Business to solicit or hire any person, in each case that materially impairs the operation of the Business as it is currently conducted;

(iv) a Contract with (A) either Seller or any Affiliate of Seller (other than another Transferred Entity) or (B) with any current or former officer, director or employee of Seller or any Affiliate of Seller (other than employment agreements, employment contracts and Benefit Plans); provided, however, that the foregoing shall be deemed not to include any Other Transaction Document or any Contract that will expire or be terminated at or prior to Closing that does not require after the Closing the payment of any money or performance of any obligation by Purchaser or any of its Affiliates (including, after the Closing, the Transferred Entities);

(v) (A) a Transferred Real Property Contract or a Lease which has an aggregate future liability to any person in excess of $1,000,000 and is not terminable by Seller, such Selling Affiliate or such Transferred Entity, as applicable, by notice of not more than one hundred and eighty (180) days for a cost of less than $1,000,000 or (B) a lease, sublease, license, occupancy agreement or similar agreement with any person under which Seller, a Selling Affiliate or a Transferred Entity is a lessor or sublessor of, or makes available for use by any person, any Owned Property or any Leased Property;

(vi) a lease, sublease, license or similar agreement with any person under which (A) Seller, a Selling Affiliate or a Transferred Entity is lessee of, or holds or uses, any machinery, equipment, vehicle, spare parts, furniture or other tangible personal property owned by any person or (B) Seller, a Selling Affiliate or a Transferred Entity is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by Seller, such Selling Affiliate or such Transferred Entity, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $1,000,000 and is not terminable by Seller, such Selling Affiliate or such Transferred Entity, as applicable, by notice of not more than one hundred and eighty (180) days for a cost of less than $1,000,000;

(vii) (A) a continuing Contract for the future purchase of materials, supplies or equipment or other assets or properties (other than purchase contracts and orders for inventory in the ordinary course of business) or (B) a management service, consulting, financial advisory or other similar type of Contract (including a financial advisory agreement with an investment bank) (other than Contracts for services in the ordinary course of business), in any such case which has an aggregate future liability to any person in excess of $1,000,000 and is not terminable by Seller, such Selling Affiliate or such Transferred Entity, as applicable, by notice of not more than one hundred and eighty (180) days for a cost of less than $1,000,000;

(viii) a material license, option or other similar Contract relating in whole or in part to the Transferred Intellectual Property or Transferred Entity Intellectual Property (including any license or other agreement under which Seller, a Selling Affiliate or a Transferred Entity is licensee or licensor of any such Transferred Intellectual Property or Transferred Entity Intellectual Property);

(ix) a Contract under which Seller, a Selling Affiliate or a Transferred Entity has incurred any Indebtedness which, individually, is in excess of $1,000,000;

(x) a Contract under which Seller, a Selling Affiliate or a Transferred Entity has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person, in any such case which, individually, is in excess of $1,000,000;

(xi) a material mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien (other than a Permitted Lien) upon any Owned Property or Leased Property, which Lien is not set forth in Section 4.09(c) of the Seller Disclosure Schedule;

(xii) any other Contract to which Seller, a Selling Affiliate or a Transferred Entity is a party or by or to which it or any of its assets or business is bound or subject which has an aggregate future liability to any person in excess of $1,000,000 and is not terminable by Seller, such Selling Affiliate or a Transferred Entity, as applicable, by notice of not more than one hundred and eighty (180) days for a cost of less than $1,000,000;

(xiii) a Contract (including letters of intent) involving the future disposition or acquisition of material assets or properties of the Business in excess of $10,000,000 (other than sales or purchases of Inventory in the ordinary course of business), or any merger, consolidation or similar business combination transaction relating to the Business with a purchase price in excess of $10,000,000;

(xiv) a Contract involving a material joint venture, partnership, strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar agreement; or

(xv) a Contract involving a resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute in excess of $1,000,000.

(b) Each Contract set forth in Section 4.11(a) of the Seller Disclosure Schedule (or required to be set forth in Section 4.11(a) of the Seller Disclosure Schedule) is, as of the date of this Agreement, and will be as of the Closing Date (except for any such Contract that expires or is terminated at or prior to the Closing not in violation of this Agreement), valid, binding and in full force and effect and enforceable against Seller, the applicable Selling Affiliate, the applicable Transferred Entity and, to the knowledge of Seller, any other party to any such Contract with respect to any material term or provision of any such Contract, in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies and except to the extent that the failure of such Contract to be valid, binding and in full force and effect, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect. Seller, the Selling Affiliates and the Transferred Entities have performed all material obligations required to be performed by them under each Contract set forth in Section 4.11(a) of the Seller Disclosure Schedule (or required to be set forth in Section 4.11(a) of the Seller Disclosure Schedule) and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder except to the extent that such failure to perform, breach or default, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect. To the knowledge of Seller, no other party to any Contract set forth in Section 4.11(a) of the Seller Disclosure Schedule (or required to be set forth in Section 4.11(a) of the Seller Disclosure Schedule) is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except to the extent that such breach or default, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect.

SECTION 4.12. Permits. (a) Section 4.12(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of (i) all material Transferred Permits and (ii) all material Permits held by the Transferred Entities for use in the operation or conduct of the Business (the “Transferred Entity Permits”). Seller or a Selling Affiliate, as applicable, validly holds and has complied with all the terms and conditions of each Transferred Permit, and each Transferred Entity validly holds and has complied with all the terms and conditions of each Transferred Entity Permit, except, in each case, for any such invalidity or non-compliance that, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect. Seller has delivered or made available to Purchaser for inspection a true and correct copy of each Transferred Permit and each Transferred Entity Permit. Each material Transferred Permit and each Transferred Entity Permit are in full force and effect. Any applications for the renewal of any such Transferred Permit or Transferred Entity Permit which are due prior to the Closing Date will be timely made or filed by Seller or the appropriate Selling Affiliate or Transferred Entity prior to the Closing Date. Since January 1, 2007, none of Seller, any Selling Affiliate or any Transferred Entity has received written notice of any suit, action or proceeding relating to the revocation, withdrawal, termination, modification or limitation of any Transferred Permit or Transferred Entity Permit the loss of which, individually or in the aggregate, would be reasonably likely to have a Seller Material Adverse Effect.

(b) Section 4.12(b) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Permits that are material for use solely in the operation or conduct of the Business but that are not held by Seller, a Selling Affiliate or any Transferred Entity.

SECTION 4.13. Litigation. Section 4.13 of the Seller Disclosure Schedule sets forth a list of all lawsuits, actions, arbitrations, claims, complaints or other proceedings (or, to the knowledge of Seller, any investigation) pending or, to the knowledge of Seller, threatened, as of the date of this Agreement, at Law or in equity, by or before any Governmental Entity or any other person in any way affecting or arising out of the operation of the Business or against a Transferred Entity or any of its properties, assets or rights or any Acquired Assets and which (a) involve a claim of, or which involve an unspecified amount which would reasonably be expected to result in a Liability of, more than $1,000,000, (b) seek any material injunctive relief affecting the Business or (c) seek to prohibit the Acquisition. To the knowledge of Seller, as of the date of this Agreement, none of Seller, any Affiliate of Seller or any Transferred Entity is a party or subject to or in default under any material Injunction of any Governmental Entity or arbitration tribunal applicable to the operation of the Business, a Transferred Entity or any Acquired Asset. This Section 4.13 does not relate to employee benefits or ERISA matters, which are the subject of Section 4.14, or employee or labor matters, which are the subject of Section 4.18.

SECTION 4.14. Benefit Plans. (a) Section 4.14(a) of the Seller Disclosure Schedule sets forth a list of each Benefit Plan that covers any Business Employee primarily based in the United States or Puerto Rico (the “U.S. Benefit Plans”). “Benefit Plan” means any of the following: an “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, program, arrangement or agreement providing for severance or retention benefits, profit-sharing, fees, bonuses, stock options, stock appreciation, stock purchase or other stock-related rights, current compensation, incentive or deferred compensation, change-in-control benefits, vacation benefits, insurance, health or medical benefits, dental benefits, employee assistance programs, disability benefits, workers’ compensation benefits or post-employment or retirement benefits and any material fringe benefits (excluding any plans, programs or arrangements mandated by applicable Law) that is sponsored, maintained or contributed to, or required to be maintained or contributed to, or with respect to which Liability is borne, by Seller or its Affiliates for the benefit of any Business Employee. Seller has made available to Purchaser true and complete copies of the U.S. Benefit Plans (or, to the extent no such copy exists, a description of the material terms), summary plan descriptions and summaries of material modification for the U.S. Benefit Plans (if applicable) and the most recent Internal Revenue Service or Puerto Rico Department of Treasury (as applicable) determination letter or opinion letter related to the U.S. Benefit Plans (if applicable). Except as set forth in Section 4.14(a) of the Seller Disclosure Schedule, no U.S. Benefit Plan is sponsored or maintained by a Transferred Entity.

(b) Neither Seller nor any ERISA Affiliate of Seller has incurred any unsatisfied liability (other than Pension Benefit Guaranty Corporation (“PBGC”) premiums) to the PBGC or the Internal Revenue Service under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that could result in the imposition of any liability on Purchaser or any of its ERISA Affiliates.

(c) Each U.S. Benefit Plan with respect to which Purchaser or any Affiliate of Purchaser could have any material Liability hereunder, including, without limitation, under Article IX, that covers any Business Employee has been and is being administered in all material respects in accordance with its terms and ERISA, the Code and all other applicable Laws. All the U.S. Benefit Plans that are intended to be qualified under Section 401(a) of the Code and/or Section 1165 of the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”), have received determination letters from the IRS and/or the Puerto Rico Department of Treasury to the effect that such U.S. Benefit Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and/or Sections 1101 and 1165 of the PR Code, respectively, and no condition exists and no event has occurred that would reasonably be expected to result in the revocation of such letters.

(d) Neither Seller nor any ERISA Affiliate of Seller nor any person appointed or otherwise designated to act on behalf of Seller or any ERISA Affiliate of Seller has engaged in any transactions in connection with any U.S. Benefit Plan that are reasonably expected to result in the imposition of material penalties pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code that could result in the imposition of any material Liability on Purchaser or any of its ERISA Affiliates.

(e) Neither Seller nor any ERISA Affiliate of Seller has incurred any “withdrawal liability” within the meaning of Section 4201 of ERISA to any multiemployer plan within the meaning of Section 3(37) of ERISA.

(f) No compensation payable by Seller, any ERISA Affiliate of Seller or Purchaser or its Affiliates pursuant to Article IX to any employee, officer or director of the Transferred Entities or the Business under any existing contract, agreement or U.S. Benefit Plan (including by reason of the transactions contemplated hereby) would be nondeductible under Section 280G of the Code.

(g) Neither the execution of, nor consummation of, the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any U.S. Benefit Plan that will or may result in any payment or provision of, acceleration of, vesting or increase in, any benefits (whether of severance pay or otherwise), with respect to any current or former employee, independent contractor, consultant, agent or director of the Seller or any Affiliate thereof, or any beneficiary thereof, with respect to which the Purchaser or its Affiliates may have any obligations or material Liability.

(h) No claim, litigation or administrative or other action, proceeding, audit, examination or investigation is pending or asserted, or, to the knowledge of Seller, threatened, anticipated or expected to be asserted with respect to any U.S. Benefit Plan or the assets of any such plan (other than routine claims for benefits arising in the ordinary course) that could result in the imposition of any material Liability on Purchaser or its ERISA Affiliates.

(i) Section 4.14(i) of the Seller Disclosure Schedule sets forth a list of each Benefit Plan maintained, or contributed to, by Seller or its Affiliates for the benefit of Business Employees primarily based outside of the United States and Puerto Rico (the “Foreign Benefit Plans”). Each Foreign Benefit Plan with respect to which Purchaser or its Affiliates (including the Transferred Entities) could have any material Liability has been operated in all material respects in compliance with its terms and with applicable Laws of the relevant jurisdiction in which such Foreign Benefit Plan is maintained. Each Foreign Benefit Plan with respect to which the Purchaser or its Affiliates may have any obligations or material liability that is intended to qualify for favorable tax benefits under the Laws of any jurisdiction is so qualified, and, to the knowledge of Seller, no condition exists and no event has occurred that would reasonably be expected to result in the loss or revocation of such status. All benefits, contributions and premiums relating to each Foreign Benefit Plan with respect to which the Purchaser or its Affiliates may have any obligations or material liability have been timely paid or made in material compliance with its terms and with applicable Laws and any related Contract. Seller has made available to Purchaser true and complete copies of the Foreign Benefit Plans. There are no pending promised or committed, whether legally binding or not, undertakings to create or terminate any new Foreign Benefit Plan or to make material improvements, increases or changes to any Foreign Benefit Plan, nor is there any pattern of ad hoc benefit increases under any Foreign Benefit Plan that may be enforceable against Purchaser or its Affiliates. All Foreign Benefit Plans with respect to which Purchaser or its Affiliates may have any Liability which provide benefits after termination of employment of a Transferred Employee, other than any pension plan, can be terminated upon reasonable notice without material Liability to Purchaser or its Affiliates. Neither the execution of, nor consummation of, the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Foreign Benefit Plan that will or may result in any payment or provision of, acceleration of, or vesting or increase in, any benefits (whether of severance pay or otherwise), with respect to any current or former employee, independent contractor, consultant, agent or director of Seller or any Affiliate thereof, or any beneficiary thereof, with respect to which the Purchaser or its Affiliates may have any obligations or material Liability. No claim, litigation or administrative or other action, proceeding, audit, examination or investigation is pending or asserted, or, to the knowledge of Seller, threatened, anticipated or expected to be asserted with respect to any Foreign Benefit Plan or the assets of any such plan (other than routine claims for benefits arising in the ordinary course) that could result in the imposition of any material Liability on Purchaser or any of its Affiliates.

SECTION 4.15. Absence of Changes or Events. (a) Since December 31, 2007, there have not been any facts, changes, developments, conditions, effects, events or occurrences that, individually or in the aggregate, have had or would reasonably be likely to have a Seller Material Adverse Effect.

(b) During the period since December 31, 2007 until the date of this Agreement, Seller has caused the Business to be conducted in all material respects in the ordinary course and none of Seller, any Selling Affiliate or any Transferred Entity has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.02(b) (other than clauses (vi), (ix), (xi), (xii), (xv) and (xvi) and other than clause (vii) solely with respect to Business Employees with a base salary less than $200,000) other than any actions that are permitted by this Agreement.

SECTION 4.16. Compliance with Applicable Laws. The Business is in compliance with all applicable Laws, including those relating to data integrity, human research subject protection, privacy of individually identifiable information, healthcare fraud and abuse prevention, occupational health and safety and the Act, and their state and foreign equivalents, except for instances of noncompliance that, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect. Since January 1, 2007, none of Seller, any Selling Affiliate or any Transferred Entity has received any written communication from a Governmental Entity that alleges that the Business or any Transferred Entity is in violation of any applicable Laws, except for any such violations that, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect. This Section 4.16 does not relate to matters with respect to Taxes, which are the subject of Section 4.07, employee benefit or ERISA matters, which are the subject of Section 4.14, or employee or labor matters, which are the subject of Section 4.18.

SECTION 4.17. Environmental Matters. Seller has provided or otherwise made available to Purchaser certain environmental reports and other documents relating to the facilities and operations of Seller and its Affiliates (solely to the extent such reports relate to the Acquired Assets or to the Transferred Entities) which are identified in Section 4.17(i) of the Seller Disclosure Schedule (the “Environmental Reports”). Except as set forth in the Environmental Reports, and except, individually or in the aggregate, as would not be reasonably likely to have a Seller Material Adverse Effect, (a) Seller and the Selling Affiliates (in each case solely to the extent related to the Business and the Acquired Assets), the Acquired Assets and the Transferred Entities are in compliance with all applicable Environmental Laws, (b) Seller and the Selling Affiliates (in each case solely to the extent related to the Business and the Acquired Assets) and the Transferred Entities possess and are in compliance with all Transferred Environmental Permits required for the lawful operation and conduct of the Business as currently conducted (each of which is listed on Section 4.17(ii) of the Seller Disclosure Schedule and identified under the heading “Transferred Environmental Permits”), (c) none of Seller, any Selling Affiliate or any Transferred Entity has received since January 1, 2007, and prior to the date hereof, any written communication from a Governmental Entity that alleges that Seller, any Selling Affiliate or any Transferred Entity is in violation of any applicable Environmental Law in connection with the operation or conduct of the Business, the substance of which communication has not been resolved, or that it is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) (in each case, solely to the extent related to the Acquired Assets or the Transferred Entities), and (d) there are no pending or, to the knowledge of Seller, threatened lawsuits, actions, arbitrations, claims, complaints or other proceedings against Seller, any Selling Affiliate or any Transferred Entity relating to non-compliance with applicable Environmental Laws or Transferred Environmental Permits, to exposure to Hazardous Materials (including any exposure of any Business Employee, Former Business Employee or former employee or independent contractor of the Transferred Entities or the Business to Hazardous Materials) or to a Release of Hazardous Material (in each case, solely to the extent related to the Acquired Assets or the Transferred Entities). Except as specifically provided in Section 4.02, the representations and warranties made in this Section 4.17 are Seller’s exclusive representations and warranties relating to environmental matters.

SECTION 4.18. Employee and Labor Matters. With respect to the Business and Business Employees, (a) there is not, and since January 1, 2007 there has not been, any material labor strike, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against Seller, any Selling Affiliate or any Transferred Entity, (b) to the knowledge of Seller, no material union organizational campaign is in progress and no question concerning representation exists respecting such Business Employees, (c) there are no pending material charges against Seller, any Selling Affiliate or any Transferred Entity or any Business Employee or former employee of Seller, any Selling Affiliate or any Transferred Entity before the Equal Employment Opportunity Commission or any state, local or foreign agency or other Governmental Entity responsible for the prevention of unlawful employment practices, (d) Seller has not received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct any material investigation and, to the knowledge of Seller, no such investigation is in progress, (e) Seller, the Selling Affiliates and the Transferred Entities are, and since January 1, 2007 have been, in compliance with all labor and employment Laws, rules and regulations applicable to Seller’s, any Selling Affiliate’s or any Transferred

Entity’s Business or any Business Employee, including those relating to wages, hours, affirmative action, workplace safety or health, immigration, drug testing, equal employment opportunity, retaliation, whistleblowers and discrimination in employment, except for instances of noncompliance that, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect, (f) there is no unfair labor practice charge or complaint against Seller, any Selling Affiliate or any Transferred Entity in respect of Seller, any Selling Affiliate or any Transferred Entities’ Business pending or, to the knowledge of Seller, threatened before the National Labor Relations Board, any state or foreign labor relations board or any court or tribunal, except for any such charge or complaint that, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect, (g) except as set forth in Section 4.18 of the Seller Disclosure Schedule, there are no pending, or to the knowledge of Seller, threatened actions, arbitrations, administrative proceedings, charges, complaints or investigations that (A) in any way affect or arise out of the operations of the Business or against or affecting a Transferred Entity or any of its properties, assets or rights or any Acquired Assets, (B) involve the labor or employment relations of Seller, any Selling Affiliate or any Transferred Entity, and (C) individually or in the aggregate, have had or would reasonably be likely to have a Seller Material Adverse Effect, and (h) none of Seller, any Selling Affiliate or any Transferred Entity has been affected by any transaction or engaged in mass layoffs or employment terminations sufficient in number to trigger application of WARN or any similar foreign, state or local Law during the last one (1) year, and none of the Business Employees has suffered an “employment loss” (as defined in WARN and any similar Law) during the six (6) months prior to the date hereof.

SECTION 4.19. Sufficiency of Assets. Assuming (a) all consents, waivers, approvals, licenses, permits, orders, authorizations, registrations, declarations, filings or notifications required to be made or obtained in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents and the transactions contemplated hereby and thereby are so made or obtained and (b) Purchaser owns or forms legal entities in any necessary jurisdictions outside of the jurisdictions in which the Transferred Entities are organized and that such legal entities obtain such necessary corporate qualifications to do business in such jurisdictions, the Acquired Assets, the assets, rights and properties that will be owned or held by the Transferred Entities immediately following the Closing, and the assets and properties of which any Transferred Entity will be a lessee, sublessee or licensee immediately following the Closing, taken as a whole, will be sufficient in all material respects for the conduct of the Business immediately following the Closing in substantially the same manner as conducted immediately prior to the Closing, except that (x) Purchaser will not acquire any assets, rights or properties that are necessary for the provision of the services to be provided to Purchaser and the Transferred Entities hereunder and pursuant to the Other Transaction Documents or the provision of any other services provided by Seller or any of its Affiliates to the Business immediately prior to the Closing that will terminate as of the Closing, (y) Purchaser will not acquire the Excluded Assets and the Transferred Entities will not have Cash immediately following the Closing Date and (z) Purchaser will not acquire the BMS Names.

SECTION 4.20. Insurance. Seller maintains no third-party insurance policies with respect to the Business.

SECTION 4.21. DISCLAIMER. PURCHASER ACKNOWLEDGES THAT (A) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN ANY EXHIBIT, SCHEDULE OR CERTIFICATE DELIVERED BY SELLER OR ANY OF ITS AFFILIATES PURSUANT TO THIS AGREEMENT, NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE BUSINESS, THE TRANSFERRED ENTITIES, THE ACQUIRED ASSETS, THE MANUFACTURE, DISTRIBUTION, MARKETING OR SALE OF THE PRODUCTS BY SELLER, THE SELLING AFFILIATES OR THE TRANSFERRED ENTITIES, ANY OTHER ASPECT OF THE RESPECTIVE BUSINESSES OF SELLER, THE SELLING AFFILIATES AND THE TRANSFERRED ENTITIES OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS, THE TRANSFERRED ENTITIES OR THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES AND (B) PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM SELLER OR ANY OTHER PERSON WITH RESPECT TO THE BUSINESS, THE TRANSFERRED ENTITIES, THE ACQUIRED ASSETS, THE MANUFACTURE, DISTRIBUTION, MARKETING OR SALE OF THE PRODUCTS BY SELLER, THE SELLING AFFILIATES AND THE TRANSFERRED ENTITIES, ANY OTHER ASPECT OF THE RESPECTIVE BUSINESSES OF SELLER, THE SELLING AFFILIATES AND THE TRANSFERRED ENTITIES OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS, THE TRANSFERRED ENTITIES OR THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN ANY EXHIBIT, SCHEDULE OR CERTIFICATE DELIVERED BY SELLER OR ANY OF ITS AFFILIATES PURSUANT TO THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, PURCHASER SHALL ACQUIRE THE TRANSFERRED ENTITIES AND THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN ANY EXHIBIT, SCHEDULE OR CERTIFICATE DELIVERED BY SELLER OR ANY OF ITS AFFILIATES PURSUANT TO THIS AGREEMENT.

ARTICLE V

Covenants of Seller

Seller covenants and agrees as follows:

SECTION 5.01. Access. From the date hereof to the Closing, Seller shall, and shall cause the Selling Affiliates and the Transferred Entities and each of their respective Representatives to, give Purchaser and its Representatives access, during normal business hours and upon reasonable advance notice, to personnel, Representatives, properties, books and records relating to the Business (other than the Excluded Assets and the Excluded Liabilities) and Seller shall, and shall cause the Selling Affiliates and the Transferred Entities and each of their respective Representatives to, furnish to Purchaser or its Representatives such financial and operating data and other information, as well as all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the Business, including inspection of properties, as such persons may reasonably request; provided, however, that such access (a) does not unreasonably disrupt the normal operations of Seller, the Selling Affiliates, the Transferred Entities or the Business; (b) would not be reasonably expected to violate any attorney-client privilege of Seller, the Selling Affiliates or the Transferred Entities or violate any applicable Law and (c) would not reasonably be expected to breach any duty of confidentiality owed to any person. whether the duty arises contractually, statutorily or otherwise; provided that Seller shall, and shall cause the Selling Affiliates and the Transferred Entities to, use commercially reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions on access set forth in clause (b) and this clause (c) apply. Such rights of access explicitly exclude any Phase II environmental investigations or any other intrusive or invasive sampling, including subsurface testing of soil, surfacewater or groundwater at any Owned Property or Leased Property. Any evaluation or investigation by Purchaser or its Representatives shall not affect the representations and warranties or covenants made by Seller in this Agreement, any Other Transaction Documents or in any certificate delivered pursuant to this Agreement or the remedies of Purchaser for breaches of those representations and warranties or covenants.

SECTION 5.02. Ordinary Conduct. (a) From the date hereof to the Closing, except as set forth in Section 5.02 of the Seller Disclosure Schedule or otherwise permitted by or not in violation of the terms of this Agreement, Seller shall, and shall cause the Selling Affiliates and the Transferred Entities to, cause the operations of the Business (including the working capital and capital expenditures) to be conducted in all material respects in the ordinary course in substantially the same manner as currently conducted and use commercially reasonable efforts to preserve in all material respects intact the present business organizations and preserve in all material respects its relationships with customers, suppliers and others having business dealings with the Business.

(b) From the date hereof to the Closing, except as set forth in Section 5.02 of the Seller Disclosure Schedule or otherwise expressly permitted by the terms of this Agreement, Seller shall not, and shall not permit any Selling Affiliate or any Transferred Entity to, do any of the following in connection with the Business or the Transferred Entities without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(i) amend the Certificate of Incorporation, By-laws or other comparable governing documents of any Transferred Entity;

(ii) declare or pay or set aside any dividend or make any other distribution to the holders of equity interests in any Transferred Entity whether or not upon or in respect of any shares of its capital stock; provided, however, that (A) Purchaser acknowledges that the Transferred Entities may not maintain cash balances and, from time to time between the date hereof and the Closing Date, Seller and the Selling Affiliates may withdraw any cash balances of the Transferred Entities, (B) dividends and distributions of Cash may be made by the Transferred Entity to Seller and its Affiliates or to another Transferred Entity and (C) all intercompany balances owed by or to any Transferred Entities to or by Seller or any of its Affiliates (other than the Transferred Entities) may be satisfied;

(iii) redeem or otherwise acquire, directly or indirectly, any equity interests in, or any other securities of, a Transferred Entity, or make any other change in the capital structure of any Transferred Entity or issue, authorize for issuance, sell or deliver (A) any equity interests in, or any other security or voting interest in, a Transferred Entity, (B) any option or warrant for, or any security convertible into, or exercisable or exchangeable for or evidencing the right to subscribe for or acquire, any equity interests in, or any other security or voting interest in, a Transferred Entity, (C) “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings to which any Transferred Entity is a party or by which any of them is bound (1) obligating any Transferred Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any equity interest in any Transferred Entity or any Transferred Entity Voting Debt, or any other security or voting interest in any Transferred Entity, (2) obligating any Transferred Entity to issue, grant, extend or enter into any such option, warrant, security, right, unit, commitment, Contract, arrangement or undertaking or (3) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of the Transferred Equity Interests or (D) any Transferred Entity Voting Debt;

(iv) split, combine or reclassify any of the equity interests or any other security or voting interest in any Transferred Entity, or issue any other security in respect of, in lieu of or in substitution for the equity interests or any other security or voting interest in any Transferred Entity;

(v) loan, advance, invest or make any capital contribution to or in any person, other than (A) advances in the ordinary course of business or (B) loans, advances, investments or capital contributions to or in a Transferred Entity (which loans and advances will be cancelled prior to the Closing);

(vi) establish, adopt, amend or terminate any U.S. Benefit Plan or Foreign Benefit Plan or employee collective bargaining agreement, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement covering any Business Employee if such adoption or amendment would result in new or increased costs to Purchaser on or after the Closing Date, except in the ordinary course of business or as required by applicable Law;

(vii) grant to any Business Employee any increase in base salary, wages, bonuses, incentive compensation, pension, severance or termination pay, except (A) in the ordinary course of business consistent with past practice, not exceeding the increases described in Section 5.02(b)(vii) of the Seller Disclosure Schedule, which sets forth the budgeted percentage increases in compensation and timing thereof by jurisdiction, (B) as may be required under Contracts, U.S. Benefit Plans, Foreign Benefit Plans, in each case, existing as of the date hereof, or applicable Law or (C) any increases for which Seller or its Affiliates shall be solely obligated, including providing Rule of 70 benefits under the Bristol-Myers Squibb Company Retirement Income Plan, the Bristol-Myers Squibb Puerto Rico, Inc. Retirement Income Plan and the Bristol-Myers Squibb Company Comprehensive Medical Plan;

(viii) sell, lease or otherwise dispose of any Acquired Assets or any assets of the Transferred Entities which are material, individually or in the aggregate, to the Business, except for sales of raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories in the ordinary course of business consistent with past practice or assets that are obsolete or no longer used in the Business;

(ix) (A) make, change or revoke any Tax election, (B) file any amendment to a Tax Return, (C) adopt or change in any material respect any Tax accounting method, (D) prepare any Tax Returns which include the income or assets of any Transferred Entity in a manner which is not consistent in all material respects with the past practice of the treatment of the items relating to the Transferred Entities, or (E) enter into any settlement or closing agreement with a taxing authority, in each case except to the extent (1) required by applicable Law, (2) such item does not relate to any of the Transferred Entities or Acquired Assets, or (3) as would not affect the amount of Tax for which Purchaser is responsible under Section 1.03(a)(viii) or 10.03;

(x) permit or allow any Acquired Assets or any assets of the Transferred Entities or any capital stock, or other equity or voting interests of the Transferred Entities, to become subject to any Lien that would have been required to be set forth in Section 4.08, 4.09(c), 4.09(d) or 4.10 of the Seller Disclosure Schedule if existing on the date of this Agreement;

(xi) make any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any Business Employee except for payments that were already accrued prior to the date hereof or are required by the terms of any U.S. Benefit Plan or Foreign Benefit Plan;

(xii) other than in connection with documenting any action permitted under this Agreement (including this Section 5.02(b)), enter into, materially amend, waive any material right under, become subject to, or terminate any Contract of a type described in Section 4.11(a);

(xiii) as it relates to the Business, acquire any business or person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, other than any acquisition which is not reasonably expected to impair in any material respect the operating cash flows of the Business;

(xiv) make any material change in any method of accounting or accounting policy or practice used in preparation of the Financial Statements other than those required by U.S. GAAP or applicable Law; provided, that, for purposes of calculating Working Capital, such changes shall not be taken into account;

(xv) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of Business Employees (other than routine employee terminations for cause or due to poor performance); or

(xvi) hire any new Business Employee in the U.S. with an annual base salary and annual target bonus opportunity in excess of $200,000 in the aggregate, or hire any new Business Employee outside the U.S. at grade level D8 or above.

(c) Seller shall, and shall cause the Selling Affiliates and the Transferred Entities to, keep all self-insurance programs currently maintained with respect to the Business, the Transferred Entities, the Business Employees or the Acquired Assets (or which insures against or covers any Assumed Liability), in each case in the ordinary course of business consistent with past practice, and continue to process all new and pending claims in the ordinary course of business consistent with past practice, through the close of business on the Closing Date; provided that none of the Seller, the Selling Affiliates or the Transferred Entities shall be required to pay any claims pending and not paid prior to the close of business on the Closing Date.

SECTION 5.03. Intercompany Arrangements and Accounts. Except as expressly set forth in this Agreement and the Transitional Services Agreement, on or prior to the Closing Date, Seller shall, and shall cause its Affiliates (including the Transferred Entities) to, (i) cancel and terminate all Contracts or other arrangements between Seller or its Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other hand, that were entered into on or prior to the Closing and (ii) settle or extinguish all intercompany receivables and payables between Seller or its Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other hand, that were incurred on or prior to the Closing, in each case without further recourse to or any Liability of any Transferred Entity.

SECTION 5.04. Resignations. On the Closing Date, Seller shall cause to be delivered to Purchaser duly signed resignations, effective immediately after the Closing, of all directors of the Transferred Entities or shall take such other action as is necessary to cause such persons to no longer be directors of any Transferred Entity immediately after the Closing.

SECTION 5.05. Confidentiality. Seller acknowledges that it and its Affiliates and each of their respective Representatives are and will be at the Closing in possession of proprietary information relating to the Business that is not generally available to the public (to the extent solely related to the Business, the “Confidential Information”); provided that Confidential Information shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by Seller, its Affiliates or their respective Representatives), (ii) after Closing becomes available to Seller, its Affiliates or their respective Representatives from a source other than Purchaser or its Representatives, or (iii) Seller can demonstrate it was independently acquired or developed by Seller, its Affiliates or their respective Representatives without reference to, or incorporation of, other Confidential Information. Seller acknowledges and agrees that such Confidential Information is proprietary and confidential in nature and that Seller shall be responsible for any breach of these confidentiality provisions by its Representatives and the Selling Affiliates and any of their Representatives. For a period of three (3) years following the Closing, Seller shall, and shall cause the Selling Affiliates and shall direct each of their respective Representatives to, keep all Confidential Information strictly confidential. If Seller, any of the Selling Affiliates or any of their respective Representatives are legally required to disclose (after such person has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Purchaser about its intention to make, and the proposed contents of, such disclosure) any Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), such person shall or shall cause such Representatives to (in each case unless prohibited by applicable Law) provide Purchaser with prompt written notice of such request so that Purchaser may seek an appropriate protective order or other appropriate remedy. If such protective order or remedy is not obtained, such person may disclose only that portion of the Confidential Information which such person is legally required to disclose, and such person shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed. For the avoidance of doubt, Seller agrees to redact any Confidential Information to the extent reasonably practicable prior to disclosing any information which contains Confidential Information.

SECTION 5.06. Non-Competition. (a) From the Closing until the earlier to occur of the third anniversary of the Closing and a Seller Change of Control Event (the “Non-Compete Period”), Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, engage in any Competing Business, or own, manage, operate or control any person engaged in a Competing Business. For purposes of this Section, (x) “Competing Business” shall mean the marketing and/or sale, or manufacturing for sale, of any Competing Product; (y) “Competing Product” shall mean any wound care dressing or professional non-pharmaceutical skin care product for wound care, ostomy system or device, or acute fecal incontinence system or device; provided that none of the following shall be a Competing Product: (A) any product that is targeted for pediatric use marketed, sold, developed and/or manufactured by Seller’s Mead Johnson division including, but not limited to, pediatric use; (B) any professional skin care products manufactured, distributed, marketed or sold in connection with any business of Seller and its controlled Affiliates other than the ConvaTec business and (C) any pharmaceutical, over-the-counter or other product (including, but not limited to, dermatological products and any device, active pharmaceutical ingredient, excipient, intermediate or any other ingredient) sold and/or developed (or in development) and/or manufactured for sale as of the date of this Agreement by Seller or any Affiliate of Seller other than any Product or any other product marketed and/or sold as of the Closing Date under a Brand name; and (z) “Seller Change of Control Event” shall mean any tender offer, merger, consolidation or other transaction, as a result of which Seller becomes a subsidiary of any person or the shareholders of Seller as of immediately prior to such transaction hold, in the aggregate, less than fifty percent (50%) of the outstanding shares of Seller (or the successor in such transaction, if applicable) entitled to vote on matters to be determined by the shareholders of Seller (or such successor, if applicable).

(b) Section 5.06(a) shall be deemed not breached as a result of the ownership by Seller or any of its Affiliates of: (i) less than ten percent (10%) in the aggregate of any class of stock of a person engaged, directly or indirectly, in any Competing Business; provided that neither Seller nor any Affiliates of Seller shall have the right to appoint a member of the board of directors of such Competing Business or (ii) an interest otherwise proscribed by this Section 5.06 if such interest arises as a result of the acquisition following the Closing Date of a person that engages, directly or indirectly, in a Competing Business; provided that (A) such acquisition is not undertaken for the primary purpose of evading the obligations of Seller or any of its controlled Affiliates under Section 5.06(a) and (B) either (1) at the time of such acquisition, such

Competing Business (x) accounts for less than fifteen percent (15%) of such person’s consolidated annual revenues or (y) has annual revenues not in excess of $25 million or (2) Seller complies with Section 5.06(c).

(c) In the event that Seller or any of its controlled Affiliates acquires during the Non-Compete Period any interest in a person that engages, directly or indirectly, in a Competing Business that constitutes more than fifteen percent (15%) of such person’s consolidated annual revenues and has annual revenues in excess of $25 million, then Seller shall, or shall cause any such acquiring controlled Affiliate to, divest such interest as promptly as practicable (but in any event within twelve (12) months of such acquisition).

SECTION 5.07. Non-Solicitation; No Hire or Employ. For one (1) year after the Closing, Seller will not, and will cause its Affiliates not to, directly or indirectly solicit for employment or hire or employ or seek to entice away from Purchaser or its Affiliates, any Transferred Employee listed on Section 5.07 of the Seller Disclosure Schedule (such Transferred Employees, the “Restricted Transferred Employees”); provided, however, that notwithstanding anything in this Section 5.07 to the contrary, Seller and its Affiliates may (A) engage in general solicitations of employment not specifically directed toward any Restricted Transferred Employees; provided that they may not hire any Restricted Transferred Employee that responds to such a solicitation unless such Restricted Transferred Employee has been terminated by Purchaser or its Affiliates without cause, (B) solicit for employment, hire or employ any Restricted Transferred Employees who are no longer employed by the Business at the time of Seller’s or its Affiliates’ first contact with them and who have been terminated by Purchaser or its Affiliates without cause and (C) rehire any such Restricted Transferred Employee where required by applicable Law, a collective bargaining agreement or a works council agreement.

SECTION 5.08. Financial Statements. No later than ten (10) business days prior to the Closing Date, Seller shall deliver to Purchaser the audited carve-out Balance Sheets of the Business as of December 31, 2007 and 2006, the audited carve-out Statements of Earnings of the Business for the years ended December 31, 2007, 2006 and 2005, the audited carve-out Statements of Changes in Divisional Equity of the Business for the years ended December 31, 2007, 2006 and 2005 and the audited carve-out Statements of Cash Flows of the Business for the years ended December 31, 2007, 2006 and 2005 (together, the “Audited 2007 Financial Statements”). Notwithstanding anything to the contrary contained in this Agreement, Purchaser’s sole and exclusive rights and remedies in the event of any difference between the Audited 2007 Financial Statements and the Unaudited 2007 Financial Statements to the extent such difference impacts EBITDA or the components thereof shall be a reduction of the Purchase Price by the Audited 2007 EBITDA Reduction Amount and the termination right provided in Section 11.01(b), and, for the avoidance of doubt, Purchaser shall not have any right to seek indemnification pursuant to Article X for any Loss to the extent arising from any breach of any representation or warranty of Seller (including Section 4.06) to the extent such breach is related to EBITDA or the components thereof as reflected in the Unaudited 2007 Financial Statements.

SECTION 5.09. Financing Related Cooperation. Without prejudice to Section 8.04, on or prior to the Closing Date, Seller shall use commercially reasonable efforts to assist, and shall cause its Affiliates to use commercially reasonable efforts to assist, in connection with the arrangement of the Debt Financing as may be reasonably requested by

Purchaser, including by making senior management of the Business and the Transferred Entities reasonably available to (a) participate in meetings (including lender meetings), presentations, road shows, due diligence and drafting sessions and sessions with rating agencies, in each case, as necessary to consummate the Debt Financing; (b) assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary in connection with the Debt Financing; (c) subject to Section 5.01 of this Agreement, furnish Purchaser and its financing sources financial and other pertinent information regarding the Business and the Transferred Entities as may be reasonably requested by Purchaser to consummate the Debt Financing; (d) request from the appropriate person, and use commercially reasonable efforts to obtain, such consents, legal opinions, surveys and title insurance as reasonably requested by Purchaser, and in each case, as required to consummate the Debt Financing; (e) subject to Section 5.01 of this Agreement, cooperate with prospective lenders involved in the Debt Financing to provide access to the Business’ and the Transferred Entities’ respective properties, assets, and cash management and accounting systems (including cooperating in and facilitating the completion of field examinations, collateral audits, asset appraisals, surveys, and engineering/property condition reports); and (f) execute and deliver at Closing any customary pledge and security documents, other definitive financing documents or other customary documents, in each case as may be reasonably requested by Purchaser to the extent necessary to consummate the Debt Financing, and to cause the Business and the Transferred Entities to establish bank and other accounts and blocked account agreements and lock-box arrangements in connection with the Debt Financing; provided, that Seller shall not be required to provide, or cause any of the Transferred Entities to provide, cooperation under this Section 5.09 that: (i) unreasonably interferes with the ongoing business of the Transferred Entities or the Business; (ii) causes any representation, warranty or covenant in this Agreement to be breached; or (iii) causes any closing condition set forth in Article III to fail to be satisfied or otherwise causes the breach of this Agreement. Purchaser shall (A) promptly after the earlier of Closing and the date this Agreement is terminated in accordance with Section 11.01, reimburse Seller for all reasonable, documented out-of-pocket costs and expenses incurred by Seller or any of its Affiliates in connection with their compliance with this Section 5.09 and (B) indemnify and hold Seller and its Affiliates harmless against any Losses suffered by Seller or any of its Affiliates as a result of or in connection with its cooperation under this Section 5.09.

SECTION 5.10. Enforcement of Confidentiality Agreements. Following the Closing, upon Purchaser’s written request specifying in reasonable detail a breach of a confidentiality agreement entered into in connection with the sale process of the Business, Seller shall use commercially reasonable efforts to enforce the provisions of such confidentiality agreement against the applicable counterparty thereto and provide Purchaser with a copy of such confidentiality agreement.

ARTICLE VI

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

SECTION 6.01. Organization, Standing and Authority; Execution and Delivery; Enforceability. (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.

(b) This Agreement has been duly executed and delivered by Purchaser and, prior to Closing, Purchaser will have duly executed and delivered each Other Transaction Document to which it is, or is specified to be, a party. Assuming that this Agreement has been duly authorized, executed and delivered by Seller, this Agreement constitutes, and, upon the due authorization, execution and delivery of the Other Transaction Documents by each other party thereto, each Other Transaction Document will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

SECTION 6.02. No Conflicts; Consents. (a) The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery by Purchaser of each Other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Purchaser with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of, breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (i) its certificate of incorporation or by-laws, (ii) any Contract to which Purchaser is a party or by which any of its properties or assets are bound or (iii) any Injunction, or, subject to the matters referred to in paragraph (b) below, Law applicable to Purchaser or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a Purchaser Material Adverse Effect.

(b) No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings under the HSR Act, if applicable, and compliance with and filings and approvals under applicable foreign merger control or competition laws, (ii) those that may be required solely by reason of Seller’s or any Affiliate of Seller’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents and (iii) such consents, waivers, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to have a Purchaser Material Adverse Effect.

SECTION 6.03. Actions and Proceedings. There are no (a) outstanding Injunctions of any Governmental Entity or arbitration tribunal against Purchaser, (b) lawsuits, actions or other proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates, or (c) investigations by any Governmental Entity which are pending or, to the knowledge of Purchaser, threatened against Purchaser, other than, in the case of each of clauses (a), (b) and (c), any such items that, individually or in the aggregate, would not be reasonably likely to have a Purchaser Material Adverse Effect.

SECTION 6.04. Securities Act. The Transferred Equity Interests are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Transferred Equity Interests so acquired by it in violation of any of the registration requirements of the United States Securities Act of 1933.

SECTION 6.05. Financing. Concurrently with the execution of this Agreement, Purchaser has delivered correct and complete copies of (a) executed commitment letters addressed to Purchaser, dated the date hereof (the “Equity Commitment Letters”), from Avista Capital Partners, LP and Avista Capital Partners II, LP and from each of Nordic Capital VII Alpha, L.P. and Nordic Capital VII Beta, L.P. (each, an “Equity Fund”) to provide equity financing in an aggregate amount of up to $2,156,000,000 to fund a portion of the Purchase Price (the “Equity Financing”) and (b) an executed commitment letter, dated the date hereof (the “Debt Commitment Letter”, and together with the Equity Commitment Letters, the “Financing Letters”), from the lenders party thereto to provide Purchaser, subject to the terms and conditions thereof, with up to $2,430,000,000 in debt financing (the “Debt Financing”, and together with the Equity Financing, the “Financing” (it being understood and agreed that the term “Debt Financing” shall include any financing to be provided pursuant to replacement commitments obtained by Purchaser in compliance with Section 7.08)). In addition, concurrently with the execution of this Agreement, Purchaser has delivered a correct and complete copy of the Interim Facility Letter dated as of the date hereof (the “Interim Facility Letter”), from the arrangers, interim lenders, facility agent, security agent and other finance parties named therein to Purchaser, to provide Purchaser, subject to the terms and conditions thereof, with up to $2,170,000,000 in debt financing in the event that the definitive facilities contemplated by the Debt Commitment Letter have not been executed on or prior to the date that is three Business Days prior to Closing (it being understood and agreed that the term “Debt Financing” shall include the financing to be provided under the Interim Facility Letter). The Equity Commitment Letters in the form so delivered are valid and in full force and effect, the Debt Commitment Letter in the form so delivered is valid and in full force and effect with respect to Purchaser and (to the knowledge of Purchaser) each other party thereto, the Interim Facility Letter in the form so delivered is valid and in full force and effect with respect to Purchaser and (to the knowledge of Purchaser) each other party thereto, such commitments (or any replacement commitments obtained by Purchaser in compliance with Section 7.08) have not been withdrawn, terminated or otherwise amended or modified in any respect, and, subject to the accuracy of the representations and warranties of Seller set forth in Article IV, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under any term or condition of the Equity Commitment Letters or, as of the date hereof, the Debt Commitment Letter or the Interim Facility Letter. The Equity Commitment Letters, the Debt Commitment Letter (together with the fee letter referred to therein) and the Interim Facility

Letter constitute, as of the date hereof, the entire and complete agreement between the parties thereto with respect to the financing contemplated thereby, and, except as set forth, described or provided for in the Equity Commitment Letters, the Debt Commitment Letter and the Interim Facility Letter (or in replacement commitments obtained by Purchaser in compliance with Section 7.08), (i) there are no (A) conditions precedent to the obligations of the Equity Funds to fund the Equity Financing, or (B) conditions precedent to the respective obligations of the lenders to provide the Debt Financing, and (ii) there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the transactions contemplated by this Agreement to which Purchaser or any of its Affiliates is a party that would permit the Equity Funds or any of the lenders to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Equity Financing or any additional condition precedent to the availability of the Debt Financing. Subject to the satisfaction of the conditions of the Financing, and subject to the satisfaction of the conditions of this Agreement, the Financing would provide Purchaser with acquisition financing at the Closing sufficient to consummate the Acquisition upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith. Purchaser has fully paid any and all commitment fees, if any, or other fees required by the Debt Commitment Letter that have become due and payable.

SECTION 6.06. Activities of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any business activities or conducted any operations (other than in connection with the transactions contemplated by this Agreement) and, prior to the Closing, will not have incurred liabilities or obligations of any nature (other than in connection with the transactions contemplated by this Agreement).

SECTION 6.07. Solvency. Immediately after the Closing and after giving effect to the transactions contemplated by this Agreement, the payment of the Closing Date Amount and the payment of all fees and expenses related to the transactions contemplated by this Agreement, each of Purchaser and the Transferred Entities will be Solvent.

SECTION 6.08. Going Concern. Purchaser is acquiring the Business as a going concern for the purpose of carrying out a business that is similar to the Business following the Closing and as of the date hereof does not currently anticipate the cessation of operations at any of the facilities of the Business.

SECTION 6.09. Sponsor Guarantee. Concurrently with the execution of this Agreement, Purchaser has delivered to Seller a guarantee, dated the date hereof, of each of the Equity Funds guaranteeing certain of Purchaser’s obligations hereunder (the “Sponsor Guarantees”). Each Sponsor Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of the applicable Equity Fund, enforceable in accordance with its terms.

SECTION 6.10. Exclusivity of Representations. The representations and warranties made by Purchaser in this Article VI are the exclusive representations and warranties made by Purchaser to Seller. Purchaser hereby disclaims any other express or implied representations or warranties by Purchaser to Seller with respect to itself or the Equity Funds or any of their respective Affiliates.

ARTICLE VII

Covenants of Purchaser

Purchaser covenants and agrees as follows:

SECTION 7.01. Confidentiality. Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby and by the Other Transaction Documents (including the terms and conditions of this Agreement and the Other Transaction Documents) is subject to the terms of a confidentiality agreement between Nordic Capital VI Limited and Seller dated as of December 31, 2007 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the confidentiality provisions of the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided, however, that Purchaser acknowledges that any and all information of a proprietary nature not relating solely to the Business provided to it by or on behalf of Seller, any Selling Affiliate, any Transferred Entity or Seller’s Representatives concerning Seller, the Selling Affiliates, the Transferred Entities or any other Affiliate of Seller and the terms and conditions of this Agreement and the Other Transaction Documents shall remain subject to the terms and conditions of the Confidentiality Agreement for a period of three (3) years after the Closing Date.

SECTION 7.02. No Additional Representations. Purchaser acknowledges that it and its Representatives have received or been afforded the opportunity to review prior to the date hereof all written materials that Seller was required to deliver or make available, as the case may be, to Purchaser pursuant to this Agreement on or prior to the date hereof. Purchaser acknowledges that it and its Representatives have been permitted satisfactory access to the books and records, facilities, equipment, Contracts, insurance policies (or summaries thereof) and other properties and assets of Seller and its Affiliates to the extent relating to the Business, the Transferred Entities and the Acquired Assets that it and its Representatives have desired or requested to see and/or review, and that it and its Representatives have had satisfactory opportunity to meet with the officers and employees of Seller and its Affiliates to discuss the Business, the Transferred Entities, the Acquired Assets and the Assumed Liabilities. Purchaser acknowledges and agrees that, (a) other than the representations and warranties of Seller expressly set forth in this Agreement, there are no representations or warranties of Seller, any Selling Affiliate, the Transferred Entities or any other person either expressed or implied with respect to the transactions contemplated hereby, the Business, the Transferred Entities, the Acquired Assets or the Assumed Liabilities, including with respect to the accuracy or completeness of any information regarding the Business, the Transferred Entities, the Acquired Assets or the Assumed Liabilities furnished or made available to Purchaser and its representatives and (b) other than in the case of fraud, none of Seller, any Selling Affiliate or any other person shall have or be subject to any liability to or claim to indemnification (whether pursuant to Section 10.01 or otherwise) by Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including the Confidential

Information Memorandum with respect to the Business dated December 2007, and any information, documents or material made available to Purchaser and its representatives in certain virtual or physical “data rooms”, management presentations, visits of physical premises (including third party manufacturers anywhere in the world) or in any other form in expectation of the transactions contemplated hereby.

SECTION 7.03. No Use of Certain Names; Transitional License. (a) Purchaser shall as soon as reasonably practicable, and in any event within one hundred eighty (180) days after the Closing Date, revise sales and product literature, packaging and labeling to (i) delete all references to the BMS Names and (ii) delete all references to Seller’s or any Selling Affiliates’ customer service address or phone number; provided, however, that, for a period of eighteen (18) months from the Closing Date, Purchaser may continue to distribute sales and product literature, Transferred Inventory and any Inventory of the Transferred Entities that uses any of the BMS Names, addresses or phone numbers to the extent that such sales and product literature, Transferred Inventory and Inventory of the Transferred Entities exists on the Closing Date or is manufactured within the ninety (90)-day period after the Closing Date, and Seller hereby grants to Purchaser the limited right and a royalty-free paid-up license to use Seller’s trademarks, trade dress, copyrights and other Intellectual Property owned by Seller (and covenants to cause each of its Affiliates to grant Purchaser the limited right and a royalty-free paid-up license to use such Affiliate’s trademarks, trade dress and copyrights under any copyrights and other Intellectual Property owned by such Affiliate) that have been used in connection with the manufacture, distribution, marketing and sale of the Products, to the extent necessary to allow Purchaser to use such sales and product literature, Transferred Inventory and Inventory of the Transferred Entities. In no event shall Purchaser use any BMS Names, addresses or phone numbers after the Closing Date in any manner or for any purpose different from the use of such BMS Names, addresses or phone numbers by the Business during the ninety (90)-day period preceding the Closing Date. “BMS Names” means “Bristol-Myers”, “Bristol-Myers Squibb”, “Bristol-Myers Squibb Company”, “E.R. Squibb & Sons”, “E.R. Squibb”, and “Squibb”, any variations and derivatives thereof and proprietary UPC codes relating thereto and any other logos or trademarks of Seller or its Affiliates not included in the Transferred Intellectual Property.

(b) As soon as reasonably practicable, and in any event within ten (10) business days following the Closing, to the extent necessary, Purchaser shall cause each Transferred Entity to change its corporate name to a name not including, or, in the reasonable judgment of Seller, not confusingly similar to, any of the BMS Names. As soon as reasonably practicable, and in any event within ten (10) business days following the Closing, to the extent necessary, Purchaser shall cause each Transferred Entity to amend or terminate any certificate of assumed name or d/b/a filing by such Transferred Entity so as to eliminate their right to use any of the BMS Names or any name that, in the reasonable judgment of Seller. is confusingly similar to any of the BMS Names.

(c) Notwithstanding Sections 7.03(a) and 7.03(b), Purchaser shall be entitled to use BMS Names to accurately reference entities and products which historically bore such names in historical descriptions of the Business and its operations; provided that Seller shall have the right to review and approve any such use prior to its use, such approval not to be unreasonably withheld.

SECTION 7.04. FDA Reporting; NDC. (a) Purchaser shall take any and all actions, as soon as practicable following the date hereof so that as soon as practicable following the Closing (but in no event later than ninety (90) business days following the Closing) Seller’s National Drug Code number or Labeler Code on the packaging for the Products shall be replaced with Purchaser’s National Drug Code number or Labeler Code; provided that Purchaser’s obligation pursuant to this sentence shall not apply with respect to any finished goods and packaging included in the Transferred Inventory or any Inventories of the Transferred Entities as of the Closing Date or manufactured within the ninety (90)-day period after the Closing Date. For the avoidance of doubt, such action shall include Purchaser’s obtaining a new National Drug Code number or Labeler Code, if it does not already have one. From and after the Closing, Purchaser shall be solely responsible for all obligations with respect to annual or adverse event reporting to the United States Food and Drug Administration (the “FDA”) with respect to the Brands and Purchaser shall promptly submit any and all such reports as may be required by the FDA.

(b) Purchaser shall communicate to the Centers for Medicare and Medicaid Services (“CMS”), with a copy to Seller, the expiration dates for the last manufactured lots (“Last Lot Expiration Dates”) of each of the Products manufactured by or on behalf of Purchaser that bears Seller’s National Drug Code number or Labeler Code as soon as each such Last Lot Expiration Date is available. Seller shall maintain with the FDA Seller’s National Drug Code number or Labeler Code for each Product as required for the manufacture and distribution of the Products until the latest expiry of lots of Products included in the Transferred Inventory.

SECTION 7.05. Litigation Matters. Following the Closing, Purchaser shall, and shall cause its Affiliates (including, in the case of Purchaser, the Transferred Entities) to, cooperate fully with Seller and its Affiliates in the prosecution, defense and/or settlement and all other aspects of the administration of the litigation listed in Section 1.03(b)(iii) of the Seller Disclosure Schedule or such other lawsuit, action, other proceeding, claim or investigation against Seller or any of its Affiliates as Seller in its sole discretion determines is necessary, to the extent such cooperation does not unreasonably disrupt the normal operations of Purchaser and its Affiliates. Such cooperation shall include (i) affording Seller, its Affiliates, its counsel and its other representatives full and complete access, upon reasonable written notice during normal business hours, to all relevant personnel, properties, books, contracts, commitments and records, (ii) furnishing promptly to Seller, its Affiliates, its counsel and its other representatives any information reasonably requested by it, such Affiliates, such counsel or such other representatives and (iii) providing any other assistance to Seller, its Affiliates, its counsel and its other representatives reasonably requested by Seller, such Affiliates, such counsel or such other representatives, in each case to the extent such cooperation would not be reasonably expected to result in the forfeiture of any attorney-client privilege of Purchaser or its Affiliates or violate any Contract or applicable Law; provided that Seller shall, and shall cause the Selling Affiliates to, use commercially reasonable efforts to make reasonable and appropriate substitute cooperation arrangements under circumstances in which such cooperation restrictions apply. Seller shall reimburse Purchaser for documented out-of-pocket costs and expenses incurred in assisting Seller pursuant to this Section 7.05.

SECTION 7.06. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

SECTION 7.07. Recordation of Transfer of Intellectual Property. Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations of the assignment of the Transferred Intellectual Property from the title owner of such Intellectual Property to Purchaser or a Purchaser designee.

SECTION 7.08. Debt Financing. (a) Purchaser shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all appropriate action, do, or cause to be done, all things necessary, proper or advisable under applicable Laws, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be required, to arrange the Financing as promptly as reasonably practicable on the terms and subject only to the conditions contained in the Financing Letters and, if applicable, the Interim Facility Letter (or any replacement commitments obtained by Purchaser in compliance with this Section 7.08), including, in the case of the Debt Financing, to (i) satisfy, and cause its Affiliates to satisfy, on a timely basis all conditions applicable to Purchaser or its Affiliates contained in the Debt Commitment Letter or, if applicable, the Interim Facility Letter (or any replacement commitments obtained by Purchaser in compliance with this Section 7.08) and (ii) consummate the Debt Financing contemplated by the Debt Commitment Letter or, if applicable, the Interim Facility Letter (or any replacement commitments obtained by Purchaser in compliance with this Section 7.08) at the Closing, including using its reasonable best efforts to cause the financial institutions providing the Debt Financing to fund the Debt Financing (including by taking enforcement action to cause such financial institutions to fund the Debt Financing). Purchaser shall, and shall cause its Affiliates to, refrain from taking, directly or indirectly, any action that is reasonably likely to result in the failure of any of the conditions contained in the Financing Letters and the Interim Facility Letter (or any replacement commitments obtained by Purchaser in compliance with this Section 7.08) or in any definitive agreement related to the Financing. Purchaser shall draw, and shall use its reasonable best efforts to cause the Financing Lenders to fund at Closing, the Interim Facility Letter in the event that the definitive facilities contemplated by the Debt Commitment Letter have not been executed by the Purchaser and the Financing lenders on or prior to the date that is three (3) business days prior to the Closing. Purchaser shall cause the Equity Funds to fund the Equity Financing at Closing.

(b) Purchaser shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Letter or the Interim Facility Letter (or any replacement commitments obtained by Purchaser in compliance with this Section 7.08) or the definitive agreements relating to the Financing without Seller’s prior written consent, except that Purchaser may amend, supplement or otherwise modify the Debt Commitment Letter or the Interim Facility Letter (or any replacement commitments obtained by Purchaser in compliance with this Section 7.08) if such amendment, supplement or other modification (i) does not reduce the aggregate amount of the Debt Financings, (ii) does not contain additional or modified conditions or other contingencies to the funding of the Debt Financing relative to those contained in the Debt Commitment Letter or the Interim Facility Letter, as the case may be (or any replacement commitments obtained by Purchaser in compliance with this Section 7.08) and (iii) is otherwise not reasonably likely to impair or delay the funding of the Debt Financing or the Closing (it being understood that, subject to the requirements of this clause (b), such amendment, supplement or other modification of the Debt Commitment Letter or the Interim Facility Letter, as the case may be (or any replacement commitments obtained by Purchaser in compliance with this Section 7.08), may provide for the assignment of a portion of the commitments under the Debt Commitment Letter or the Interim Facility Letter, as the case may be (or any replacement commitments obtained by Purchaser in compliance with this Section 7.08), to additional agents or arrangers and grant such persons approval rights with respect to certain matters as are customarily granted to additional agents or arrangers).

(c) If any portion of the Financing becomes unavailable on the terms and conditions contained in the Financing Letters or the Interim Facility Letter (or any replacement commitments obtained by Purchaser in compliance with this Section 7.08), Purchaser shall promptly notify Seller, and Purchaser shall use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, replacement commitments on terms that will enable Purchaser to consummate the transactions contemplated by this Agreement and that are not less favorable in the aggregate (as determined by Purchaser in its reasonable judgment) to Purchaser and Seller than those contained in the Financing Letters and/or the Interim Facility Letter, as the case may be (or any replacement commitments obtained by Purchaser in compliance with this Section 7.08); provided that such replacement commitments shall not (i) be subject to any additional or modified conditions or other contingencies to the funding of the Financing than those contained in the Financing Letters and/or the Interim Facility Letter, as the case may be (or any replacement commitments obtained by Purchaser in compliance with this Section 7.08) or (ii) otherwise be reasonably likely to impair or delay the funding of the Financing or the Closing. Purchaser shall deliver to Seller complete and correct copies of all amendments, supplements, other modifications or agreements pursuant to which any amended, supplemented, modified or replacement commitments shall provide Purchaser with any portion of the Financing; provided that Purchaser may redact from any such copies the fee amounts payable to their Financing sources.

(d) Purchaser shall keep Seller informed on a timely basis of the status of the Financing and any material developments relating to the Financing.

(e) For the avoidance of doubt and notwithstanding anything to the contrary in this Section 7.08, Purchaser acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Debt Financing or receipt of the proceeds therefrom.

SECTION 7.09. Benefits and Payroll Transition. Purchaser shall use its reasonable best efforts to put in place the necessary personnel and systems to enable Purchaser to administer its own benefit plans and payroll systems on the Closing Date or as soon as reasonably practicable thereafter, with a view to reducing both the extent and the duration of the transitional services with respect to such matters to be provided to Purchaser pursuant to the Transitional Services Agreement.

SECTION 7.10. Joint Tender Contracts. Purchaser acknowledges that, in certain international jurisdictions, Seller is a party to certain joint tender contracts with third parties relating to the Business. Purchaser shall use its reasonable best efforts to cause the Business to (a) comply with its obligations to supply Products to Seller in connection with each such joint tender contract and (b) otherwise cooperate with Seller in the administration of, compliance with the terms of, and performance under, each such joint tender contract, in each case, until the scheduled expiration of the term of such contract (or, if earlier, the termination of such contract). Each of Seller and Purchaser acknowledges and agrees that, upon the expiration of the term of each such joint tender contract (or, if earlier, the termination of such contract), the parties will not have any obligation to renew such joint tender contract.

ARTICLE VIII

Mutual Covenants

SECTION 8.01. Consents. Purchaser acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Transferred Real Property Contracts, the Transferred Contracts and the Transferred Entity Contracts and issuers of the Transferred Permits, the Transferred Entity Permits and the Transferred Environmental Permits in order to transfer such Transferred Real Property Contracts, Transferred Contracts, Transferred Entity Contracts, Transferred Permits, Transferred Entity Permits or Transferred Environmental Permits to Purchaser and that such consents and waivers have not been obtained. Purchaser agrees that, except as provided in Section 1.05(b), Seller and its Affiliates shall not have any liability or obligation whatsoever to Purchaser arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Transferred Real Property Contract, Transferred Contract, Transferred Entity Contract, Transferred Permit, Transferred Entity Permit or Transferred Environmental Permit as a result thereof. Purchaser further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or waiver or any such termination except to the extent Seller’s representations in Section 4.02 are untrue. Prior to the Closing, Seller shall, and shall cause the Selling Affiliates and the Transferred Entities to, (i) make the initial request for such consent or waiver from the applicable third party and (ii) otherwise cooperate with Purchaser upon its reasonable request in any reasonable manner in connection with Purchaser obtaining any such consents and waivers; provided, however, that in each case such cooperation shall not include any requirement of Seller or any of its Affiliates (including the Selling Affiliates and the Transferred Entities) to expend money, commence, defend or participate in any litigation, incur any obligation in favor of, or offer or grant any accommodation (financial or otherwise) to, any third party.

SECTION 8.02. Transition; Cooperation. (a) Purchaser and Seller shall cooperate with each other, and shall cause their respective Representatives to cooperate with each other, for a period of ninety (90) days after the Closing to ensure the orderly transition of the Business from Seller to Purchaser and to minimize any disruption to the respective businesses of Seller, the Selling Affiliates, the Transferred Entities and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their respective Representatives reasonable access, during normal business hours, to such information and assistance relating to the Business, the Transferred Entities, the Acquired Assets and the Assumed Liabilities as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim, assessment or inquiry. Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any Transfer Taxes or fees applicable to the Acquisition, and to cooperate with the other party in providing any information and documentation that may be necessary to obtain such exemptions. The obligation to cooperate pursuant to the preceding sentence insofar as it concerns Taxes shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof). Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8.02. Neither party shall be required by this Section 8.02 to take any action that would (i) unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations, (ii) result in its forfeiture of any attorney-client privilege or (iii) violate any Contract or applicable Law; provided that Seller shall, and shall cause the Selling Affiliates and the Transferred Entities to, use commercially reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions on access set forth in clauses (ii) or (iii) apply.

(b) From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 8.01 and 8.04), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

(c) Without limiting Sections 1.05(b) or 8.01(a), Purchaser, Seller and the Selling Affiliates shall cooperate using their commercially reasonable efforts to transfer, obtain, or to cause to be transferred or obtained, prior to the Closing or as soon as practicable thereafter, any Permit or Environmental Permit necessary for Purchaser to own or operate the Business, the Transferred Entities or the Acquired Assets. During the period commencing on the date hereof and continuing until one hundred eighty (180) days after the Closing, (i) each of Seller, the Selling Affiliates and Purchaser shall provide or cause to be provided to the other parties all commercially reasonable assistance as is reasonably requested in connection with securing (and/or terminating, if required by applicable Law or Environmental Law) any such Permits or Environmental Permits and (ii) if any Permits or Environmental Permits are not secured prior to the Closing, Seller, the Selling Affiliates and Purchaser shall cooperate in good faith in any lawful and reasonable arrangement reasonably proposed by either party under which Purchaser shall obtain the benefit of Permits or Environmental Permits held by Seller or the Selling Affiliates in connection with the ownership or operation of the Business, the Transferred Entities or the Acquired Assets following the Closing; provided that such assistance and cooperation shall not include any obligation to expend money to any third party or Governmental Entity from whom such Permits or Environmental Permits are requested under this Section 8.02(c), or to commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

SECTION 8.03. Publicity. Seller and Purchaser agree that, from and after the date hereof, no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party or its Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed by the parties.

SECTION 8.04. Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement (including the provisions set forth in Sections 1.05(b) and 8.05), each party hereto shall use its reasonable best efforts to cause the Closing to occur. Without limiting the foregoing, Seller and Purchaser shall use their respective reasonable best efforts to cause the Closing to occur on or prior to July 1, 2008, or as soon as practicable thereafter. Each of Seller and Purchaser shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article III not being satisfied.

SECTION 8.05. Antitrust Notification and Other Regulatory Filings. (a) Purchaser and Seller shall, as promptly as reasonably practicable, file with all applicable U.S. and foreign Governmental Entities any notices and applications necessary to obtain merger control or competition Law approval for the Acquisition; provided that Seller shall have the right to review and provide comments on any such notices and applications prior to their filing, consistent with applicable Law. Without limiting the foregoing, Purchaser and Seller shall, as promptly as reasonably practicable, but in no event later than fifteen (15) business days after the date of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required under the HSR Act for the transactions contemplated by this Agreement. Any such notices and applications, including such HSR Act notification and report form, shall be in substantial compliance with the requirements of the HSR Act or the applicable foreign merger control or competition Law. Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any such foreign merger control or competition Law. Each of Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity and shall comply with any such inquiry or request as promptly as practicable, but in no event later than five (5) business days after receipt of such inquiry or request. Any such additional information shall be in substantial compliance with the requirements of the HSR Act or the applicable foreign merger control or competition Law. Purchaser agrees not to extend directly any waiting period under the HSR Act or any foreign merger control or competition Law or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement, except with the prior written consent of Seller. Each of Seller and Purchaser shall use its best efforts to obtain any clearance required under the HSR Act and any such foreign merger control or competition Law for the consummation of the Acquisition.

(b) Without limiting the generality of Purchaser’s obligations pursuant to Section 8.05(a), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any competition or antitrust Law, or if any Law or Injunction is enacted, entered, promulgated or enforced by a Governmental Entity that would make the transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated by this Agreement, Purchaser shall use its best efforts to resolve, contest or resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Injunction, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and to have such Law or Injunction repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, including (i) selling, holding separate or otherwise disposing of, or proposing and agreeing to sell, hold separate or otherwise dispose of, or permitting the sale, holding separate or other disposition of, any assets of Purchaser or its subsidiaries, or after the Closing, the Business and (ii) conducting its business in a specified manner, or proposing and agreeing or permitting to conduct its business in a specified manner. Solely with respect to the Business, the Acquired Assets and the Transferred Entities, Seller will cooperate with Purchaser in all respects in Purchaser’s implementation of any of the measures described in the preceding sentence that is undertaken in order to permit consummation of the transactions contemplated by this Agreement.

(c) If any approval or clearance required under an applicable merger control or competition law in China is not obtained prior to the Closing, the Closing shall nonetheless take place and, thereafter, Seller and the Selling Affiliates, on the one hand, and Purchaser, on the other hand, shall cooperate in any lawful and reasonable arrangement reasonably proposed by Purchaser (not including the payment of any consideration) under which Purchaser shall obtain the economic claims, rights and benefits under, and shall bear all the costs, liabilities and burdens with respect to, the Business conducted in China (which shall not be transferred to Purchaser at Closing and shall be held separate by Seller until such approval is obtained at which time it shall be transferred to Purchaser); provided that Purchaser shall pay or satisfy all the costs, expenses, obligations and liabilities incurred by Seller or the Selling Affiliates in connection with any such alternative arrangements (other than legal fees incurred by Seller and the Selling Affiliates in connection with documenting and negotiating such arrangement, which shall be borne by Seller).

SECTION 8.06. Support Services. Seller and its Affiliates (other than the Transferred Entities) provide certain support services (“Support Services”) to the Business and employees of the Business in connection with the operation of the Business as conducted as of the date of this Agreement. Purchaser acknowledges that, except to the extent provided in the Transitional Services Agreement, all Support Services will be terminated as of the Closing Date. Seller and its Affiliates shall use commercially reasonable efforts to take the actions necessary to enable Seller and its Affiliates to perform in all material respects as of and following Closing all services to be provided under the Transitional Services Agreement.

SECTION 8.07. Tax Matters. (a) Seller and Purchaser agree in principle on an allocation of the Final Purchase Price among (i) the Transferred Entities, (ii) the portion of the Acquired Assets that relates to property, plant and equipment and (iii) the portion of the Acquired Assets that relates to inventory, working capital and accounts receivable on a jurisdiction-by-jurisdiction basis of 40% to the U.S., 45% to the U.K. and 15% to all other countries (the “Initial Purchase Price Allocation”). For purposes of this provision, the U.S. includes the Dominican Republic. Each of Seller and Purchaser shall (i) further allocate the Initial Purchase Price Allocation among the Transferred Entities and Acquired Assets in accordance with Section 1060 of the Code and relevant provisions of local Law and (ii) use its best efforts and work together in good faith to agree on such further allocation prior to the Closing and to agree on any allocation of post-Closing adjustments in a timely manner; provided, however, that the Seller and Purchaser agree that the amount to be allocated to the Purchaser’s purchase of the stock of ConvaTec Dominican Republic, Inc. shall be approximately $10,400,000. Each of Seller and Purchaser shall (i) report the sale and purchase of the Transferred Entities and Acquired Assets for United States and other Tax purposes in accordance with such allocations determined in accordance with this Section 8.07(a), including as required on Internal Revenue Service Form 8594 and (ii) not take any position inconsistent with such allocations on any of its respective United States and other Tax Returns except as otherwise required by Law.

(b) Seller and Purchaser shall be entitled to any refunds or credits relating to Taxes arising out of, relating to or in respect of the Acquired Assets as determined in Article I. The amount or economic benefit of any refunds or credits of Taxes of the Transferred Entities, or of any affiliated, consolidated, combined or unitary group of which a Transferred Entity is or has been a member, for any Pre-Closing Tax Period shall be for the account of Seller. The amount or economic benefit of any refunds or credits of Taxes of the Transferred Entities for any Post-Closing Tax Period shall be for the account of Purchaser unless such item relates to a carryforward in a Pre-Closing Tax Period, in which case such item is for the account of Seller.

(i) Each party shall forward, or cause to be forwarded, to the party entitled pursuant to this Section 8.07(b) to receive the amount or economic benefit of a refund or credit of Taxes the amount of such refund or credit within ten (10) days after such refund is received or after such credit is allowed or applied against another Tax liability, as the case may be.

(ii) Purchaser shall waive any carrybacks to any Pre-Closing Tax Period to the extent permitted by Law.

(iii) If, subsequent to a taxing authority’s allowance of a refund or credit, such taxing authority reduces or eliminates such allowance, any refund or credit, plus any interest received thereon, forwarded or reimbursed under this Section 8.07 shall be returned to the party who had forwarded or reimbursed such refund or credit and interest, upon the request of such forwarding party, in an amount equal to the applicable reduction, including any interest received thereon.

(c) To the extent permitted by Law or administrative practice, the taxable years of the Transferred Entities shall end at the close of business on the Closing Date.

(d) Purchaser and Seller agree that:

(i) Seller shall timely prepare and file, or cause to be prepared and filed, on a basis consistent with past practice, (A)(I) the United States consolidated federal income Tax Returns that include the Transferred Entities and (II) where applicable, all other Tax Returns of the Transferred Entities filed on a consolidated, combined or unitary basis with Seller or any of its Affiliates, in each case for taxable periods beginning on or before the Closing Date, and (B) all other Tax Returns with respect to the Transferred Entities that are required to be filed on or before the Closing Date. Seller shall timely pay, or cause to be paid, any Taxes due with respect to such Tax Returns. Seller shall provide the Purchaser with copies of such completed Tax Returns (or, in the case of Tax Returns referred to in clause (A) of this Section 8.07(d)(i), the portion of such Tax Returns relating to the Transferred Entities) at least twenty (20) days before such Tax Returns are due and consider in good faith any comments provided by the Purchaser. Purchaser shall pay Seller for the amount of Taxes shown on such Tax Return to the extent the Taxes shown on the Tax Return are an obligation of the Purchaser under Section 10.03(b) at least three (3) days before the last day of the Tax shown on the Tax Return is due and payable.

(ii) Purchaser shall timely prepare and file, or cause to be prepared and filed, on a basis consistent with past practice (to the extent consistent with applicable Law), all Tax Returns with respect to the Transferred Entities that are required to be filed after the Closing Date and that relate to a taxable period or portion thereof beginning on or before the Closing Date (other than any Tax Return described in Section 8.07(d)(i)(A)). With respect to Tax Returns for a Straddle Period, Purchaser shall provide Seller with a draft of any such Tax Returns at least twenty (20) days before such Tax Return is due for approval (which approval shall not be unreasonably withheld or delayed) and the Purchaser will consider in good faith any comments provided by the Seller (and reasonably accept any such comments to the extent relating to Taxes that are an obligation of the Seller under Section 10.03(a)). The Purchaser shall timely pay, or cause to be paid, any Taxes due with respect to such Tax Returns. Seller shall pay the Purchaser for the amount of Taxes shown on such Tax Return to the extent the Taxes shown on the Tax Return are an obligation of the Seller under Section 10.03(a) at least three (3) days before the last day that the Tax shown on the Tax Return is due and payable.

(iii) Notwithstanding anything herein to the contrary, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least ten (10) days prior to the due date for such Tax Returns.

(e) For all Tax purposes, Purchaser, Seller and each of their respective Affiliates agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by Seller for the transactions contemplated by this Agreement unless a final determination (as defined in Section 1313 of the Code) provides otherwise.

(f) Upon Purchaser’s request, Seller and Purchaser (or its relevant Affiliate) shall timely make an election under Section 338(h)(10) of the Code (and similar provision of state or local law) with respect to ConvaTec Dominican Republic, Inc.

(g) All tax sharing agreements or similar agreements with respect to or involving Seller or the Selling Affiliates, on the one hand, and the Transferred Entities, on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, the Transferred Entities shall not be bound thereby or have any liability thereunder.

(h) All amounts expressed in this Agreement as being payable by Purchaser with respect to the Business and/or Acquired Assets are expressed to be exclusive of any value added Tax (or similar Taxes) which may be chargeable and Purchaser will pay to Seller in addition to such amounts, an amount equal to any value added Tax (or similar Tax) for which Seller is liable to account to the applicable Taxing authority in respect of any supply made to Purchaser under or in connection with this Agreement upon production to Purchaser of a valid value added Tax (or other similar Tax) invoice in respect of the sale of the Business and/or Acquired Assets.

SECTION 8.08. Customer Databases. (a) At least twenty (20) business days prior to the Closing Date, Seller shall, or shall cause a Selling Affiliate to, use its commercially reasonable efforts to contact by letter or email (i) each customer of Products in the United States that has not previously consented to have its personal information transferred to a third party in connection with a sale, disposition or other transfer of the Business (each such non-consenting customer to be specifically identified on the master list, maintained by Seller and its Affiliates, of customers of the Business within the United States (the “U.S. Customer List”)) and (ii) each customer of Products in jurisdictions other than the United States and Japan, the laws of which require the consent of a customer for the transfer of such customer’s personal information to a third party (each such customer to be specifically identified on the master list, maintained by Seller and its Affiliates, of customers of the Business outside the United States and Japan (the “Non-U.S. Customer List”)), in each case, to allow each such person ten (10) business days to decline (or, in the case of customers on the Non-U.S. Customer List, to the extent required by Law, to permit or decline) to have such person’s identity and other personal information provided to Purchaser (and, in the case of customers on the Non-U.S. Customer List, to be transferred to a country designated by Purchaser), which election shall be made by a reply letter, email or registration on a website designated by Seller (or the applicable Selling Affiliate). Any person that Seller reasonably determines it was unable to contact (e.g., if Seller does not have a postal or an email address for such person or if Seller or the applicable Selling Affiliate received an “undeliverable” response to a letter or an email addressed to such person) or any person who did not reply to the communication sent by Seller will be deemed to have declined to have such person’s identity and personal information provided to Purchaser.

(b) Notwithstanding any provision of Section 1.02 to the contrary, upon the Closing, Seller’s sole obligation with respect to each of the U.S. Customer List and the Non-U.S. Customer List shall be to deliver to Purchaser a single electronic copy of such list; provided that Seller shall, to the extent necessary to comply with applicable Law, delete the identity and other personal information of each person that declined (or was deemed to decline) to have such information provided to Purchaser from the copy of the applicable list to be delivered to Purchaser prior to delivery thereof. Subsequent to such delivery, Seller shall delete and/or destroy any other copies of such lists and provide written verification thereof.

(c) At all times following the Closing, Purchaser shall have in place and strictly observe a privacy policy with respect to the copy of U.S. Customer List and the Non-U.S. Customer List that is at least as protective of the interests of the persons identified on such customer lists in the privacy of their respective identities and personal information as the privacy policy of Seller as in effect on the date of this Agreement, a copy of which is included in Section 8.08(c) of the Seller Disclosure Schedule.

(d) In the event a Selling Affiliate remains a “Data Controller,” as that term is defined by the EU Data Protection Directive, in an EU member state after the Closing, the provisions of Section 8.08(a) and (b) shall not apply and such Selling Affiliate shall be permitted to retain its entire Non-U.S. Customer List, without any deletion.

SECTION 8.09. Treasury, Payroll and Employee Benefit Transitional Services. (a) From the date hereof through Closing, Purchaser shall use its reasonable best efforts to acquire, lease, license, hire or otherwise put in place all personnel, Contracts, assets and services necessary for Purchaser to perform without assistance from Seller or any of its Affiliates, the Treasury Services, the Payroll Services and the Benefit Services (each, a “Service” and, collectively, the “Services”) on the Closing Date or as soon practicable thereafter with a view to reducing the scope of each such Service to be provided by Seller following the Closing (including the jurisdictions in which each such Service is to be provided and the duration of each such Service), and Seller shall cooperate with such efforts by Purchaser; provided that none of Seller or any of its Affiliates shall be obligated to hire any personnel, independent contractors or consultants, to incur any out-of-pocket costs or expenses, or to enter into any binding Contract or other arrangement under which Seller or such Affiliate will incur any Liability other than a Liability of a Transferred Entity arising after the Closing. To the extent that Seller determines (in consultation with Purchaser) that it is reasonably necessary to hire any personnel, independent contractors or consultants, incur any out-of-pocket costs or expenses, or to enter into any binding Contract or other arrangement (the “Set-Up and Administrative Costs”) in order to provide any Payroll Service or Benefit Service, all such Set-Up and Administrative Costs (including the cost of legal, IT and other services) and such costs incurred by Seller after such Services are no longer required and which are necessary in order to return its payroll and benefits administrative function to its pre-provision of Services status (the “Post-Services Costs”) shall be borne solely by Purchaser, and Purchaser shall fully indemnify Seller for such Set-Up and Administrative Costs and such Post-Services Costs incurred prior to, on and after the Closing Date, whether or not such Services are actually needed or utilized post-Closing. The payment of such Set-Up and Administrative Costs and such post-services costs shall be in addition to the $20,000,000 payment by Purchaser specified in Section 3(c) of the Transitional Services Agreement. For the avoidance of doubt, no termination, amendment or modification of any Benefit Plan, program or arrangement shall be required to be made by Seller or any of its Affiliates in order to provide any Benefit Service. Furthermore, nothing herein shall prevent Seller or any of its Affiliates from making changes to its Benefit Plans, programs and arrangements following the Closing Date; provided that (i) such change does not apply exclusively to Business Employees but generally to all participants in such Benefit Plan, regardless of whether such participants are Business Employees and (ii) such change does not cause Purchaser to Breach its covenant under Section 9.05(a).

(b) If Purchaser shall have complied in all material respects with its obligations under Section 8.09(a), and Purchaser shall not have in place all such personnel, Contracts, assets and services necessary for Purchaser to provide all the Services to the Business at the effective time of Closing without receiving any portion of or all of one or more of the Services from Seller, then (i) with respect to each Service, Seller shall provide, or cause one or more of its controlled Affiliates to provide, subject to applicable Law, the portion of each such Service (as shall be mutually agreed by Seller and Purchaser) that Purchaser is not yet able to provide in each such jurisdiction as may still be required on the terms and conditions set forth in the Transitional Services Agreement for such Service for a period of up to three (3) months at a cost payable monthly at a fixed amount equal to (i) one hundred fifteen percent (115%) of the Seller’s or such Affiliate’s fully allocated costs of providing such Service and (ii) where Purchaser requests with sixty (60) days’ prior written notice to Seller or such Affiliate an extension of the term of the relevant Service (up to a maximum of an additional three (3) months), one hundred and fifty percent (150%) of Seller’s or such Affiliate’s fully allocated costs of providing such services, plus a percent allocation of related overhead expenses, including supplies, mailing, telecommunications, occupancy depreciation insurance and system support. Any significant efforts related to non-routine activities shall be billed at a rate per hour to be agreed by the parties; provided, however, that Seller or such Affiliate may not bill Purchaser for such efforts unless Purchaser has received notification thereof in advance and consented in writing to the undertaking of such effort, such notification not to be unreasonably withheld or delayed (it being understood that Seller or such Affiliate shall not be obligated to utilize any such significant efforts related to activities outside of what is routine unless Purchaser shall have provided such consent).

(c) For purposes of this Section 8.09, the following terms shall have the following meanings:

“Payroll Services” means the services currently provided to the Business by Seller or one or more of its Affiliates related to the compensation and reimbursement of Business Employees.

“Benefits Services” means benefit administration support services currently provided to the Business by Seller or one or more of its Affiliates with respect to the Benefits Plans currently in place for Business Employees.

“Treasury Services” means treasury services related to the management and monitoring of cash transactions and bank accounts currently provided to the Business by Seller or one or more of its Affiliates, which, for the avoidance of doubt, shall not include funding of any cash disbursements.

ARTICLE IX

Employee Matters

SECTION 9.01. Employees; Assumption of Terms and Conditions of Employment; Continuation of Employment; General Principles. (a) For purposes of this Article

IX, Business Employees (as defined) shall also include such other employees who may be hired by Seller or its Affiliates for the Business between the date hereof and the Closing Date and whose services primarily relate to the Business, in each case whether employed within or outside the United States, whether active or on vacation, holiday, jury duty, bereavement or other leave of absence or on short-term disability or long-term disability, but excluding, in each case, employees whose services primarily relate to the Excluded Assets.

(b) With respect to those Business Employees (other than Business Employees of any Transferred Entity or except as required by applicable Law) who are not actively at work on the Closing Date because they are on approved long-term disability or short-term disability leave in accordance with the applicable Benefit Plan (“Inactive Business Employees”), from and after the Closing Date, Seller shall continue to provide such Inactive Business Employees with disability coverage under the applicable Benefit Plan to the extent consistent with the terms of the applicable Benefit Plan; provided that if any such Inactive Business Employee returns to active work at the conclusion of such leave (and it being understood that Purchaser and its Affiliates shall offer employment to each such Inactive Business Employee who becomes ready, willing and able to return to active work within twelve (12) months after the Closing Date or as otherwise required by applicable Law), such Inactive Business Employee shall become a “Transferred Employee” for purposes hereunder as of the date of such individual’s return to active employment with the Business (such date, the “Commencement Date”).

(c) Where applicable Law or rules provide for the transfer of employment of any Business Employee upon a sale of the Business, Purchaser and Seller shall take or cause to be taken such actions as are required under applicable Law to accomplish such transfer of employment of such Business Employee to Purchaser or an Affiliate of Purchaser as a matter of Law as of the Closing. Where applicable Law or rules do not provide for the transfer of employment of any Business Employee upon the sale of the Business to Purchaser or any of its Affiliates, Purchaser shall, or shall cause one of its Affiliates to, make offers of at-will (to the extent permitted by applicable Law) employment in accordance with the provisions of this Article IX, to be effective as of the Closing, to all such Business Employees.

(d) To the extent not provided for by operation of Law, Purchaser shall, and shall cause its Affiliates to, make offers of at-will (to the extent permitted by applicable Law) employment to the Business Employees (subject to Section 9.01(b)), in accordance with the provisions of this Article IX, at least fifteen (15) days prior to the Closing Date (or such longer period required by applicable Law, collective bargaining agreement, trade union agreement or works council agreement), to be effective as of the Closing. Except as otherwise provided in this Article IX, each offer of employment by Purchaser or its Affiliate to each Business Employee shall in each case provide a base salary (or wages) and bonus target no less favorable than the base salary and bonus target provided to such Business Employee immediately prior to the Closing Date and such other terms and conditions (including, but not limited to, pension and welfare benefits, but excluding stock-based compensation) that are no less favorable in the aggregate than those provided to such Business Employee immediately prior to the Closing Date; provided, however, that Purchaser and its Affiliates shall not be obligated to offer or to provide any defined benefit pension plan except where required by applicable Law, collective bargaining agreement, trade union agreement or works council agreement. Prior to the Closing, Purchaser shall set forth in a Purchaser Disclosure Letter the employee benefits that shall be provided to

Transferred Employees on the Closing Date and through the Continuation Period set forth in Section 9.05(a) on a country by country basis. Section 9.01(d) of the Seller Disclosure Schedule sets forth the name, title or job position, base salary (or wages) and target bonus, as in effect as of the Closing Date, with respect to each Business Employee (which Schedule is attached to the document entitled “Confidential—Employee Benefit Matter Information” (the “Confidential Employee Benefit Letter”)). Each Business Employee whose employment transfers from Seller or an Affiliate of Seller to any Purchaser or an Affiliate of Purchaser on the Closing by operation of Law, and each Business Employee who accepts the offer of employment from Purchaser or an Affiliate of Purchaser, is referred to herein as a “Transferred Employee”. Transferred Employees who are employed primarily within the United States or Puerto Rico immediately prior to the Closing are referred to herein as “U.S. Transferred Employees”. Transferred Employees who are employed primarily outside of the United States and Puerto Rico immediately prior to the Closing are referred to herein as “Foreign Transferred Employees”. If any Transferred Employee requires a work permit or an employment pass or other approval for his or her employment to continue with Purchaser or an Affiliate of Purchaser following the Closing or the Commencement Date, as applicable, Purchaser shall use its, or shall cause its Affiliate to use its, commercially reasonable efforts to ensure that any necessary applications are promptly made and to secure prior to Closing or the Commencement Date, as applicable, the necessary permit, pass or other approval.

(e) Without limiting Purchaser’s obligations under Section 9.01(d), Purchaser or an Affiliate of Purchaser, as the case may be, shall use commercially reasonable efforts to make the offers of employment described in Section 9.01(d) on terms and conditions sufficient to avoid statutory severance or similar obligations under applicable Law, except to the extent such severance or similar obligations arise without regard to such terms. Notwithstanding any other provision of this Article IX to the contrary, if applicable Law requires Seller or its Affiliates to make any payment or provide any benefit to any Business Employee in the event Purchaser and its Affiliates do not offer to provide such Business Employee with a specified level of compensation or benefits, then Purchaser and its Affiliates shall offer to provide such level of compensation or benefits to the extent necessary to prevent Seller and its Affiliates from being so obligated to such Business Employee. Seller and Purchaser intend that for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Seller and its Affiliates, the transactions contemplated by this Agreement shall not constitute a severance of employment of any Transferred Employee prior to or upon the consummation of the transactions contemplated hereby, and that Transferred Employees will have continuous and uninterrupted employment immediately before, during and immediately following the Closing. Purchaser shall assume and be solely responsible for all obligations, liabilities and commitments in respect of claims made by any Business Employee for severance or other termination pay or other benefits (including, but not limited to, claims for wrongful dismissal, constructive dismissal, notice of termination of employment, pay in lieu of notice or termination, termination indemnities or other indemnities, any damages arising from a breach of a Business Employee’s employment contract, and any payments required to be made under any Law of any jurisdiction or the applicable collective bargaining agreement in respect of the termination of the Business Employee’s employment, including payments in respect of accrued wages, vacation, overtime, bonuses and other plans, programs or obligations) arising out of, relating to or in connection with (i) Purchaser’s failure to offer employment to any Business Employee (or failure to continue the employment of any Business Employee of a Transferred Entity) or failure to offer or continue employment on terms and conditions which would preclude any claims of constructive dismissal or similar claims under any applicable Law or other failure to comply with the terms of this Agreement or (ii) where any such severance or termination benefits are required to be paid under applicable Law upon the Closing without regard to such terms and conditions or such continuation of employment. From and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates against all Losses which Seller may suffer or incur as a result of any claim, action or any proceeding made by any Business Employee against Seller or its Affiliates from and after the Closing Date or arising from any breach of Purchaser’s obligations under Section 9.01.

(f) Seller and Purchaser and its Affiliates acknowledge and agree that under the provisions implementing Council Directive 2001/23/EC (the “Acquired Rights Directive”), the contracts of employment between Seller and/or its Affiliates and the Foreign Transferred Employees and, subject to applicable Law, any labor or collective bargaining agreement or works council agreement shall have effect for the Foreign Transferred Employees employed primarily in Europe as if originally made between Purchaser or any of its Affiliates and the Foreign Transferred Employees or between Purchaser or any of its Affiliates and the other parties to the labor or collective bargaining agreements or works council agreements (as the case may be).

(g) As of the Closing, Purchaser shall assume, or shall cause an Affiliate of Purchaser to assume, any labor or collective bargaining agreements, works council agreements or trade union agreements in effect with respect to any Foreign Transferred Employee.

SECTION 9.02. Assumption of Liabilities. (a) Unless otherwise expressly provided in this Article IX, Seller and its Affiliates shall retain liability and responsibility for all employment, compensation, severance and employee benefit-related Liabilities, obligations and commitments (including, but not limited to, claims for wrongful dismissal, constructive dismissal, unfair dismissal, notice of termination of employment, pay in lieu of notice or termination, termination indemnities or other indemnities, any damages arising from a breach of a Business Employee’s or Former Business Employee’s employment contract, and any payments required to be made under any Law of any jurisdiction or the applicable collective bargaining agreement in respect of the termination of a Business Employee’s or Former Business Employee’s employment, including payments in respect of accrued wages, vacation, overtime, bonuses and other plans, programs or obligations) (i) arising prior to the Closing Date that relate to any current or former officer, director, employee or independent contractor of the Business including any Former Business Employee or any Business Employee (or any dependent or beneficiary thereof); (ii) or arising on or after the Closing Date that relate to any Business Employee to whom Seller and its Affiliates offer employment between the date hereof and the Closing; or (iii) arising between the Closing Date and the Commencement Date that relate to any Inactive Business Employee.

(b) (i) Unless otherwise expressly provided in this Article IX, effective as of the Closing Date, Purchaser shall, or shall cause an Affiliate of Purchaser to, assume and be solely responsible and liable for all employment, compensation, severance and employee benefit-related Liabilities, obligations and commitments arising on or after the Closing Date (including, but not limited to, claims for wrongful dismissal, constructive dismissal, unfair dismissal, notice of termination of employment, pay in lieu of notice of termination, termination indemnities or other indemnities, any damages arising from a breach of a Transferred Employee’s, Business Employee’s or Former Business Employee of a Transferred Entity’s employment contract, and any payments required to be made under any Law of any jurisdiction or the applicable collective bargaining agreement in respect of the termination of a Transferred Employee, or Former Business Employee of a Transferred Entity’s employment including payments in respect of accrued wages, vacation, overtime, bonuses and other plans, programs or obligations) that relate to any Transferred Employee or such Former Business Employee; (ii) Seller and its Affiliates shall, solely in relation to obligations triggered by the sale of the Business, including the sale of any Transferred Entity, retain all Liabilities and responsibilities arising from Seller’s and its Affiliates’ failure to perform and discharge any obligation and requirement of Seller or its Affiliates to inform and consult with any works council or union or employee representatives and under the Acquired Rights Directive or under transfer of undertakings in the applicable foreign jurisdiction prior to the Closing that relate to any Former Business Employee, Business Employee or Transferred Employee (or any dependent or beneficiary thereof) incurred prior to, on or after the Closing Date. Purchaser shall, or shall cause an Affiliate of Purchaser to, solely in relation to obligations triggered by the sale of the Business, including the sale of any Transferred Entity, assume all Liabilities and responsibilities arising from Purchaser’s or its Affiliate’s failure to perform and discharge any obligation or requirement of Purchaser or its Affiliate to inform and consult with any works council or union or employee representatives and under the Acquired Rights Directive or under transfer of undertakings in the applicable foreign jurisdiction prior to Closing that relate to any Former Business Employee, Business Employee of a Transferred Entity or Transferred Employee (or any dependent or beneficiary thereof) incurred prior to, on or after the Closing Date.

(c) Purchaser and its Affiliates shall be liable for Liabilities relating to the litigations and claims set forth in Section 9.02(c) of the Seller Disclosure Schedule.

(d) Seller and its Affiliates shall retain all liabilities and obligations for all workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred by Business Employees (other than Business Employees of any Transferred Entity) prior to the Closing Date or incurred by Inactive Business Employees prior to becoming Transferred Employees that are covered under the terms of the applicable plans of Seller or its Affiliates. With respect to claims incurred prior to the Closing with respect to Business Employees of the Transferred Entities and with respect to claims incurred on or after the Closing Date or the Commencement Date, as applicable, by the Transferred Employees and their eligible dependents for workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims, Purchaser, or its Affiliates, shall be responsible. For these purposes, a claim shall be deemed to be incurred: (i) in the case of workers’ compensation and short- or long-term disability benefits (including related health benefits), at the time of the injury, sickness or other event giving rise to the claim for such benefits; (ii) in the case of medical, prescription drug, dental or vision benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained; (iii) in the case of life insurance benefits, upon death; and (iv) in the case of accidental death and dismemberment benefits, at the time of the accident. For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, this Section 9.02(d) shall not apply to any claims, Liabilities or obligations arising out of or relating to exposure of any Business Employee, Former Business Employee, Transferred Employee or former employee or independent contractor of the Transferred Entities or the Business to Hazardous Materials, which matters shall be addressed exclusively by the provisions of Sections 1.03(a)(ii) and 4.17 herein.

(e) Except as specifically set forth in this Article IX or required by applicable Law, collective bargaining agreement, trade union agreement or works council agreement: (i) none of Purchaser nor its Affiliates shall be obligated to assume, continue or maintain any of the Benefit Plans that are sponsored or maintained by Seller or any Affiliate of Seller (other than a Transferred Entity); (ii) no assets or Liabilities of any such Benefit Plans shall be transferred to, or assumed by, Purchaser or its Affiliates or their respective benefit plans; and (iii) Seller and its Affiliates (other than the Transferred Entities) shall be solely responsible for funding and/or paying any benefits under such Benefit Plans, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of any of the Seller or its Affiliates.

(f) Seller shall indemnify and keep indemnified each of Purchaser and its Affiliates against any Liability relating to: (i) any Liability which may be treated as due from Purchaser or its Affiliates in relation to the trustees of any occupational pension scheme operated for the benefit of Transferred Employees who are employed primarily in the United Kingdom (the “UK Transferred Employees”), including the Bristol-Myers Squibb Pension Plan (the “Seller’s UK DB Pension Plan”) and the Seller’s supplemental pension and ancillary benefits provision as described in the December 13, 2007 letter to certain UK Transferred Employees (the “Seller’s UK Supplemental Pension Program”) under section 75 or section 75A of the United Kingdom Pensions Act 1995 (as amended) to the extent that the Liability arises out of or in connection with an employment cessation event (within the meaning of the Occupational Pension Schemes (Employer Debt) Regulations 2005 (as amended)) as a result of the transactions contemplated by this Agreement; and (ii) any contribution notice or financial support direction that may be issued pursuant to the Pensions Act 2004 in relation to any occupational pension scheme operated prior to Closing for the benefit of the UK Transferred Employees, including Seller’s UK DB Pension Plan and Seller’s UK Supplemental Pension Program.

SECTION 9.03. Independent Contractors. Effective as of the Closing, (i) Purchaser shall, or shall cause its Affiliates to, assume all contracts, obligations and liabilities with respect to independent contractors working for the Business on the Closing Date and (ii) Purchaser shall indemnify and hold Seller and its Affiliates harmless against any such contracts, liabilities, obligations or any and all Losses which Seller or its Affiliates may suffer or incur as a result of any claim, action or other proceeding made by such independent contractor against Seller or its Affiliates from and after the Closing Date or arising from any breach of Purchaser’s obligations under this Section 9.03.

SECTION 9.04. Credited Service. Purchaser shall, or shall cause its Affiliates to, credit service accrued by Transferred Employees with, or otherwise recognized for purposes of benefit plans, programs, policies or arrangements by, Seller or its Affiliates as of the Closing (the “Pre-Closing Service”) for all purposes (other than for benefit accrual purposes under any defined benefit pension plan of Purchaser or its Affiliates unless required by applicable Law) under the benefit plans, programs, policies and arrangements (including any pension, 401(k), savings, profit-sharing, medical, dental, life insurance, vacation, vacation bonus, seniority payment, post-retirement health and life insurance, equity, severance, indemnification or separation pay plans and benefits under the applicable collective bargaining agreement) of Purchaser and its Affiliates.

SECTION 9.05. Continuation of Compensation and Benefits. (a) Without limiting the generality of Section 9.01, from the Closing Date through at least December 31, 2009 (the “Continuation Period”), Purchaser or an Affiliate of Purchaser shall (except as otherwise required by applicable Law, collective bargaining agreement, trade union agreement or works council agreement) provide each Transferred Employee with base salary (or wages) and bonus target that in each case is no less favorable than the base salary (or wages) and bonus target provided to such Transferred Employee immediately prior to the Closing Date. During the Continuation Period, Purchaser shall maintain, or cause an Affiliate of Purchaser to maintain, employee benefits and compensation plans (excluding equity compensation plans), programs, arrangements, and perquisites for the Transferred Employees that are no less favorable in the aggregate than those provided to such Transferred Employees immediately prior to the Closing Date; provided, however, that Purchaser and its Affiliates shall not be obligated to maintain any defined benefit pension plan except where required by applicable Law, collective bargaining agreement, trade union agreement or works council agreement.

(b) Purchaser shall provide, or cause an Affiliate of Purchaser to provide, to each U.S. Transferred Employee whose employment terminates during the Continuation Period, cash severance benefits equal to the greater of (x) the cash severance payable, if any, under the applicable severance plan of Purchaser or an Affiliate of Purchaser (the “Purchaser’s Severance Plan”) based on the eligibility criteria applicable under Purchaser’s Severance Plan as then in effect, and subject to the terms and conditions of Purchaser’s Severance Plan, or (y) the cash severance payable, if any, under the terms and conditions set forth in Section 9.05(b) of the Seller Disclosure Schedule, based on the eligibility criteria, and subject to the terms and conditions set forth in Section 9.05(b) of the Seller Disclosure Schedule. With respect to any U.S. Transferred Employee whose employment is terminated during the Continuation Period, Purchaser shall further provide, or cause an Affiliate of Purchaser to provide, to U.S. Transferred Employees who are entitled to cash severance pursuant to the preceding sentence payment for all medical and dental coverage to which such U.S. Transferred Employees are eligible pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the number of weeks corresponding to the number of weeks of base salary (or wages) covered by their cash severance payments and at an employee cost no greater than the then-current cost of such medical and dental coverage for active employees of Purchaser or its Affiliates. Purchaser shall, and shall cause its Affiliates to, refrain from enticing, encouraging or requiring any U.S. Transferred Employee to elect to receive COBRA coverage from Seller on or following the Closing Date.

(c) Purchaser shall provide, or cause an Affiliate of Purchaser to provide, to each Foreign Transferred Employee whose employment is terminated by Purchaser or its Affiliates during the Continuation Period severance and other separation benefits that are no less favorable than the severance and other separation benefits described in Section 9.05(c) of the Seller Disclosure Schedule. Purchaser shall also assume and be solely responsible for paying any other severance obligations that are payable under applicable Law, collective bargaining agreement, trade union agreement or works council agreement as a result of termination of a Foreign Transferred Employee’s employment with Purchaser or its Affiliates after the Closing Date. Nothing herein shall be construed as giving any Foreign Transferred Employee any right to continued employment with Purchaser or its Affiliates following the Closing other than as required by applicable Law, employment contracts, collective bargaining agreements, trade union agreements or works council agreements, or as expressly provided in this Article IX.

SECTION 9.06. U.S. and Puerto Rico Savings and Investment Plans; Vesting. (a) Without limiting the generality of Section 9.05, effective as of the Closing Date, Purchaser or an Affiliate of Purchaser shall have in effect (i) a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code intended to be qualified pursuant to Section 401(a) of the Code (the “Purchaser’s U.S. 401(k) Plan”) and (ii) a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code intended to be qualified pursuant to both Section 401(a) of the Code and the PR Code (the “Purchaser’s PR 401(k) Plan”), which will provide during the Continuation Period benefits, rights and features to U.S. Transferred Employees, who immediately prior to the Closing are participants or who would be permitted during the Continuation Period to become participants in the Bristol-Myers Squibb Company Savings and Investment Program (“U.S. SIP”) or the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program (“PR SIP”), that pursuant to the terms thereof are substantially identical in all material respects (except for such changes as may be required by Law or as provided below) to those provided by the U.S. SIP and the PR SIP immediately prior to the Closing. Each U.S. Transferred Employee participating in the U.S. SIP or the PR SIP immediately prior to the Closing shall become a participant in Purchaser’s U.S. 401(k) Plan or Purchaser’s PR 401(k) Plan (as applicable) as of the Closing. U.S. Transferred Employees shall receive credit for all service with Seller and its Affiliates for purposes of eligibility and vesting under Purchaser’s U.S. 401(k) Plan and Purchaser’s PR 401(k) Plan (as applicable).

(b) At such time as Seller is reasonably satisfied that Purchaser’s 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code and that Purchaser’s PR 401(k) Plan meets the requirements for qualification under both Section 401(a) of the Code and the PR Code, Seller shall cause the U.S. SIP and the PR SIP to transfer to the trusts that form a part of Purchaser’s 401(k) Plan and Purchaser’s PR 401(k) Plan (as applicable) cash, assets (including shares of Seller common stock, to the extent U.S. Transferred Employees’ accounts are invested in Seller common stock) or a combination thereof (the “Asset Transfer”) in an amount equal to the account balances of the U.S. Transferred Employees (including any promissory notes evidencing outstanding loan balances under the U.S. SIP and the PR SIP) as of the valuation date for the U.S. SIP and the PR SIP next preceding such transfer, and Purchaser shall cause Purchaser’s 401(k) Plan and Purchaser’s PR 401(k) Plan (as applicable) to accept such transfer. Seller shall debit the accounts of each U.S. Transferred Employee under the U.S. SIP and the PR SIP by the amount transferred to Purchaser’s 401(k) Plan and Purchaser’s PR 401(k) Plan, and Purchaser shall allocate the cash and property transferred to Purchaser’s 401(k) Plan and Purchaser’s PR 401(k) Plan to the accounts of U.S. Transferred Employees by crediting such accounts in relative proportion to the amount debited from the U.S. Transferred Employees’ accounts under the U.S. SIP and the PR SIP. To the extent permitted by applicable Law, Purchaser’s 401(k) Plan and Purchaser’s PR 401(k) Plan shall maintain an investment option consisting primarily of investments in Seller’s common stock (the “Seller’s Stock Fund”) for a period of no fewer than twelve (12) months following the Closing Date; provided, however, that U.S. Transferred Employees participating in Purchaser’s 401(k) Plan and Purchaser’s PR 401(k) Plan will be permitted to transfer amounts out of Seller’s Stock Fund, but no additional amounts will be permitted to be invested in or transferred into Seller’s Stock Fund.

(c) Following such Asset Transfer, Purchaser and/or Purchaser’s 401(k) Plan and Purchaser’s PR 401(k) Plan shall assume all liabilities and obligations of Seller and its Affiliates under the U.S. SIP and the PR SIP with respect to U.S. Transferred Employees and their beneficiaries, and Seller and its Affiliates shall have no further liability to Purchaser or any U.S. Transferred Employees with respect thereto. Purchaser shall indemnify and hold Seller and its Affiliates and the U.S. SIP and the PR SIP harmless against any such liabilities, obligations, benefits, acts, omissions and transactions.

(d) Purchaser shall assume all liability with respect to benefits under Seller’s Benefit Equalization Plan – Savings and Investment Program that are accrued prior to the Closing Date with respect to U.S. Transferred Employees who participate in such plan.

(e) Seller shall take all action necessary to provide that all U.S. Transferred Employees who participate in the U.S. SIP or the PR SIP or the Bristol-Myers Squibb Company Retirement Income Plan or the Bristol-Myers Squibb Puerto Rico, Inc. Retirement Income Plan have a fully vested and non-forfeitable right to their entire account balances or entire accrued benefit, as applicable, under such plans as of the Closing Date.

SECTION 9.07. U.S. Medical and Dental Plans. (a) Without limiting the generality of Section 9.05, effective as of the Closing, Purchaser shall make available to each U.S. Transferred Employee (and his or her eligible dependents) who is enrolled immediately prior to the Closing in the medical, dental and prescription drug benefit plans and programs of Seller and its Affiliates (collectively, “Seller’s Health Plans”) participation in medical, dental and prescription drug plans and programs maintained or contributed to by Purchaser or its Affiliates (collectively, “Purchaser’s Health Plans”). Purchaser’s Health Plans shall provide, during the Continuation Period, benefits to each U.S. Transferred Employee that are substantially comparable in the aggregate to those provided under Seller’s Health Plans. Any and all waiting periods and pre-existing condition exclusions and actively-at-work requirements shall be waived under Purchaser’s Health Plans with respect to the U.S. Transferred Employees and their eligible dependents, to the extent such employee or dependent was not subject to any such waiting periods, exclusions or requirements under a similar Seller’s Health Plan in which such employee or dependent participated immediately prior to the Closing Date. In addition, Purchaser shall cause Purchaser’s Health Plans to recognize any out-of-pocket medical and dental expenses incurred by the U.S. Transferred Employees and their eligible dependents prior to the Closing and during the calendar year in which the Closing occurs for purposes of satisfying any applicable deductibles and out-of-pocket maximums under Purchaser’s Health Plans, to the same extent so recognized under a similar Seller’s Health Plan prior to the Closing Date.

(b) Notwithstanding any other provision of this Agreement to the contrary, (A) Seller agrees to provide or cause to be provided to each individual who retires on or after the Closing Date and who was, immediately prior to the Closing Date, formerly employed by Seller or its Affiliates in connection with the Business and each Business Employee who is eligible to retire on or immediately prior to the Closing (and such employee’s eligible dependents) retiree health care benefits and coverage set forth in the Comprehensive Medical Summary Plan Description of Bristol-Myers Squibb Company, or such other retiree benefit plan or arrangement of Seller or its Affiliates that is applicable to such individual or employee immediately prior to the Closing ( “Seller’s Retiree Health Plan”) with such retiree health care benefits and coverage set forth in the Seller’s Retiree Health Plan; and (B) Purchaser shall provide or cause to be provided under Purchaser’s Health Plans to each U.S. Transferred Employee (and his or her eligible dependents) who is not described in the immediately preceding clause (A), but who would have satisfied the eligibility requirements for retiree health care benefits and coverage set forth in Seller’s Retiree Health Plan within the Continuation Period had such Transferred Employee’s service as an employee of Purchaser or its Affiliate during the Continuation Period been service as an employee of Seller or its Affiliate, and who retires on or after the Closing Date and during the Continuation Period either (i) health care benefits and coverage that are substantially comparable in the aggregate to those set forth in Seller’s Retiree Health Plan (or that would have been applicable had such U.S. Transferred Employee been eligible to retire immediately prior to the Closing) without regard to any Rule of 70 benefit, or (ii) if more favorable to such U.S. Transferred Employee than the foregoing, the health care benefits and coverage that are provided to similarly situated retirees of Purchaser and its Affiliates; provided that such U.S. Transferred Employee’s participation cost shall be taken into account for purposes of determining whether benefits and coverage are no less favorable or more favorable. Nothing herein shall prevent Seller from amending Seller’s Retiree Health Plan (subject to Section 5.02), or Purchaser from amending its retiree health plans (subject to Section 9.05) at any time in its sole discretion.

(c) As of the Closing Date, Purchaser shall have in effect health care and dependent care flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (“Purchaser’s Cafeteria Plan”), which will provide, during the Continuation Period, benefits, rights and features to U.S. Transferred Employees that are substantially comparable in the aggregate to those provided under the health care and dependent care flexible spending reimbursement account plans of Seller and its Affiliates (“Seller’s Cafeteria Plan”) immediately prior to the Closing. Purchaser shall cause Purchaser’s Cafeteria Plan to accept a spin-off of the flexible spending reimbursement accounts of each U.S. Transferred Employee who participates in Seller’s Cafeteria Plan immediately prior to the Closing (each, an “FSA Participant”) and to honor and continue through December 31 of the year in which the Closing occurs (the “FSA Participation Period”) the elections made by each FSA Participant under Seller’s Cafeteria Plan in respect of such flexible spending reimbursement accounts that are in effect immediately prior to the Closing. As soon as practicable following the Closing Date, Seller and its Affiliates shall cause to be transferred in cash from Seller’s Cafeteria Plan to Purchaser’s Cafeteria Plan the excess, if any, of the aggregate accumulated contributions to the flexible spending reimbursement accounts made by FSA Participants prior to the Closing during the year in which the Closing occurs over the aggregate reimbursement payouts made to the FSA Participants prior to the Closing for such year from such accounts. From and after the Closing, Purchaser shall assume and be solely responsible for all claims by FSA Participants under Seller’s Cafeteria Plan incurred at any time during the calendar year in which the Closing occurs, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date. For purposes of this paragraph, a claim for reimbursement shall be deemed to have been incurred on the date on which the charge or expense giving rise to such claim is incurred.

(d) Effective as of the Closing, Purchaser shall assume and be solely responsible for all liabilities and obligations under COBRA with respect to each U.S. Transferred Employee, and his or her qualified beneficiaries, who is eligible to elect “continuation coverage” (as such term is defined under Section 602 of ERISA) or any similar benefit under any state Law. Without limiting the foregoing, Purchaser and its Affiliates shall assume and be solely responsible for the provision of health care coverage after the Closing to U.S. Transferred Employees and their beneficiaries that satisfies the continuation coverage requirements imposed in connection with the transactions contemplated by this Agreement by Section 4980B of the Code.

SECTION 9.08. U.S. Short-Term Disability and Long-Term Disability. Without limiting the generality of Section 9.05, effective as of the Closing, Purchaser shall make available to each U.S. Transferred Employee who is enrolled immediately prior to the Closing in the short-term disability plans and long-term disability plans of Seller and its Affiliates (collectively, “Seller’s Disability Plans”) participation in short-term disability plans and long-term disability plans maintained or established by Purchaser (collectively, “Purchaser’s Disability Plans”). Purchaser’s Disability Plans shall provide, during the Continuation Period, benefits to each U.S. Transferred Employee that are substantially comparable in the aggregate to those provided under Seller’s Disability Plans.

SECTION 9.09. U.S. Life and Accident Insurance. (a) Without limiting the generality of Section 9.05, effective as of the Closing, Purchaser shall make available to each U.S. Transferred Employee who is enrolled immediately prior to the Closing in the life insurance and accident insurance plans of Seller and its Affiliates (collectively, “Seller’s Life and Accident Insurance Plans”) participation in life insurance and accident insurance plans maintained or established by Purchaser (collectively, “Purchaser’s Life and Accident Insurance Plans”). Purchaser’s Life and Accident Insurance Plans shall provide, during the Continuation Period, benefits to each U.S. Transferred Employee that are substantially comparable in the aggregate to those provided under Seller’s Life and Accident Insurance Plans.

(b) Notwithstanding any other provision of this Agreement to the contrary, (A) Seller agrees to provide or cause to be provided to each individual who retires on or after the Closing Date and who was, immediately prior to the Closing Date, formerly employed by Seller or its Affiliates in connection with the Business and each Business Employee who is eligible to retire on or immediately prior to the Closing (and such employee’s eligible dependents) retiree life insurance benefits and coverage under Seller’s Life and Accident Insurance Plans, or such other retiree benefit plan or arrangement of Seller or its Affiliates that is applicable to such individual or employee immediately prior to the Closing ( “Seller’s Retiree Life and Accident Insurance Plan”) with retiree life insurance benefits and coverage under Seller’s Retiree Life and Accident Insurance Plans; and (B) Purchaser agrees to provide or cause to be provided under Purchaser’s Life and Accident Insurance Plans to each U.S. Transferred Employee (and his or her eligible dependents) who is not described in the immediately preceding clause (A), but who would have satisfied the eligibility requirements for retiree insurance coverage set forth in the Seller’s Retiree Life and Accident Insurance Plan within the Continuation Period had such

Transferred Employee’s service as an employee of Purchaser or its Affiliate during the Continuation Period been service as an employee of Seller or its Affiliate, and who retires on or after the Closing Date and during the Continuation Period either (i) life insurance benefits and coverage that are substantially comparable in the aggregate to those under Seller’s Retiree Life and Accident Insurance Plans (or that would have been applicable had such U.S. Transferred Employee been eligible to retire immediately prior to the Closing) or (ii) if more favorable to such Employee than the foregoing, the life insurance benefits and coverage that are provided to similarly situated retirees of Purchaser and its Affiliates; provided that such U.S. Transferred Employee’s participation cost shall be taken into account for purposes of determining whether benefits and coverage are no less favorable or more favorable. Nothing herein shall prevent Seller from amending Seller’s Retiree Life and Accident Insurance Plan (subject to Section 5.02), or Purchaser from amending its retiree life and accident insurance plans (subject to Section 9.05), at any time in its sole discretion.

SECTION 9.10. Performance Bonuses. Purchaser shall, to the extent accrued therefor in the Financial Statements, assume and be solely responsible for all liabilities under, and shall make any and all payments required to be made pursuant to, the cash performance and incentive plans and related administrative guidelines and procedures of Seller and its Affiliates (“Seller’s Incentive Plans”) with respect to the Transferred Employees where such liabilities and/or payments relate to performance periods in which the Closing Date occurs or that have ended but have not been paid prior to the Closing, to the extent true and complete copies of all Seller’s Incentive Plans have been provided to Purchaser prior to the date hereof. Purchaser agrees to calculate and make such payments pursuant to the terms and conditions of such Seller’s Incentive Plans. Section 9.10 of the Seller Disclosure Schedule sets forth the threshold target and maximum bonus for each Business Employee under such Seller’s Incentive Plans for the calendar year 2008 (which Schedule is attached to the Confidential Employee Benefit Letter).

SECTION 9.11. Relocation Benefits. With respect to each Transferred Employee who, as of the Closing, is in the process of undergoing a relocation and who is identified in Section 9.11 of the Seller Disclosure Schedule (which Schedule is attached to the Confidential Employee Benefit Letter), Purchaser shall, or shall cause an Affiliate of Purchaser to, provide relocation benefits that are identical, in all material respects, to Seller’s relocation benefits, at the expense of Purchaser or its Affiliates; provided, however, that nothing in this Section 9.11 shall require Purchaser or its Affiliates to be liable for any relocation costs incurred prior to the Closing Date. With respect to each Transferred Employee who is on expatriate assignment as of the Closing and who is identified in Section 9.11 of the Seller Disclosure Schedule, Purchaser shall, or shall cause its Affiliates to, provide repatriation benefits that are no less favorable in the aggregate than Seller’s repatriation benefits in effect immediately prior to the Closing.

SECTION 9.12. Vacation Benefits. Upon termination of employment with Purchaser or an Affiliate of Purchaser on or after the Closing Date, Purchaser shall pay each Transferred Employee (other than a Transferred Employee of a Transferred Entity) for any vacation days banked (but excluding any vacation days taken) through the Closing and, to the extent required by applicable Law, or the terms of the applicable vacation policy, any vacation days accrued (but excluding any vacation days taken) through the Closing. To the extent the payment of accrued vacation described in the immediately preceding sentence is not required to be made, Purchaser shall assume and honor all vacation days accrued but not yet taken by Transferred Employees as of the Closing, to the extent of the liabilities accrued therefor in the Financial Statement (it being understood that Purchaser and its Affiliates may deduct from the number of vacation days made available to any Transferred Employee the number of days of vacation previously taken by such Transferred Employee in the applicable year). In the event that any Transferred Employee has taken more vacation days than he or she has accrued as of the Closing, neither Purchaser nor its Affiliates shall have any obligation to reimburse Seller in respect thereof.

SECTION 9.13. Employment and Other Agreements. Effective as of the Closing, Purchaser shall (i) assume all Liabilities arising in accordance with all employment agreements, supplemental benefit agreements and other agreements which have been entered into between a Transferred Employee, on the one hand, and Seller or its Affiliates, on the other hand, (which agreements not required to be assumed under applicable Law, collective bargaining agreement, trade union agreement or works council agreement are set forth in Section 9.13 of the Seller Disclosure Schedule), and (ii) indemnify and hold harmless Seller and its Affiliates against any such liabilities.

SECTION 9.14. Retention Arrangements. Seller shall retain the economic obligations under the retention bonus arrangements of Seller and its Affiliates that are payable before the Closing Date and are identified in Section 9.14 of the Seller Disclosure Schedule. Purchaser shall retain the economic obligations under retention bonus arrangements of Seller and/or Purchaser and their respective Affiliates that are payable at any time on or following the Closing Date and are identified in Section 9.14 of the Seller Disclosure Schedule.

SECTION 9.15. Other Programs and Benefits. Effective as of the Closing, Purchaser shall assume and be solely responsible for all Liabilities with respect to (a) tuition assistance programs, (b) automobile policies, (c) statutory benefits and (d) expatriate allowances, including foreign or U.S. tax payments and tax equalization payments, in each case provided to Transferred Employees and their beneficiaries by Seller and its Affiliates immediately prior to the Closing and, except for statutory benefits, are listed on Section 9.15 of the Seller Disclosure Schedule.

SECTION 9.16. U.S. WARN Act and Other Notices. Purchaser agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or other applicable Law and to otherwise comply with any such requirement with respect to any “plant closing” or “mass layoff” (as defined in WARN) or similar event affecting Employees and occurring on or after the Closing Date. With regard to applicable Laws other than those of the United States, Purchaser agrees to provide notice and to inform and consult with workers, their representative bodies and any relevant Governmental Entities as required by applicable Law in relation to the transactions contemplated herein. Purchaser shall indemnify and hold harmless Seller and its Affiliates against any such liabilities relating to Purchaser and its Affiliates’ obligations under this Section 9.16.

SECTION 9.17. Special Provisions for Foreign Transferred Employees. (a) Foreign Health and Welfare Plans. Without limiting the generality of Section 9.05, effective as of the Closing, Purchaser shall have in effect health and welfare plans for the benefit of

Foreign Transferred Employees (“Purchaser’s Foreign Health and Welfare Plans”). Purchaser’s Foreign Health and Welfare Plans shall provide benefits, during the Continuation Period to each Foreign Transferred Employee, that (i) are no less favorable in the aggregate than those provided under the health and welfare plans and programs maintained or contributed to by Seller and its Affiliates that are applicable to such Foreign Transferred Employee immediately prior to the Closing and (ii) meet the requirements of applicable Law with respect to continuity of benefits. With respect to any of Purchaser’s Foreign Health and Welfare Plans, any and all waiting periods and pre-existing condition exclusions and actively-at-work requirements shall be waived with respect to the Foreign Transferred Employees, to the extent such employee was not subject to any such waiting periods, exclusions or requirements under a similar plan or program of Seller or its Affiliates in which such employee participated immediately prior to the Closing Date.

(b) Foreign Pension Plans. Without limiting the generality of Section 9.05, effective as of the Closing, Purchaser shall have in effect retirement plans for the benefit of Foreign Transferred Employees (“Purchaser’s Foreign Retirement Plans”) that provide benefits, during the Continuation Period to each Foreign Transferred Employee, that (i) are no less favorable in the aggregate than those provided under the pension plans and programs maintained or contributed to by Seller and its Affiliates (“Seller’s Foreign Retirement Plans”) that are applicable to such Foreign Transferred Employee immediately prior to the Closing subject to the Foreign Transferred Employees paying contributions under Purchaser’s Foreign Retirement Plans at no greater rate than under Seller’s Foreign Retirement Plans and (ii) meet the requirements of applicable Law with respect to continuity of benefits. Purchaser shall indemnify and hold harmless Seller and its Affiliates against all Losses incurred by Seller in respect of any claims by Foreign Transferred Employees relating to any changes in their pension benefits as of the Closing.

SECTION 9.18. Personnel Records. To the extent permitted by applicable Law, the originals of all records created prior to the Closing Date (or such later date of transfer of employment, as applicable) set forth in the Transferred Employees’ personnel files shall remain with the Transferred Entity or be transferred to Purchaser or Purchaser’s Affiliates (as of the Closing Date or such later date of transfer of employment, as applicable), as the case may be (the “Personnel Records”). The originals of all personnel records of all Former Business Employees and all Business Employees who are not Transferred Employees shall remain with Seller and its Affiliates; provided that Purchaser shall be provided with a copy of all employee health and safety records required by applicable Law to be maintained by the Transferred Entities and Seller shall permit Purchaser or its Affiliates or successors and their authorized representatives to have full access to all such personnel records to the extent reasonably necessary in order for Purchaser or any of its Affiliates or successors to respond to a subpoena, court order, audit, investigation or otherwise as required by applicable Law or in connection with any pending or threatened lawsuits, actions, arbitrations, claims, complaints, investigations or other proceedings. Purchaser or Purchaser’s Affiliates (or their respective successors) shall retain the Personnel Records for a period of at least ten (10) years following the Closing Date (the “Retention Period”). Purchaser and its Affiliates shall permit Seller and its authorized representatives to have full access upon reasonable notice during normal business hours to all the Personnel Records during the Retention Period in order for Seller or any of its Affiliates to respond to a subpoena, court order, audit, investigation, to obtain data for pension or other benefits, or otherwise as required by applicable Law (such determination by the parties of access shall be reasonable and shall not be unreasonably delayed) and Purchaser and its Affiliates shall provide Seller, upon Seller’s reasonable request and at Seller’s expense, with copies of such Personnel records.

SECTION 9.19. No Third Party Remedies. Nothing in this Article IX is intended or shall be intended to entitle any person other than the parties hereto and their respective transferees and permitted assigns to any claim, cause of action, remedy or right of any kind.

SECTION 9.20. Cooperation. Following the Closing, Purchaser shall, and shall cause its Affiliates (including, in the case of Purchaser, the Transferred Entities) to, cooperate reasonably fully with Seller and its Affiliates in the prosecution, defense, and/or settlement of any claims for which Seller and its Affiliates retains liability under this Article IX. Such cooperation shall include (i) affording Seller, its Affiliates, its counsel and its other representatives reasonable access, upon reasonable written notice during normal business hours, to all relevant personnel, properties, books, contracts, commitments and records, (ii) furnishing promptly to Seller, its Affiliates, its counsel and its other representatives any information reasonably requested by it, such Affiliates, such counsel or such other representatives and (iii) providing any other assistance to Seller, its Affiliates, its counsel and its other representatives reasonably requested by such other party, such Affiliates, such counsel or such other representatives. Seller shall reimburse Purchaser for reasonable costs and expenses incurred in assisting Seller pursuant to this Section 9.20. Following the Closing, Seller shall, and shall cause its Affiliates to, cooperate reasonably fully with Purchaser and its Affiliates in the prosecution, defense, and/or settlement of any claims for which Purchaser and its Affiliates assumes liability under this Article IX. Such cooperation shall include (i) affording Purchaser, its Affiliates, its counsel and its other representatives reasonable access, upon reasonable written notice during normal business hours, to all relevant personnel, properties, books, contracts, commitments and records, (ii) furnishing promptly to Purchaser, its Affiliates, its counsel and its other representatives any information reasonably requested by it, such Affiliates, such counsel or such other representatives and (iii) providing any other assistance to Purchaser, its Affiliates, its counsel and its other representatives reasonably requested by such other party, such Affiliates, such counsel or such other representatives. Purchaser shall reimburse Seller for reasonable costs and expenses incurred in assisting Purchaser pursuant to this Section 9.20.

ARTICLE X

Indemnification

SECTION 10.01. Indemnification by Seller. (a) From and after the Closing, Seller shall indemnify Purchaser and its Affiliates (including the Transferred Entities) and each of their respective officers, directors, employees, agents and representatives, and their respective permitted successors and assigns (the “Purchaser Indemnitees”) against and hold them harmless from any loss, Liability, claim, damage, interest, fine or expense (including reasonable legal fees and expenses) (“Losses”) suffered or incurred by any such Purchaser Indemnitee to the extent arising from:

(i) (i) any breach of (A) any representation or warranty of Seller contained in this Agreement or any certificate delivered pursuant to this Agreement which survives the Closing (other than with respect to the representations and warranties contained in

Sections 4.11(b) and 4.16), (B) any representation or warranty of Seller contained in Sections 4.11(b) and 4.16 or in a certificate delivered pursuant to this Agreement which survives the Closing solely to the extent and only to the extent relating to such representations; provided that the phrase “have a Seller Material Adverse Effect” as used in Sections 4.11(b) and 4.16 (and in any such certificate solely to the extent and only to the extent relating to such representations) shall be deemed to be replaced by the words “be material to the Business in the aggregate” or (C) any covenant of Seller contained in this Agreement requiring performance on or prior to the Closing Date;

(ii) any breach of any covenant of Seller contained in this Agreement requiring performance after the Closing Date; and

(iii) any Excluded Liability; provided, however, that this Section 10.01 shall not provide for any indemnification arising out of or relating to Taxes (which are the subject of Section 10.03).

(b) Notwithstanding the foregoing, Seller shall not be required to indemnify any Purchaser Indemnitee and Seller shall not have any liability:

(i) (x) under Section 10.01(a)(i) (A) unless the aggregate of all Losses for which Seller would be liable, but for this clause (i), exceeds on a cumulative basis an amount equal to one percent (1%) of the Final Purchase Price, and then only to the extent of any such excess, and (y) under Section 10.01(a)(i)(B) unless the aggregate of all Losses for which Seller would be liable, but for this clause (i), exceeds on a cumulative basis an amount equal to one and one-half percent (1.5%) of the Final Purchase Price, and then only to the extent of any such excess;

(ii) (x) under Section 10.01(a)(i)(A) for any individual item (or series of related items) where the Loss relating thereto is less than $50,000 and such items under this clause (x) shall not be aggregated for purposes of the foregoing clause (i) of this Section 10.01(b), (y) under Section 10.01(a)(i)(B) for any individual item (or series of related items) where the Loss relating thereto is less than $100,000 and such items under this clause (y) shall not be aggregated for purposes of the foregoing clause (i) of this Section 10.01(b), and (z) under Section 10.01(a)(i)(C) for any individual item (or series of related items) where the Loss relating thereto is less than $250,000 and such items under this clause (z) shall not be aggregated for purposes of the foregoing clause (i) of this Section 10.01(b); and

(iii) under Section 10.01(a)(i), (A) other than with respect to the breach of any of the Fundamental Representations, in excess of ten percent (10%) of the Final Purchase Price and (B) with respect to a breach of any Fundamental Representations, in excess of twenty-five percent (25%) of the Final Purchase Price.

(c) In no event shall Seller be obligated to indemnify Purchaser or any Purchaser Indemnitee with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.02.

SECTION 10.02. Indemnification by Purchaser. From and after the Closing, Purchaser and the Transferred Entities shall, jointly and severally, indemnify Seller and its Affiliates (other than any Transferred Entity) and each of their respective officers, directors, employees, agents and representatives and permitted successors and assigns (the “Seller Indemnitees”) against and hold them harmless from any Loss suffered or incurred by any such Seller Indemnitee to the extent arising from (a) any breach of any representation or warranty of Purchaser contained in this Agreement which survives the Closing or any covenant of Purchaser contained in this Agreement requiring performance on or prior to the Closing Date, (b) any breach of any covenant of Purchaser contained in this Agreement requiring performance after the Closing Date and (c) any Assumed Liability; provided, however, that this Section 10.02 shall not provide for any indemnification arising out of or relating to Taxes (which are the subject of Section 10.03).

SECTION 10.03. Tax Indemnification. (a) From and after the Closing, Seller shall indemnify Purchaser Indemnitees against and hold them harmless from (i) any Taxes imposed on or with respect to the Transferred Entities for any Pre-Closing Tax Period, (ii) any Taxes imposed on a Transferred Entity as a result of, at any time prior to the Closing, being a member of a consolidated, combined, unitary or similar group of companies, (iii) the breach of any covenant or other agreement of Seller contained in Section 8.07, (iv) any Taxes relating to the Acquired Assets allocated to Seller or Selling Affiliates under Section 1.03(b)(ii), (v) any Taxes imposed on a Transferred Entity as a result of: (A) change in method of accounting; (B) installment sale; (C) open transaction or (D) closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), in each case ((A) – (D)), occurring, entered into, or executed, as the case may be, on or prior to the Closing Date; (vi) any Transfer Taxes applicable to the Acquisition to the extent such Taxes exceed $10,000,000 and (viii) any legal fees and other reasonable out-of-pocket expenses directly relating to clauses (i)-(v) of this section 10.03(a).

(b) From and after the Closing, Purchaser shall indemnify Seller against (i) any Taxes imposed on or with respect to the Transferred Entities for any Post-Closing Tax Period, (ii) any Taxes imposed on a Transferred Entity as a result of being a member of a consolidated, combined, unitary or similar group of companies at any time after the Closing, (iii) all Transfer Taxes, value added Taxes (or similar Taxes) to the extent such Taxes are not paid by Purchaser as required by Section 8.07(h) and filing or recording fees applicable to the Acquisition, (iv) the breach of any covenant or other agreement of Purchaser contained in Section 8.07 and (v) any Taxes relating to the Acquired Assets allocated to Purchaser under Section 1.03(a)(viii). The Purchaser’s liability for Transfer Taxes under this clause 10.03(b) shall be limited to the first $10,000,000 of Transfer Taxes. For the avoidance of doubt, amounts paid by Purchaser pursuant to Section 8.07(h) shall be credited against Purchaser’s obligation to indemnify for any value added Taxes (or similar Taxes) under this Section 10.03(b).

(c) Any indemnity payment to be made hereunder shall be paid within ten (10) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) business days prior to the date on which the relevant Taxes (including any estimated Tax payments) are required to be paid to the relevant taxing authority. Estimated Tax payments made by or on behalf of a Transferred Entity on or prior to the Closing Date shall be credited to any indemnity obligation under Section 10.03(a)(i).

(d) Any Taxes for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a closing of the books basis, except that in the case of Taxes, deductions or credits determined on a periodic basis, the amount of Tax, deduction or credit shall be allocated on a daily pro rata basis. These principles shall apply for the purposes of allocating any Taxes applicable to the Acquired Assets for the purposes of Article I and for allocating any refunds or credits of Tax.

(e) Seller shall have no liability under Section 10.03(a)(i) to the extent that liability is also a liability of Purchaser under Section 10.03(b)(ii)-(v). Purchaser shall have no liability under Section 10.03(b)(i) to the extent that liability is also a liability of Seller under Section 10.03(a)(ii)-(v).

SECTION 10.04. Limitations on Liability; Cooperation. (a) Notwithstanding any provision herein, neither Seller nor Purchaser shall in any event be liable to the other party or its Affiliates or Representatives on account of any indemnity obligation set forth in Section 10.01 or Section 10.02 for any indirect, consequential, special, incidental or punitive damages (including lost profits, loss of use, damage to goodwill or loss of business), other than to the extent such damages arise out of a breach of Section 4.06 and result in a diminution of value that is proximate and reasonably foreseeable.

(b) Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

(c) Purchaser further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, any Other Transaction Document, the Acquisition, any document or certificate delivered in connection herewith, the Business, the Transferred Entities, the Acquired Assets and the Assumed Liabilities or any Federal, state, local or foreign Law or otherwise (other than claims of, or causes of action arising from, fraud) or Environmental Law (including CERCLA) shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law or Environmental Law (including CERCLA), any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it or any of its Affiliates may have against Seller and its Affiliates arising under or based upon this Agreement, any Other Transaction Document, the Acquisition, any document or certificate delivered in connection herewith, the Business, the Transferred Entities, the Acquired Assets and the Assumed Liabilities or any Federal, state, local or foreign Law or otherwise or Environmental Law (including CERCLA) (except pursuant to the indemnification provisions set forth in this Article X). Notwithstanding the foregoing, this Section 10.04 shall not preclude the Purchaser Indemnitees from pursuing the remedies of specific performance, injunctive relief, non-monetary declaratory judgment or any other non-monetary equitable remedies available to the Purchaser Indemnitees under applicable Law or Environmental Law.

SECTION 10.05. Indemnity Net; Losses Net of Insurance, Etc. (a) For the purposes of the indemnification provisions set forth in this Article X, any Losses or amounts otherwise payable hereunder (including amounts relating to Taxes pursuant to Section 10.03) as reduced under Section 10.05(b) shall be determined on the basis of the net effect after giving effect to any actual cash payments, setoffs or recoupment or any payments in each case actually received, realized or retained by the indemnified party (including any amounts recovered or recoverable by the indemnified party under insurance policies) as a result of any event giving rise to a claim for such indemnification.

(b) The amount of any Loss or amount relating to Taxes pursuant to Section 10.03 for which indemnification is provided under this Article X shall be reduced to take account of any net Tax benefit (including as a result of any basis adjustment) actually realized by the indemnified party on or before the taxable year to which the indemnification relates arising from the incurrence or payment of any such Loss or amount relating to Taxes pursuant to Section 10.03. In computing the amount of any Loss or amount relating to Taxes pursuant to Section 10.03, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified Loss or amount relating to Taxes pursuant to Section 10.03.

SECTION 10.06. Termination of Indemnification. (a) The obligations to indemnify and hold harmless a party hereto pursuant to (i) Sections 10.01(a)(i) and 10.02(a), as each relates to breaches of representations and warranties, shall terminate when the applicable representation or warranty terminates pursuant to paragraph (b) below, (ii) Section 10.01(a)(i) and 10.02(a), as each relates to breaches of covenants, shall terminate at the close of business on the first anniversary of the Closing Date and (iii) the other clauses of Sections 10.01 and 10.02 shall not terminate; provided, however, that as to clause (i) and (ii) of this sentence such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

(b) The representations and warranties in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Closing solely for purposes of Sections 10.01 and 10.02 and shall terminate at the close of business on the first (1st) anniversary of the Closing Date; provided that (i) the representations in relation to Tax contained in Section 4.07 shall terminate at Closing and (ii) the Fundamental Representations shall terminate on the fifth (5th) anniversary of the Closing Date.

SECTION 10.07. Procedures Relating to Indemnification for Third Party Claims. (a) In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against the indemnified party other than claims for Taxes which are addressed by Section 10.09 (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within ten (10) business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above). Notwithstanding anything in this Section 10.07 to the contrary, (i) if such Third Party Claim would give rise to Losses that are more than 250% the amount indemnifiable by such indemnifying party pursuant to this Article X, then the indemnified party may elect to retain control of such defense, provided its legal fees and expenses shall be at its own expense and shall not be indemnified pursuant to this Article X, and the indemnifying party shall be entitled to participate in the defense thereof and (ii) if the claim for indemnification with respect to a Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment or investigation, the indemnified party shall be entitled to jointly control the defense thereof with the indemnifying party (and to employ counsel reasonably acceptable to the indemnifying party, at its own expense) for so long as such criminal proceeding, action, indictment or investigation is continuing.

(c) If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the indemnifying party’s prior written consent, not to be unreasonably withheld. If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and which releases the indemnified party completely in connection with such Third Party Claim.

SECTION 10.08. Procedures Related to Indemnification for Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 10.01 or 10.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party or does not otherwise involve a Tax claim, the resolution of which is governed by Section 10.09, the indemnified party shall deliver notice of such claim to the indemnifying party promptly after obtaining knowledge of such claim. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 10.01 or 10.02, except to the extent that the indemnifying party demonstrates that it has been prejudiced by such failure. If the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

SECTION 10.09. Procedures Relating to Indemnification of Tax Claims. (a) If a claim relating to Taxes shall be made against any indemnified party (the “tax indemnified party”) by any taxing authority, which, if successful, might result in an indemnity payment to any tax indemnified party pursuant to Article X, the tax indemnified party shall promptly notify the other party (the “tax indemnifying party”) in writing of such claim (a “Tax Claim”). If notice of a Tax Claim is not given to the tax indemnifying party within a sufficient period of time to allow the tax indemnifying party to effectively contest such Tax Claim, or in reasonable detail to apprise the tax indemnifying party of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the tax indemnifying party shall remain liable to the tax indemnified party; provided, however, that the tax indemnifying party shall have no liability under Section 10.03 to the extent that it has been actually and materially prejudiced by such failure.

(b) With respect to any Tax Claim that relates to a Pre-Closing Tax Period, the tax indemnifying party shall control all proceedings taken in connection with such Tax Claim (including selection of counsel reasonably acceptable to the tax indemnified party) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. In no case shall any tax indemnified party settle or otherwise compromise any such Tax Claim without the tax indemnifying party’s prior written consent nor shall any tax indemnifying party settle or otherwise compromise any such Tax Claim that may adversely affect the Tax liability of the tax indemnified party or any Affiliate thereof without the tax indemnified party’s prior written consent (not to be unreasonably withheld). However, in the case of a Tax Claim with respect to amounts for which Seller could be liable under Section 10.03(a) and that relate to a Straddle Period or a Post-Closing Tax Period, (i) neither party shall control the proceedings and each party shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim and (ii) neither party shall settle any such Tax Claim without prior written consent of the other.

ARTICLE XI

Termination

SECTION 11.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by:

(a) mutual written consent of Seller and Purchaser;

(b) Purchaser, if Audited 2007 EBITDA is less than Unaudited 2007 EBITDA by more than $10,000,000;

(c) Seller, if any of the conditions set forth in Section 3.02 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(d) Purchaser, if any of the conditions set forth in Section 3.01 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

(e) either party hereto, if the Closing does not occur on or prior to August 30, 2008 (the “Termination Date”); provided, however, that if as of such date the only conditions to the Closing which have not been satisfied or waived are the conditions to Closing set forth in Sections 3.01(c) and 3.02(c), then Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 11.01(e) until December 28, 2008; provided further, however, that to the extent all the conditions to Closing have been; satisfied except that Seller has failed to deliver the Audited 2007 Financial Statements on or prior to such date, Purchaser shall have the right, but not the obligation, to elect in writing (the “Extension Election”) to extend such date to no earlier than September 29, 2008 and no later than December 28, 2008 (such date, the “Extended Termination Date”), in which case neither Seller nor Purchaser shall be permitted to terminate this Agreement pursuant to this 11.01(e) until the Extended Termination Date;

provided, however, that the party seeking termination pursuant to clause (c), (d) or (e) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 11.02. Return of Confidential Information. If the transactions contemplated by this Agreement are terminated as provided herein:

(a) notwithstanding anything in the Confidentiality Agreement to the contrary, Purchaser shall return to Seller or destroy all documents and other material received by Purchaser, its Affiliates and their respective Representatives from Seller, any Selling Affiliate or any of their respective Affiliates, any Transferred Entity or Representatives relating to the transactions contemplated hereby and by the Other Transaction Documents, whether so obtained before or after the execution hereof; and

(b) all confidential information received by Purchaser, its Affiliates and their respective Representatives with respect to Seller, any Selling Affiliate, the Transferred Entities or any of their respective Affiliates, the Business, the Acquired Assets and the

Assumed Liabilities shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

SECTION 11.03. Consequences of Termination. (a) In the event of termination by Seller or Purchaser pursuant to this Article XI, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article XI, this Agreement shall become void and of no further force or effect, except for the provisions of (a) Section 7.01 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it, (b) Section 8.03 relating to publicity, (c) this Article XI, (d) Section 12.03 relating to certain expenses, (e) Section 12.04 relating to attorney fees and expenses, (f) Section 12.10 relating to finder’s fees and broker’s fees and (g) the last sentence of Section 5.09. Nothing in this Article XI shall be deemed to release either party from any liability for any intentional and material breach by such party of the terms and provisions of this Agreement prior to such termination or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

(b) If (i) Seller has failed to deliver the Audited 2007 Financial Statements on or prior to the Termination Date, or to the extent Purchaser has made an Extension Election, the Extended Termination Date and Purchaser thereafter terminates this Agreement pursuant to Section 11.01(e) or (ii) Purchaser terminates this Agreement pursuant to Section 11.01(b), then in either such case Seller shall reimburse Purchaser for all fees in connection with the Financing and otherwise for all reasonable out-of-pocket costs and expenses incurred by Purchaser and the Equity Funds in connection with this Agreement and the transactions contemplated hereby up to an amount not to exceed $30,000,000.

ARTICLE XII

Miscellaneous

SECTION 12.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or Seller (including by operation of Law in connection with a merger, consolidation or sale of all or substantially all the assets of Purchaser or Seller) without the prior written consent of the other party hereto; provided that (a) Seller may assign its rights and obligations hereunder to (i) any wholly-owned subsidiary of Seller or (ii) any transferee of all or substantially all of the assets of Seller, in each case without the consent of Purchaser and (b) Purchaser may assign its rights, in whole or in part, (i) to one or more of its wholly-owned subsidiaries or (ii) by way of security to the Lenders and any permitted assigns thereof under the definitive documentation in respect of the Debt Financing, but in the case of clauses (a)(i) and (b), no such assignment will relieve Seller or Purchaser of its respective obligations under this Agreement. In respect of clause (b)(ii) in the preceding sentence, Purchaser acknowledges and agrees that the rights conferred on any such assignee shall only be exercisable at the same time as it exercises its security under such finance arrangements and Seller acknowledges that such assignee shall have the right to freely transfer the benefit of this Agreement to any party to which the Business is sold. Any attempted assignment in violation of this Section 12.01 shall be void.

SECTION 12.02. No Third-Party Beneficiaries. Except as provided in Article X, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 12.03. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement (including in Sections 1.05(b), 2.02(b), 5.09 (the last sentence thereof), 7.05, 7.07, 8.02(a), 8.09, 10.07, 11.03 and 12.04), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

SECTION 12.04. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 12.05. Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. Any such waiver shall only be effective in the specific instance and for the specific and limited purpose for which it was given and shall not be deemed a waiver of any other provision of this Agreement or of the same breach or default upon any recurrence thereof. No failure on the part of any party to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 12.06. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile (with confirmation of receipt) or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if by facsimile, when receipt is so confirmed, or if mailed, three (3) days after mailing (one (1) business day in the case of overnight mail or overnight courier service), as follows (or at such other address for a party as shall be specified by like notice):

(a) if to Purchaser,

Cidron Healthcare Limited

26 Esplanade

St Helier Jersey JE2 3QA

Attention: Director

with a copy to (such copy not to constitute notice hereunder):

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036

Attention: Oliver C. Brahmst, Esq.
Daniel M. Latham, Esq.

White & Case Advokat AB
Biblioteksgatan 12
Box 5573
SE-114 85 Stockholm
Sweden

Attention: Claes Zettermarck, Esq.; and

(b) if to Seller,

Bristol-Myers Squibb Company
345 Park Avenue
New York, NY 10154
Facsimile: (212) 546-9562

Attention: General Counsel

with a copy to (such copy not to constitute notice hereunder):

Bristol-Myers Squibb Pharmaceutical Group
Route 206 & Province Line Road
Princeton, NJ 08540
Facsimile: (609) 252-7680

Attention: P. Joseph Campisi, Jr., Esq.

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Facsimile: (212) 474-3700

Attention: Susan Webster, Esq.
Thomas E. Dunn, Esq.

SECTION 12.07. Interpretation; Exhibits and Seller Disclosure Schedule; Certain Definitions. (a) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and

“including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections or Exhibits of this Agreement and (iv) the headings contained in this Agreement, the Seller Disclosure Schedule or any Exhibit and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of the Seller Disclosure Schedule shall be deemed set forth for all purposes of the Seller Disclosure Schedule to the extent the relevance and applicability of such disclosure to such other subprovision, Section or subsection is reasonably apparent. The Seller Disclosure Schedule and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the Seller Disclosure Schedule or any Exhibit annexed hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) For all purposes hereof:

“Accounts Payable” means all accounts payable and liabilities, obligations and commitments, regardless of when asserted, billed or imposed, of Seller and its Affiliates.

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or the Selling Affiliates as of the effective time of the Closing on the Closing Date, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered prior to the effective time of the Closing and the full benefit of any security for such accounts or debts.

“Acquired Liabilities” means the Assumed Liabilities that are not Liabilities of Transferred Entities as of the effective time of the Closing Date.

“Act” means the Federal Food, Drug and Cosmetics Act, 21 U.S.C. 321 et. seq., as amended, and the rules, regulations and guidance documents promulgated thereunder.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Audited 2007 EBITDA” means EBITDA for the year ended December 31, 2007, as derived from the Audited Financial Statements for such fiscal year.

“Audited 2007 EBITDA Reduction Amount” means (i) if Audited 2007 EBITDA is less than Unaudited 2007 EBITDA by more than $1,500,000, the lesser of (x) the amount of such deficiency multiplied by 11.5 and (y) $115,000,000 (which amount shall, for the avoidance of doubt, reduce the Purchase Price in accordance with the definition thereof notwithstanding that Purchaser was entitled to terminate this Agreement pursuant to Section 11.01(b)), and (ii) if Audited 2007 EBITDA equals, exceeds or is not less than Unaudited 2007 EBITDA by more than $1,500,000, zero.

“Balance Sheet” means the unaudited carve-out balance sheet of the Business as of December 31, 2007.

“Brands” means the brands listed in Section 12.07(b)(i) of the Seller Disclosure Schedule.

“business day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in the City of New York or Stockholm, Sweden.

“Business Employee” means any employee who is employed by Seller or its Affiliates in connection with the Business, and whose services are primarily related to the Business and who is listed (by name or by category and number) in the Confidential Employee Benefit Letter, but excluding, in each case, employees whose services primarily relate to the Excluded Assets.

“Cash” means the sum of cash, cash equivalents and liquid investments as determined under U.S. GAAP.

“dollars” or “$” means lawful money of the United States of America.

“EBITDA” means, for any period, the sum of (i) operating income, (ii) depreciation and (iii) amortization for such period as set forth in the Financial Statements for such period.

“Environmental Law” means any notice of liability, inquiry or violation, Law or Injunction issued by or entered into with any Governmental Entity, relating to pollution, protection of the environment or human health or the preservation or restoration of natural resources.

“Environmental Liability” means any Liability, loss, demand, claim or cost, contingent or otherwise (including any Liability for judgments, orders, damages, costs of investigation, remediation or monitoring, medical monitoring, natural resources damages, fines, penalties, professional fees, or settlements), and relating to, arising under or resulting from (a) any actual or alleged (i) compliance or noncompliance with any Environmental Law or Environmental Permit, (ii) generation, use, storage, management, treatment, transportation or disposal of any Hazardous Material or (iii) presence, Release or threatened Release of, or exposure to, any Hazardous Material (including any exposure of any Business Employee, Former Business Employee, Transferred Employee or former employee or independent contractor of the Transferred Entities or the Business to Hazardous Materials) or (b) any contract, agreement, or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any certificate, consent, permit, license, registration, approval or other authorization issued under or pursuant to Environmental Laws or otherwise relating to the use, emission or discharge of Hazardous Materials.

“ERISA Affiliate” means, with respect to any entity, any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Excluded Tax Items” includes the following: Current Assets—Deferred income taxes; net of valuation allowances; Total Assets; Current Liabilities—Deferred income taxes payable; Current Liabilities—U.S. and foreign income taxes payable; Total Current Liabilities; Total Liabilities; Deferred income taxes – long term; Divisional Equity—Parent’s investment; Divisional Equity—Accumulated other comprehensive income (net of tax); Total Divisional Equity; provision for income taxes; Statement of Earnings—net earnings; Statement of Earning—Comprehensive Income; deferred income tax (benefit)/expense; U.S. and foreign income taxes payable; net cash provided by operating activities; income tax paid; and any footnote disclosure related to Tax matters.

“Financial Statements” means, collectively, the Audited 2004-2006 Financial Statements, the Unaudited 2007 Financial Statements and the Audited 2007 Financial Statements.

“Former Business Employee” means any individual who, as of his or her termination date, was an employee who was employed by Seller or its Affiliates in connection with the Business, and whose services are primarily related to the Business and whose services did not primarily relate to the Excluded Assets.

“Fundamental Representations” means the representations in Sections 4.03 and 4.05(a), and 4.05(b) (in each case solely to the extent related to the Fundamental Transferred Entities) and Section 4.01.

“Fundamental Transferred Entities” means ConvaTec Dominican Republic, Inc., ConvaTec Limited, AMCARE Limited, ConvaTec Specialty Fibres Limited and Laboratories ConvaTec SAS.

“Hazardous Material” means any hazardous, toxic or deleterious chemical, material, substance or waste, including radioactive, explosive, medical or biohazardous materials or wastes, petroleum and its byproducts and distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or urea formaldehyde foam insulation.

“Indebtedness” means, with respect to any person, without duplication: (i) the principal of and any premium in respect of indebtedness for borrowed money, including any accrued interest and any cost or penalty associated with prepaying any such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations or any guarantee of the foregoing; (ii) obligations under or with respect to (A) acceptances, letters of credit or similar arrangements and (B) bank guarantees and surety bonds (other than those issued for the benefit of the Transferred Entities); (iii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn out” payments; (iv) guarantees with respect to any Indebtedness of any other person; and (v) any lease obligations that are properly characterized as capitalized leases under GAAP; provided, that Indebtedness shall not include any Current Liability to the extent it is reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.02 Closing Working Capital.

“International Acquired Assets” means all the Acquired Assets that are owned by any International Selling Affiliate as of the effective time of the Closing Date.

“International Assumed Liabilities” means all the Assumed Liabilities that are Liabilities of any International Selling Affiliate as of the effective time of the Closing Date.

“International Purchased Company” means any Purchased Company that is a legal entity organized under the laws of a jurisdiction outside the United States.

“International Selling Affiliate” means any Selling Affiliate that is a legal entity organized under the laws of a jurisdiction outside the United States.

“International Transferred Shares” means the Transferred Equity Interests that are equity interests in an International Purchased Company.

“Inventory” means all raw materials, work-in-process, packaging, labels, supplies and finished goods (including in transit, on consignment or in the possession of any third party) and other inventories.

“IP Assignment Documents” means with respect to any Transferred Intellectual Property, intellectual property (patent, trademark, copyright and domain name) assignments of such Transferred Intellectual Property.

“ITO Services Agreement” means the ITO Services Agreement between Mead Johnson & Company and Purchaser in substantially the form of Exhibit I.

“knowledge of Seller” means the current actual knowledge of the persons identified in Section 12.07(b)(ii) of the Seller Disclosure Schedule.

“Manufacturing Knowhow” means knowhow, technology, data, designs, process and methods relating to the manufacture and production of products.

“Other Transaction Documents” means the Transaction Documents other than this Agreement.

“Permits” means all certificates, licenses, consents, permits (including occupancy permits), authorizations, registrations and approvals (including 510(k) clearances and foreign equivalents and any marketing or pricing approvals granted by any regulatory entity and all materials and Intellectual Property related thereto) from any Governmental Entity but excluding any and all Environmental Permits.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Plastibase License Agreement” means the Plastibase License Agreement between Seller and Purchaser in substantially the form of Exhibit F.

“Plastibase Supply Agreement” means the Plastibase Supply Agreement between E.R. Squibb & Sons, L.L.C. and Purchaser in substantially the form of Exhibit G.

“Plastibase Trademark License Agreement” means the Plastibase Trademark License Agreement between Mead Johnson & Company and Purchaser in substantially the form of Exhibit H.

“Prime Rate” means the rate of interest from time to time publicly announced by Citibank, N.A., in its New York City office as its prime or base rate, calculated on the basis of the actual number of days elapsed over 365.

“Product Formulae” means the specific percentages and specifications for the mixing and preparation of the ingredients and/or the specific quantities, volumes, dimensions or weights and associated specifications of components, materials and/or subassemblies used in the manufacture or assembly of a specific Product, taken as a whole and not in part. For the avoidance of doubt, (a) a Product Formulae does not include Manufacturing Knowhow associated with the manufacture of the Product to which such Product Formulae relates and (b) does not refer separately to a particular ingredient or specification or combination of ingredients and/or specifications that do not comprise the entire, specific Product Formulae.

“Products” means with respect to the Brands, the products represented by the SKUs for such Brands listed in Section 12.07(b)(i) of the Seller Disclosure Schedule.

“Purchase Price” means $4,080,000,000 minus the Audited 2007 EBITDA Reduction Amount, if any.

“Purchaser Material Adverse Effect” means any state of facts, change, development, condition, effect, event or occurrence that (a) prevents or materially impedes or delays the consummation of the Acquisition or the other transactions contemplated by this Agreement or (b) has a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Other Transaction Documents.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” of any person shall mean such person’s directors, managers, members, officers, employees, agents, advisors and representatives (including, without limitation, attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Retained Cash” means the excess of the amount of Cash held by the Transferred Entities at 12:01 a.m. on the Closing Date in the jurisdiction in which such Cash is held minus the amount of Cash distributed to Seller or its Affiliates from the Transferred Entities on the Closing Date.

“Seller Material Adverse Effect” means any state of facts, change, development, condition, effect, event or occurrence that, (a) has a material adverse effect on the assets, liabilities, financial condition or operating results of the Business (including the Transferred Entities), taken as a whole, (b) prevents or materially impedes or delays the consummation of the Acquisition or the other transactions contemplated by this Agreement or (c) has a material adverse effect on the ability of Seller to perform its obligations under this Agreement and the Other Transaction Documents. For purposes of this Agreement, “Seller Material Adverse Effect” shall exclude any effects to the extent resulting from (i) changes in the United States or foreign economies in general that do not have a disproportionately negative effect on the Business (including the Transferred Entities), taken as a whole, as compared to other companies or businesses in the industries in which the Business operates, (ii) changes in applicable Law or applicable accounting regulations or principles or interpretations thereof that do not have a disproportionately negative effect on the Business (including the Transferred Entities), taken as a whole, as compared to other companies or businesses in the industries in which the Business operates, (iii) changes in industries relating to the Business in general and not specifically relating to the Business that do not have a disproportionately negative effect on the Business (including the Transferred Entities), taken as a whole, as compared to other companies or businesses in the industries in which the Business operates, (iv) one (1) or more Business Employees voluntarily or involuntarily due to cause ceasing to be employed by the Business, (v) the announcement by Seller of its intention to sell the Business, (vi) the execution and delivery of this Agreement (including the disclosure of the identity of Purchaser) or any Other Transaction Document or (vii) the consummation of the transactions contemplated hereby or thereby.

“Selling Affiliate” means each Affiliate of Seller identified in Section A of the Seller Disclosure Schedule.

“Solvent”, when used with respect to any person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable Federal laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

“Technology License Agreement” means the Technology License Agreement between Seller and Purchaser in substantially the form of Exhibit D.

“Transaction Documents” means (a) this Agreement, (b) the Transitional Services Agreement, (c) the Technology License Agreement, (d) the Transfer Documents, (e) the Plastibase License Agreement, (f) the Plastibase Supply Agreement, (g) the Plastibase Trademark License Agreement and (h) the ITO Services Agreement.

“Transfer Documents” means the documents that are executed and delivered pursuant to Sections 2.01(b)(i), 2.01(b)(ii), 2.01(b)(iii), 2.01(c)(ii), 2.01(c)(iii) and 2.01(c)(iv).

“Transitional Services Agreement” means the transitional services agreement between Seller and Purchaser in substantially the form of Exhibit C.

“Unaudited 2007 EBITDA” means $333,300,000.

“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect as of the date hereof.

(c) The following terms have the meanings given such terms in the Sections set forth below:

Term	Section
2007 Balance Sheet Working Capital	2.02(c)
Accounting Firm	2.02(b)

Term	Section
Accounts Payable	12.07(b)
Accounts Receivable	12.07(b)
Acquired Assets	1.02(a)
Acquired Liabilities	12.07(b)
Acquired Rights Directive	9.01(f)
Acquisition	Preamble
Act	12.07(b)
Affiliate	12.07(b)
Agreement	Preamble
Asset Transfer	9.06(b)
Assumed Accounts Payable	1.03(a)(iv)
Assumed Liabilities	1.03(a)
Audited 2004-2006 Financial Statements	4.06(a)
Audited 2007 EBITDA	12.07(b)
Audited 2007 EBITDA Reduction Amount	12.07(b)
Audited 2007 Financial Statements	5.08
Balance Sheet	12.07(b)
Benefit Plan	4.14(a)
Benefits Services	8.09(c)
BMS Names	7.03(a)
Brands	12.07(b)
Business	Preamble
business day	12.07(b)
Business Employee	12.07(b)
Cash	12.07(b)
CERCLA	4.17
Closing	2.01(a)
Closing Date	2.01(a)
Closing Date Amount	2.01(c)(i)
Closing Indebtedness	2.02(a)
Closing Working Capital	2.02(a)
CMS	7.04(b)
COBRA	9.05(b)
Code	4.07(a)
Commencement Date	9.01(b)
Competing Business	5.06(a)
Competing Product	5.06(a)
Confidential Employee Benefit Letter	9.01(c)
Confidential Information	5.05
Confidentiality Agreement	7.01
Contracts	1.02(a)(vii)
control	12.07(b)
Continuation Period	9.05(a)

Term	Section
Copyrights	4.10(e)(iii)
Current Assets	2.02(d)
Current Liabilities	2.02(d)
Debt Commitment Letter	6.05
Debt Financing	6.05
DOJ	8.04(a)
dollars	12.07(b)
EBITDA	12.07(b)
Environmental Law	12.07(b)
Environmental Liability	12.07(b)
Environmental Permit	12.07(b)
Environmental Reports	4.17
Equity Commitment Letters	6.05
Equity Financing	6.05
Equity Fund	6.05
ERISA	4.14(a)
ERISA Affiliate	12.07(b)
Excluded Assets	1.02(b)
Excluded Liability	1.03(b)
Excluded Personal Property	1.02(b)(ix)
Excluded Tax Item	4.06(a)
Extended Termination Date	11.01(e)
Extension Election	11.01(e)
FDA	7.04(a)
Final Purchase Price	2.02(c)
Financial Statements	12.07(b)
Financing	6.05
Financing Letters	6.05
Foreign Benefit Plans	4.14(i)
Foreign Transferred Employees	9.01(d)
Former Business Employee	12.07(b)
FSA Participant	9.07(c)
FSA Participation Period	9.07(c)
FTC	8.05(a)
Fundamental Representations	12.07(b)
Fundamental Transferred Entities	12.07(b)
Governmental Entity	3.01(b)
Hazardous Material	12.07(b)
HSR Act	3.01(c)
Inactive Business Employee	9.01(b)
including	12.07(a)
Indebtedness	12.07(b)
indemnified party	10.07(a)

Term	Section
Initial Purchase Price Allocation	8.07(a)
Injunction	3.01(b)
Intellectual Property	4.10(e)
Interim Facility Letter	6.05
International Acquired Assets	12.07(b)
International Asset Purchase Agreement	1.01(b)
International Assumed Liabilities	12.07(b)
International Purchased Company	12.07(b)
International Selling Affiliate	12.07(b)
International Stock Purchase Agreement	1.01(c)
International Transferred Shares	12.07(b)
Inventory	12.07(b)
IP Assignment Documents	12.07(b)
knowledge of Seller	12.07(b)
Last Lot Expiration Dates	7.04
Law	3.01(b)
Lease	4.09(d)
Leased Property	4.09(b)
Liabilities	1.03(a)
Liens	4.02(a)
Losses	10.01(a)
Manufacturing Knowhow	12.07(b)
Miscellaneous Rights	1.02(a)(vi)
Non-Compete Period	5.06(a)
Non-U.S. Customer List	8.08
Notice of Disagreement	2.02(b)
Other Rights	1.02(a)(xi)
Other Transaction Documents	12.07(b)
Owned Property	4.09(a)
Patents	4.10(e)(i)
Payroll Services	8.09(c)
PBGC	4.14(b)
Permits	12.07(b)
Permitted Liens	4.08
person	12.07(b)
Personal Property	1.02(a)(ii)
Personnel Records	9.18
Post-Closing Tax Period	4.07(a)
Post-Services Costs	8.09(a)
PR Code	4.14(c)
Pre-Closing Service	9.04
Pre-Closing Tax Period	4.07(a)
Prime Rate	12.07(b)

Term	Section
Product Formulae	12.07(b)
Products	12.07(b)
PR SIP	9.06(a)
Purchase Price	12.07(b)
Purchased Companies	Preamble
Purchased Companies’ Equity Interests	Preamble
Purchased Company Subsidiaries	Preamble
Purchased Company Subsidiaries’ Equity Interests	Preamble
Purchaser	Preamble
Purchaser Indemnitees	10.01(a)
Purchaser Material Adverse Effect	12.07(b)
Purchaser’s Cafeteria Plan	9.07(c)
Purchaser’s Disability Plans	9.08
Purchaser’s Foreign Health and Welfare Plans	9.17
Purchaser’s Foreign Retirement Plans	9.17(b)
Purchaser’s Health Plans	9.06(a)
Purchaser’s Life and Accident Insurance Plans	9.09(a)
Purchaser’s PR 401(k) Plan	9.06(a)
Purchaser’s Severance Plan	9.05(b)
Purchaser’s U.S. 401(k) Plan	9.06(a)
Records	1.02(a)(xii)
Release	12.07(b)
Representatives	12.07(b)
Restricted Transferred Employees	5.07
Retained Cash	12.07(b)
Retained Litigation Liabilities	1.03(b)(iii)
Retention Period	9.18
Seller	Preamble
Seller Change of Control Event	5.06(a)
Seller Disclosure Schedule	Article IV
Seller Indemnitees	10.02
Seller Material Adverse Effect	12.07(b)
Seller’s Cafeteria Plan	9.07(c)
Seller’s Disability Plans	9.08
Seller’s Foreign Retirement Plans	9.17(b)
Seller’s Health Plans	9.07(a)
Seller’s Incentive Plans	9.10
Seller’s Life and Accident Insurance Plans	9.09(a)
Seller’s Retiree Health Plans	9.07(b)
Seller’s Retiree Life and Accident Insurance Plans	9.09(b)
Seller’s Stock Fund	9.06
Seller’s UK DB Pension Plan	9.02(f)
Seller’s UK Supplemental Pension Program	9.02(f)

Term	Section
Selling Affiliate	12.07(b)
Service	8.09(a)
Set-Up and Administrative Costs	8.09(a)
Solvent	12.07(b)
Sponsor Guarantees	6.09
Statement	2.02(a)
Straddle Period	4.07(a)
subsidiary	12.07(b)
Support Services	8.05
Target Working Capital	2.02(c)
Tax Claim	10.09(a)
Taxes	4.07(a)
tax indemnified party	10.09(a)
tax indemnifying party	10.09(a)
Tax Return	4.07(a)
Technology	4.10(e)(v)
Technology License Agreement	12.07(b)
Termination Date	11.01(e)
Third Party Claim	10.07(a)
Trademarks	4.10(e)(ii)
Transaction Documents	12.07(b)
Transfer Documents	12.07(b)
Transfer Taxes	4.07(a)
Transferred Accounts Receivable	1.02(a)(v)
Transferred Contracts	1.02(a)(vii)
Transferred Employee	9.01(c)
Transferred Entities	Preamble
Transferred Entity Contract	4.11
Transferred Entity Intellectual Property	4.10(b)
Transferred Entity Permits	4.12(a)
Transferred Entity Voting Debt	4.05(a)
Transferred Environmental Permits	1.02(a)(x)
Transferred Equity Interests	Preamble
Transferred Intellectual Property	1.02(a)(iii)
Transferred Inventory	1.02(a)(iv)
Transferred Miscellaneous Rights	1.02(a)(vi)
Transferred Other Rights	1.02(a)(xi)
Transferred Permits	1.02(a)(ix)
Transferred Personal Property	1.02(a)(ii)
Transferred Plan Assets	1.02(a)(viii)
Transferred Real Property	1.02(a)(i)
Transferred Real Property Contracts	1.02(a)(i)
Transferred Records	1.02(a)(xii)

Term	Section
Transitional Services Agreement	12.07(b)
Treasury Services	8.09(c)
UK Transferred Employees	9.02(f)
Unaudited 2007 EBITDA	12.07(b)
Unaudited 2007 Financial Statements	4.06(a)
Unregistered Intellectual Property	4.10(e)(iv)
U.S. Benefit Plans	4.14(a)
U.S. Customer List	8.08(a)
U.S. GAAP	12.07(b)
U.S. SIP	9.06(a)
U.S. Transferred Employees	9.01(c)
WARN	9.16
Working Capital	2.02(d)
Working Capital Principles	2.02(e)

SECTION 12.08. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 12.09. Entire Agreement. This Agreement, the Other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

SECTION 12.10. Fees. Each party hereto hereby represents and warrants that (a) the only brokers or finders that have acted for such party (and, in the case of Seller, each Affiliate of Seller and each Transferred Entity) in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder’s fee or commission in respect thereof are Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated with respect to Seller, its Affiliates and the Transferred Entities and Bear Stearns International Limited with respect to Purchaser and (b) each party shall pay all fees or commissions which may be payable to the firm so named with respect to such party.

SECTION 12.11. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 12.12. Enforcement. The parties agree that irreparable damage would result and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance (including causing Purchaser to enforce its rights under any of the Financing Letters), in addition to all other remedies available to the parties at law or in equity as a remedy for any such breach or threatened breach. Each party agrees to (a) cooperate fully in any attempt by the other party in obtaining any such equitable remedy and (b) waive any requirement for the security or posting of any bond in connection with any such equitable remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of the provisions of this Agreement. Such equitable remedies may be sought in the Supreme Court of the State of New York sitting in New York County (and, if such Supreme Court of the State of New York shall be unavailable, in any other New York State court or in the United States District Court for the Southern District of New York), and any appellate court from any thereof.

SECTION 12.13. Consent to Jurisdiction. Each of Purchaser and Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, and any appellate court from any thereof, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Other Transaction Documents or any transaction contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each party irrevocably and unconditionally agrees that all claims in respect of any such suit, action or other proceeding may be heard and determined in such New York State or, to the extent permitted by applicable Law, in such Federal court. Each of Purchaser and Seller agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 12.13. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Other Transaction Documents or the transactions contemplated hereby or thereby in any court referred to in the first sentence of this Section 12.13 and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 12.14. Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any of the Other Transaction Documents or any transaction contemplated hereby or thereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.14.

SECTION 12.15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY,

by
Name:
Title:

CIDRON HEALTHCARE LIMITED,

by
Name:
Title:

100